As filed with the Securities and Exchange Commission on June 30, 2006

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WACCAMAW BANKSHARES, INC.

(Exact name of registrant as specified in charter)

North Carolina	6022	52-2329563
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

110 North J.K. Powell Boulevard

Whiteville, North Carolina 28472

(910) 641-0044

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James G. Graham

President and Chief Executive Officer

Waccamaw Bankshares, Inc.

110 North J.K. Powell Boulevard

Whiteville, North Carolina 28472

(910) 641-0044

(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:

Anthony Gaeta, Jr., Esq.

Phillip B. Kennedy, Esq.

Gaeta & Eveson, P.A.

8305 Falls of Neuse Road, Suite 203

Raleigh, North Carolina 27615

(919) 845-2558

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee(2)
Units consisting of one share of common stock and one warrant to purchase one share of common stock, no par value	625,000(3)	$16.58	$10,000,000	$1,109
Rights to Purchase Common Stock(4)	625,000	N/A	N/A	N/A

(1)	For purposes of illustration only.
(2)	Calculation based on Rule 457(c).
(3)	These units are to be registered for issuance to shareholders of record as of the record date who choose to exercise their right to subscribe for one unit for each seven shares of common stock then owned by the shareholder.
(4)	Rights to purchase one unit for every seven shares of common stock owned, granted to shareholders of record on , 2006.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED JUNE 30, 2006

PROSPECTUS

                 UNITS

(Consisting of One Share of Common Stock and One Warrant)

OFFERING PRICE $     PER UNIT

[Waccamaw Bankshares, Inc. Logo]

We are Waccamaw Bankshares, Inc., the holding company for Waccamaw Bank, a North Carolina-chartered community bank headquartered in Whiteville, North Carolina.

We are offering up to              units at a price of $             per unit. Each unit consists of one share of our common stock and one warrant to purchase one share of our common stock at a price of $             at any time until                     , 2009. Such units are being offered in a rights offering to our shareholders of record as of the close of business on                     , 2006. Each shareholder has the right to purchase one unit for each seven shares of common stock owned as of                     , 2006. Additionally, shareholders may oversubscribe for additional units, however, we can give no assurance that any such oversubscriptions will be filled.

There is currently no public market for either the units or the warrants. Upon closing, the common stock and the warrants represented by each unit will trade separately. Our common stock is traded on the Nasdaq Capital Market under the symbol “WBNK” and we expect the warrants to be approved for listing on the Nasdaq Capital Market under the symbol “WBNKW.” The last reported sales price of our common stock on                     , 2006 was $             per share.

Investing in our units involves risks. We urge you to carefully read “ Risk Factors” beginning on page 9 before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

The securities offered by this prospectus are not savings accounts, deposits or obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Per Unit	Total
Offering Price	$	$
Estimated expenses of the Offering(1)	$	$
Net proceeds before expenses to Waccamaw Bankshares, Inc.	$	$

(1)	We will be conducting this offering. Expenses of this offering include legal, accounting, printing and postage.

The date of this prospectus is                     , 2006

[Waccamaw Bankshares, Inc. logo]

Offices

Main Office	Operations Center	Tabor City
110 N. Powell Blvd. Whiteville, NC 28472	809 S. Madison St. Whiteville, NC 28472	105 Hickman Rd. Tabor City, NC 28463

Chadbourn	Shallotte	Holden Beach
111 Strawberry Blvd. Chadbourn, NC 28431	4949 Main St. Shallotte, NC 28470	3178 Holden Beach Rd., SW Supply, NC 28462

Southport	Elizabethtown	Wilmington
701 N. Howe St. Towngate Crossing, Suite 3 Southport, NC 28461	306 S. Poplar St. Elizabethtown, NC 28337	29 S. Kerr Ave. Wilmington, NC 28403

Southport*	Heath Springs
4945 Southport-Supply Road, SE Southport, NC 28461 *Under construction	202 N. Main St. Heath Springs, SC 29058

PROSPECTUS SUMMARY

This summary highlights information contained in this prospectus. Because this is a summary, it may not contain all of the information that is important to you. Therefore, you should also read the more detailed information in this prospectus and our consolidated financial statements included in this prospectus. References in this prospectus to “we,” “us,” and “our” refer to Waccamaw Bankshares, Inc. and its consolidated subsidiary, Waccamaw Bank, unless otherwise specified. References to the bank refer to Waccamaw Bank.

Who We Are

Waccamaw Bankshares, Inc. is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through nine full service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte, Holden Beach, Southport and Wilmington, North Carolina and Heath Springs, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster County, South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company. In December 2005, we announced that we had entered into an agreement to acquire The Bank of Heath Springs, Heath Springs, South Carolina and merge that institution into Waccamaw Bank. We completed that merger on April 28, 2006 adding $20.1 million in assets and one additional office to Waccamaw Bank.

At March 31, 2006 we had:

•	Assets of $336.7 million,

•	Loans of $267.1 million,

•	Deposits of $283.5 million,

•	Stockholders’ equity of $23.6 million,

•	Diluted earnings per share of $0.18 (first three months of 2006),

•	Return on average assets of 1.02%, and

•	Return on average equity of 14.50%.

Our lending activities are oriented to the consumer and retail customer as well as small- to medium-sized businesses in our market area. Accordingly, we offer the standard compliment of commercial, consumer and mortgage lending products, as well as the ability to structure products to fit specialized needs. We emphasize superior customer service and responsive decision making delivered with the convenience of modern technology. We have developed a loan portfolio that is primarily composed of loans secured by real estate. Such loans comprised approximately 84.15% of our loan portfolio at March 31, 2006. We believe we have created and maintain a strong credit culture. As of March 31, 2006, our non-performing assets totaled $2,007,000 or 0.60% of total assets.

The deposit services offered by our bank include small business and personal checking, savings accounts and certificates of deposit. Our bank concentrates on customer relationships in building its customer deposit base and competes aggressively in the area of transaction accounts. At June 30, 2005, the most current data provided by the FDIC Deposit Market Share Report indicated that we controlled over 26% of the deposits in Columbus County where Whiteville is located, over 6% of the deposits in Brunswick County and 0.65% of the deposits in New Hanover County. Because we entered Bladen County after June 30, 2005, no market share data is available. With our acquisition of The Bank of Heath Springs, we control nearly 5% of the deposits in Lancaster County, South Carolina.

Our growth strategy has centered on the expansion of our franchise through the opening of new bank offices. Very soon after opening our main office in Whiteville, we opened offices in Tabor City and Chadbourn, North Carolina. In 2000, we established offices in Shallotte and Holden Beach in Brunswick County, North Carolina. In 2004, we opened our Wilmington office, expanding into the vibrant New Hanover market. A third Brunswick County location was opened in 2005 with the addition of our Southport office and in the same year we entered Bladen County with the opening of our Elizabethtown office. With the acquisition of The Bank of Heath Springs, we added an office in Heath Springs, South Carolina and the ability to establish additional offices throughout South Carolina. We expect in the future to branch into areas of South Carolina contiguous to our current primary market area along the North Carolina-South Carolina border and coastline, although no branch applications are currently pending.

We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank’s deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com. Information contained on our website is not part of this prospectus.

Strategy

From our initial office in Whiteville, the county seat of Columbus County, we have expanded into neighboring towns and the contiguous counties of Bladen, Brunswick and New Hanover. With our strategic acquisition of the Bank of Heath Springs in Lancaster County, South Carolina, the legal restrictions on establishing branch offices in South Carolina have been eliminated and we may branch throughout the State of South Carolina. We currently anticipate that our future expansion will be along the North Carolina-South Carolina border and coastline. We will be open to opportunities that may present themselves in the form of whole bank or branch acquisitions in North and South Carolina. We believe our track record of opening community-based full service branches in contiguous towns and counties will continue to be the primary thrust of our expansion strategy. We have no immediate plans to expand our product and service base beyond that currently being provided and therefore will continue to direct our efforts to serving the banking needs of retail customers and small- to medium-sized businesses in our market area. Commercial lending secured by real estate will continue to be a focus of our lending activities and we will continue to focus our products and services to persons who reside, or do business, in our market areas.

Market Area

Our market area includes the counties of Columbus, Bladen, Brunswick, and New Hanover, North Carolina and Lancaster County, South Carolina. Total deposits in our market area exceed $5.7 billion.

Columbus County is located in the southeastern portion of North Carolina near the South Carolina border. Whiteville, the largest city in the county, is approximately 45 miles west of Wilmington, North Carolina, 150 miles southeast of Charlotte, North Carolina, and 45 miles north of Myrtle Beach, South Carolina. These cities all have national or regional airports. Columbus County had an estimated 2005 population of 55,000 and an estimated 2005 median family income of $39,000.

Brunswick County is adjacent to Columbus County to the southeast and also borders South Carolina. Shallotte, the largest city in the county, is approximately 35 miles southwest of Wilmington and 35 miles northeast of Myrtle Beach. Brunswick County had an estimated 2005 population of 89,000 and an estimated 2005 median family income of $54,200.

New Hanover County is a coastal county and adjacent to Brunswick County to the north. Wilmington, the largest city in the county, has a diversified economy which includes shipping, manufacturing, medical and retail industries. New Hanover County had an estimated 2005 population of 180,000 and an estimated 2005 median family income of $54,200.

Bladen County is adjacent to Columbus County to the northeast. Elizabethtown, the largest city in the county is approximately 50 miles northwest of Wilmington and 80 miles northwest of Myrtle Beach. Bladen County had an estimated 2005 population of 33,000 and an estimated 2005 median family income of $40,000.

Lancaster County is located in the Piedmont region of South Carolina and borders North Carolina to its north. Our branch in Heath Springs is approximately 50 miles south of Charlotte and 100 miles west of Whiteville. Lancaster County had an estimated 2005 population of 63,113 and an average estimated 2005 median family income of 47,449.

In our market area, the principal components of the economy are manufacturing, agriculture and tourism. Manufacturing employment is concentrated in the wood products and textile industries. The primary agriculture products are tobacco and hogs.

THE OFFERING

Units offered for sale

             units consisting of one share of our common stock and one detachable warrant. Each warrant will entitle the holder to purchase one share of our common stock at a price per share of $             at any time until                     , 2009, unless such warrants are subject to early cancellation. Holders of units will be holders of both the common stock and the warrants and will have the same rights, preferences and privileges as a holder of each security. The units will be represented by two separate certificates, one representing shares of our common stock and one representing warrants. You will not receive separate certificates for the units.

Shares of common stock outstanding after the offering	shares

Offering price	$ per unit

Market for the units, common stock and warrants

Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol “WBNK.” There is currently no public market for either the units or the warrants. Upon closing, the common stock and the warrants represented by each unit will trade separately. We expect the warrants to be listed for trading on the Nasdaq Capital Market under the symbol “WBNKW.”

Subscription Procedures

Rights Offering

Shareholders of record as of the close of business on                     , 2006 may subscribe for units by submitting a completed Subscription Offer Form together with a check on or before the rights offering subscription deadline of                     , 2006. Shareholders of record on                     , 2006 may subscribe for units on a basis of one unit for each seven shares of common stock beneficially owned on that date. Fractional units will not be sold. Shareholders may not transfer or assign their subscription rights. See “Rights Offering” on page     .

Oversubscriptions

Shareholders participating in the rights offering may “oversubscribe” for additional units. Such oversubscriptions will be filled in whole or in part at our sole discretion. Oversubscriptions will be filled on a pro rata basis based upon the ratio that the number of shares of common stock owned by the oversubscriber on the record date bears to the number of shares of common stock owned by all of the oversubscribers on the record date. Payment for all units subscribed, including any requested oversubscription units, must be submitted with the Subscription Offer Form. In the event that all, or part, of an oversubscription offer cannot be filled, the corresponding portion of the aggregate subscription price will be refunded, without interest.

Rights offering subscription deadline	No rights offering subscription offers will be accepted after 5:00 p.m. local time on , 2006.

Dividend policy	We have not paid any cash dividends to date and do not anticipate the payment of cash dividends in the future. We intend to retain future earnings to support our growth.

We declared two stock splits effected in the form of stock dividends in 2004 and one in each of 2003, 2001 and 2000. We intend to continue to consider the declaration of pro rata stock distributions in the future.

Use of proceeds

The proceeds of this offering will be used to support the growth and expansion of our franchise through additional lending activities, the possible addition of bank offices, and for general corporate purposes.

Purchases by officers and directors

Certain of our officers and directors have indicated an interest in participating in the rights offering. Any such purchases by our directors and officers will be on the same terms and conditions as offered to other shareholders.

Risk factors	Investment in our units involves certain risks, including the risk of loss of principal. You should read the “Risk Factors” section beginning on page before deciding to purchase our units.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The summary consolidated financial and other data presented below should be read in conjunction with, and is qualified in its entirety by, our audited financial statements and related notes contained elsewhere in this prospectus and the financial statements included in our annual reports filed with the Securities and Exchange Commission. Effective June 30, 2001, Waccamaw Bank became our wholly owned subsidiary. We have no material operations other than those of our bank subsidiary.

The information as of and for the three months ended March 31, 2006 and 2005 is unaudited but, in the opinion of our management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial condition and results of operations for those periods. The selected financial and other data presented below as of and for the three months ended March 31, 2006 and 2005 should be read in conjunction with, and is qualified in its entirety by, the unaudited consolidated financial statements included elsewhere in this prospectus. The results of operations for the three month period ended March 31, 2006 are not necessarily indicative of the results to be expected for the remainder of the year or any other period.

	At or for the Three Months Ended March 31, (unaudited)		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except share and per share data)
Summary of Operations
Interest income	$5,514	$3,758	$18,228	$11,450	$9,957	$9,594	$8,789
Interest expense	2,412	1,473	7,536	3,766	3,627	3,978	4,518

Net interest income	3,102	2,285	10,692	7,684	6,330	5,616	4,271
Provision for loan losses	105	225	1,370	819	730	794	612

Net interest income after the provision for loan losses	2,997	2,060	9,322	6,865	5,600	4,822	3,659
Non-interest income	648	534	2,269	2,445	2,053	1,370	1,243
Non-interest expense	2,123	1,569	6,967	5,687	4,436	3,893	3,890

Income before income taxes	1,522	1,025	4,624	3,623	3,217	2,299	1,012
Income taxes (expense) benefit	(676)	(369)	(1,589)	(1,209)	(1,210)	(740)	12

Net income	846	656	3,035	2,414	2,007	1,559	1,024

Per Share and Shares Outstanding(1)
Net income, basic(2)	$.18	$.14	$.67	$.54	$.45	$.36	$.24
Net income, diluted(2)	$.18	$.14	$.64	$.52	$.43	$.34	$.23
Book value at end of period	$5.14	$4.47	$4.93	$4.39	$3.80	$3.32	$2.97
Tangible book value	$4.96	$4.32	$4.74	$4.15	$3.50	$2.96	$2.55
Weighted average shares outstanding:
Basic	4,576,226	4,531,865	4,543,386	4,507,523	4,430,974	4,387,686	4,295,272
Diluted	4,764,543	4,723,877	4,766,013	4,595,501	4,664,662	4,581,513	4,492,921
Shares outstanding at period end	4,589,143	4,562,646	4,564,587	4,530,402	4,463,453	4,400,957	4,336,502
Balance Sheet Data
Total assets	$336,712	$289,511	$322,792	$258,412	$193,207	$161,315	$132,060
Total investments(3)	46,487	49,170	44,203	35,736	34,488	23,981	21,107
Total loans, net	267,055	222,166	257,575	206,666	142,342	125,669	100,935
Total deposits	283,530	235,546	271,035	207,642	154,796	130,723	111,266
Borrowings	24,748	26,748	24,748	26,748	16,500	8,600	2,500
Stockholders’ equity	23,597	20,407	22,499	19,899	16,963	14,594	12,852

	At or for the Three Months Ended March 31, (unaudited)		At or for the Years Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except share and per share data)
Selected Performance Ratios
Return on average assets(4)	1.02%	0.94%	1.00%	1.11%	1.13%	1.02%	0.85%
Return on average stockholders’ equity(4)	14.50%	12.94%	14.98%	13.46%	12.84%	11.46%	8.36%
Net interest spread(4)(5)	3.67%	3.39%	3.47%	3.60%	3.52%	3.55%	3.15%
Net interest margin(4)(6)	4.01%	3.59%	3.76%	3.82%	3.82%	3.96%	3.81%
Non-interest income as a percentage of total revenue(7)	17.28%	18.94%	17.50%	24.14%	24.99%	19.61%	22.54%
Non-interest income as a percentage of average assets(4)	0.19%	0.19%	0.75%	1.13%	1.16%	0.90%	0.94%
Non-interest expense to average assets(4)	0.64%	0.57%	2.30%	2.62%	2.50%	2.55%	3.22%
Efficiency ratio(8)	56.60%	55.66%	53.75%	56.14%	57.97%	55.73%	70.55%
Average stockholders’ equity to average total assets	7.00%	7.34%	6.70%	8.27%	8.80%	8.92%	10.15%
Asset Quality Ratios
Net charge-offs to average loans outstanding	0.00%	0.05%	0.09%	0.15%	0.27%	0.32%	0.20%
Allowance for loan losses to period end loans	1.49%	1.29%	1.50%	1.33%	1.53%	1.45%	1.39%
Allowance for loan losses to non-performing loans	201.86%	195.84%	187.48%	114.71%	164.17%	87.74%	3,383.33%
Non-performing loans to period end loans	0.74%	0.66%	0.80%	1.16%	0.93%	1.65%	0.04%
Non-performing assets to total assets(9)	0.60%	0.51%	0.65%	0.94%	0.70%	1.31%	0.03%
Capital Ratios
Total risk-based capital ratio	12.27%	12.78%	12.36%	13.64%	14.24%	11.22%	11.76%
Tier 1 risk-based capital ratio	11.02%	9.86%	11.11%	10.53%	12.91%	9.97%	10.51%
Leverage ratio	9.40%	8.50%	9.37%	9.44%	10.47%	8.05%	8.49%
Equity to assets ratio	7.00%	7.05%	6.97%	7.70%	8.78%	9.04%	9.73%
Other Data
Number of banking offices	8	7	8	6	5	5	5
Number of full-time equivalent employees	86	73	85	73	58	55	53

(1)	Adjusted to reflect the effect of the stock splits effected in the form of a 100% stock dividend in 2004 and separate 20% stock dividends in 2004, 2003, and 2001 respectively.
(2)	Computed based on the weighted average number of shares outstanding during each period.
(3)	Consists of interest-earning deposits, federal funds sold, investment securities and FHLB stock.
(4)	Three month data presented on annualized basis.
(5)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin is net interest income divided by average interest-earning assets.
(7)	Total revenue consists of net interest income and non-interest income.
(8)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(9)	Non-performing assets consist of non-accrual loans, restructured loans, and foreclosed assets, where applicable.

RECENT DEVELOPMENTS

The Bank of Heath Springs

On December 19, 2005 we entered into a definitive agreement to acquire The Bank of Heath Springs, Heath Springs, South Carolina and merge it into our subsidiary, Waccamaw Bank. The merger was consummated on April 28, 2006. Upon consummation of the merger, we paid aggregate cash consideration of $8,000,000 in exchange for all of the outstanding shares of common stock of The Bank of Heath Springs. The Bank of Heath Springs was founded in 1936 and operated one banking office in Heath Springs, Lancaster County, South Carolina.

The merger permits us to branch into South Carolina, whereas prior to the merger we were not permitted to establish banking offices in South Carolina. With the merger, we expect to branch into areas of South Carolina that we consider to be our natural market area, such as Little River, Myrtle Beach, Conway and other areas of Horry County, South Carolina. No such branch applications are pending at this time.

The Bank of Heath Springs had total assets of $20.1 million, deposits of $14.5 million, loans of $5.3 million and stockholders’ equity of $5.7 million at March 31, 2006. The transaction is expected to be accretive to earnings in the first full year of combined operations, based on assumptions our management believes to be achievable and conservative. We can give no assurance, however, that the transaction will be accretive to earnings or that we otherwise will be successful in fully integrating the operations of The Bank of Heath Springs with ours.

RISK FACTORS

An investment in the units involves a number of risks. We urge you to read all of the information contained in this prospectus. In addition, we urge you to consider carefully the following factors before you purchase any of the units offered by this prospectus.

Risks Associated with our Merger with The Bank of Heath Springs

The merger may have an adverse effect on operating results.

Our acquisition of The Bank of Heath Springs and its merger into Waccamaw Bank involved the combination of two companies that previously operated independently. A successful combination of the companies’ operations depends primarily on retaining and expanding the customer base of The Bank of Heath Springs and on our ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. Difficulties may be encountered in combining the operations of The Bank of Heath Springs and Waccamaw Bank, including:

•	the loss of key employees and customers;

•	disruptions to our businesses;

•	possible inconsistencies in standards, control procedures and policies;

•	unexpected problems with costs, operations, personnel, technology or credit;

•	the assimilation of new operations, sites and personnel possibly diverting resources from regular banking operations;

•	difficulties assimilating acquired operations and personnel;

•	potential disruptions of our ongoing business;

•	the diversion of resources and management time;

•	the possibility that uniform standards, controls, procedures and policies may not be maintained;

•	the potential impairment of relationships with employees or customers as a result of changes in management;

•	difficulties in evaluating the historical or future financial performance of the combined business; and

•	brand awareness issues related to the acquired assets or customers.

Further, we may be unable to realize fully any of the potential cost savings we expect to achieve from the merger. Any cost savings that are realized may be offset by losses in revenues, increases in expenses or other changes to earnings or required accounting treatments or valuations of our assets and liabilities.

Risks Associated with our Continued Operations

We may not be able to maintain and manage our growth, which may adversely affect our results of operations and financial condition and the value of our common stock.

Our strategy has been to increase the size of our company by opening new offices and aggressively pursuing business development opportunities. We have grown rapidly since we commenced operations. We can provide no assurance that we will continue to be successful in increasing the volume of loans and deposits at acceptable risk levels and upon acceptable terms while managing the costs and implementation risks associated with our growth strategy. There can be no assurance that our further expansion will be profitable or that we will continue to be able to sustain our historical rate of growth, either through internal growth or through successful expansion of our markets, or that we will be able to maintain capital sufficient to support our continued growth. If we grow too quickly, however, and are not able to control costs and maintain asset quality, rapid growth also could adversely affect our financial performance. We may acquire other banks as a means to expand into new markets or to capture additional market share, like our acquisition of The Bank of Heath Springs. We are unable to predict whether or when any prospective acquisitions will occur or the likelihood of completing an acquisition on favorable terms and conditions. Any acquisition involves certain risks including, but not limited to:

•	difficulties assimilating acquired operations and personnel;

•	potential disruptions of our ongoing business;

•	the diversion of resources and management time;

•	the possibility that uniform standards, controls, procedures and policies may not be maintained;

•	risks associated with entering new markets in which we have little or no experience;

•	the potential impairment of relationships with employees or customers as a result of changes in management;

•	difficulties in evaluating the historical or future financial performance of the acquired business; and

•	brand awareness issues related to the acquired assets or customers.

If we decide to make additional acquisitions, there can be no assurance that the acquired banks would perform as expected.

The loss of one or more key executives could seriously impair our ability to implement our strategy.

For the foreseeable future, we will depend upon the services of James G. Graham, our President and Chief Executive Officer as well as other executive management that we employ. The loss of services of Mr. Graham or of one or more of the key members of our executive management team may have a material adverse effect on our operations. To help protect against such a loss, we have entered into an employment agreement with Mr. Graham.

If Mr. Graham or other members of our executive management team were no longer employed by us, our ability to implement our growth strategy could be impaired. In addition, if we are unable to hire qualified and experienced personnel to adequately staff our anticipated growth, our profits would be adversely affected.

A decrease in interest rates could adversely impact our profitability.

Our results of operations may be significantly affected by the monetary and fiscal policies of the federal government and the regulatory policies of government authorities. A significant component of our earnings is our net interest income. Net interest income is the difference between income from interest-earning assets, such as loans, and the expense of interest-bearing liabilities, such as deposits and our borrowings. Like many financial institutions, we are subject to the risk of fluctuations in interest rates. A significant decrease in interest rates could have a material adverse effect on our net income as we would expect the yields on our earning assets to decrease more quickly than the cost of our interest-bearing deposits and borrowings.

Our profitability depends significantly on economic conditions in our market area.

Our success depends to a large degree on the general economic conditions in our markets. The local economic conditions in these areas have a significant impact on the amount of loans that we make to our borrowers, the ability of our borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect our financial condition and performance.

If we experience greater loan losses than anticipated, it will have an adverse effect on our net income.

While the risk of nonpayment of loans is inherent in banking, if we experience greater nonpayment levels than we anticipate, our earnings and overall financial condition, as well as the value of our common stock, could be adversely affected.

We cannot assure you that our monitoring procedures and policies will reduce certain lending risks or that our allowance for loan losses will be adequate to cover actual losses. In addition, as a result of the rapid growth in our loan portfolio, loan losses may be greater than management’s estimates of the appropriate level for the allowance. Loan losses can cause insolvency and failure of a financial institution and, in such an event, our shareholders could lose their entire investment. In addition, future provisions for loan losses could materially and adversely affect our profitability. Any loan losses will reduce the loan loss allowance. A reduction in the loan loss allowance will be restored by an increase in our provision for loan losses. This would reduce our earnings which could have an adverse effect on our stock price.

Our growth may require us to raise additional capital that may not be available when it is needed, or at all.

We are required by regulatory authorities to maintain adequate levels of capital to support our operations. We anticipate that our capital resources following this offering will satisfy our capital requirements for the foreseeable future. We may at some point, however, need to raise additional capital to support our continued growth. Our ability to raise additional capital, if needed, will depend in part on conditions in the capital markets at that time, which are outside our control, and on our financial performance. Accordingly, we may be unable to raise additional capital, if and when needed, on terms acceptable to us, or at all. If we cannot raise additional capital when needed, our ability to further expand our operations through internal growth and acquisitions could be materially impaired. In addition, if we issue additional equity capital, your interest would be diluted.

New or acquired bank office facilities and other facilities may not be profitable.

We may not be able to identify profitable locations for new bank offices and the costs to start up new bank office facilities or to acquire existing bank offices, and the additional costs to operate these facilities may increase our noninterest expense and decrease earnings in the short term. If offices of other banks become available for sale, we may acquire those offices. It may be difficult to adequately and profitably manage our growth through the establishment or purchase of bank offices. In addition, we can provide no assurance that any such offices will successfully attract enough deposits to offset the expenses of their operation.

In order to be profitable, we must compete successfully with other financial institutions which have greater resources and capabilities than we do.

The banking business in North Carolina and South Carolina in general, and in our markets in southeastern North Carolina in particular, is extremely competitive. Most of our competitors are larger and have greater resources than we do and have been in existence a longer period of time. We will have to overcome historical bank-customer relationships to attract customers away from our competition. We compete with the following types of institutions:

• other commercial banks	• securities brokerage firms

• savings banks	• mortgage brokers

• thrifts	• insurance companies

• credit unions	• mutual funds

• consumer finance companies	• trust companies

Some of our competitors are not regulated as extensively as we are and, therefore, may have greater flexibility in competing for business. Some of these competitors are subject to similar regulation but have the advantages of larger established customer bases, higher lending limits, extensive branch networks, numerous automated teller machines, greater advertising-marketing budgets or other factors.

Our legal lending limit is determined by law. The size of the loans which we offer to our customers may be less than the size of the loans that larger competitors are able to offer. This limit may affect to some degree our success in establishing relationships with the larger businesses in our market.

Risks Related to an Investment in the Units

Our common stock trading volume has been low compared with larger bank holding companies. There is no prior trading market for the units and the warrants.

The trading volume in our common stock on the Nasdaq Capital Market has been lower than other similarly sized bank holding companies since trading on the Capital Market began. Furthermore, this trading volume does not compare with more seasoned companies listed on other stock exchanges. Thus, the market in our common stock is somewhat limited in scope relative to some other companies. In addition, we can provide no assurance that a more active and liquid trading market for our stock will develop in the future.

There is currently no public market for either the units or the warrants. The common stock and the warrants represented by each unit are expected to trade separately after closing. We intend to apply to have the warrants listed for trading on the Nasdaq Capital Market after the closing of the offering. There can be no assurance that the warrants will be accepted for trading on the Nasdaq Capital Market. Further, there can be no assurance that an active and liquid market will develop for the warrants. While a trading market for the common stock has been established, it is unlikely that there will be an active trading market for the warrants.

We do not plan to pay cash dividends for the foreseeable future.

We do not expect to pay cash dividends on our common stock in the foreseeable future, as we intend to retain earnings in order to provide the capital necessary to fund our growth strategy. You should not buy shares in this offering if you need dividend income from this investment. Our ability to declare and pay cash dividends will be dependent upon, among other things, restrictions imposed by the reserve and capital requirements of North Carolina and federal banking regulations, our income and financial condition, tax considerations, and general business conditions. Therefore, investors should not purchase shares with a view for a current return on their investment in the form of cash dividends.

Purchasers of units in the offering will experience immediate dilution.

If you purchase units in the offering, you will experience immediate dilution of approximately         % in the book value of your investment, in that our net tangible book value per share will be approximately $5.14, compared with an offering price of $            . Additionally, as of the date of this prospectus, we had outstanding options to purchase 492,291 shares at a weighted average exercise price of $             per share. All of these options are held by our directors, executive officers and employees. The issuance of shares following the exercise of options under the plan will result in dilution of your ownership of our common stock.

We have implemented anti-takeover devices that could make it more difficult for another company to acquire us, even though such an acquisition may increase shareholder value.

In some cases, shareholders would receive a premium for their shares if we were acquired by another company. However, state and federal law and our articles of incorporation and bylaws make it difficult for anyone to acquire us without approval of our board of directors. Our bylaws divide the board of directors into three classes of directors serving staggered three-year terms with approximately one-third of the board of directors elected at each annual meeting of shareholders. The classification of directors makes it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders would be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable. Consequently, a takeover attempt may prove difficult, and shareholders may not realize the highest possible price for their securities. See “Description of Our Securities—Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects.”

The holder of our junior subordinated debenture has rights that are senior to those of our common shareholders.

We have supported our continued growth through the issuance of trust preferred securities from a special purpose trust and an accompanying sale of an $8.2 million junior subordinated debenture to this trust. Payments of the principal and interest on the trust preferred securities of this trust are conditionally guaranteed by us. Further, the accompanying junior subordinated debenture that we issued to the trust is senior to our shares of common stock. As a result, we must make payments on the junior subordinated debenture before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holder of the junior subordinated debenture must be satisfied before any distributions can be made on our common stock.

Our securities are not FDIC insured.

Our units, common stock and warrants are not savings or deposit accounts or other obligations of the bank, and are not insured by the FDIC or any other governmental agency and are subject to investment risk, including the possible loss of principal.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus discuss future expectations, contain projections of results of operations or financial condition or state other “forward-looking” information. Those statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from those contemplated by the statements. We based the forward-looking information on various factors and the use of numerous assumptions.

Important factors that may cause actual results to differ from those contemplated by forward-looking statements include, for example:

•	the success or failure of our efforts to implement our business strategy;

•	the effect of changing economic conditions;

•	changes in government regulations, tax rates and similar matters;

•	our ability to attract and retain quality employees; and

•	other risks which may be described in our future filings with the SEC.

We do not promise to update forward-looking information to reflect actual results or changes in assumptions or other factors that could affect those statements other than material changes to such information.

RIGHTS OFFERING

We are offering              units consisting of one share of common stock and one warrant to purchase a share of common stock in a rights offering which expires at 5:00 p.m. local time on                     , 2006. The units are offered for sale to the holders of record of our common stock at the close of business on                     , 2006. Shareholders of record on this record date may subscribe for one unit for each seven shares of common stock beneficially owned by them on such date. Shareholders may subscribe for less than the maximum number of offering units allocated to them. Fractional units will not be sold.

Shareholders may also oversubscribe for units. If oversubscriptions exceed the available units, the available units will be allocated among the oversubscribers. This allocation will be based upon the ratio that the number of shares of common stock owned by the oversubscriber on the record date bears to the number of shares of common stock owned by all of the oversubscribers on the record date. Payment for all units subscribed, including any requested oversubscription units, must be submitted with the Subscription Offer Form. In the event that all, or part, of a requested oversubscription cannot be filled, the corresponding portion of the aggregate subscription price will be refunded, without interest.

The rights offering will terminate at 5:00 p.m. local time on                     , 2006. The rights offering is not contingent upon the occurrence of any event, including the sale of a minimum or maximum number of units. Funds received by us from shareholders in the rights offering will be deposited with and held by us in a non-interest bearing escrow account until the closing of the offering. We do not intend to return subscription funds if fewer than all of the units offered are sold.

The price of the units offered by this prospectus was determined by us based on numerous factors. Among the factors considered in determining the price of units were current closing prices of our common stock on the Nasdaq Capital Market, the per share book value of our common stock as of March 31, 2006, the trading history of our common stock, our determination of the value of the right to purchase our common stock in the future, our operating history and our prospects for future earnings, our current performance, the prospects of the banking industry in which we compete, the general condition of the securities markets at the time of the offering, and the prices of equity securities of comparable companies.

There can be no assurance as to the number of units that may be sold in the rights offering.

To subscribe for units, shareholders should execute the Subscription Offer Form that accompanies this prospectus and deliver it, together with a check payable to the order of “Waccamaw Bankshares, Inc. Escrow Account” for the full purchase price, to:

Waccamaw Bankshares, Inc.

Attention: David A. Godwin

110 North Powell Boulevard

Whiteville, North Carolina 28472

Telephone: (910) 641-0044

SUBSCRIPTION OFFER FORMS AND FULL PAYMENT FOR THE UNITS SUBSCRIBED MUST BE RECEIVED BY US PRIOR TO 5:00 P.M. LOCAL TIME ON                     , 2006 OR SUBSCRIBING SHAREHOLDERS WILL FORFEIT THEIR RIGHT TO PURCHASE UNITS IN THIS RIGHTS OFFERING.

SUBSCRIBERS WILL HAVE NO RIGHT TO REVOKE THEIR SUBSCRIPTIONS AFTER DELIVERY OF THEIR SUBSCRIPTION OFFER FORM TO US.

SUBSCRIBERS WILL HAVE NO RIGHTS AS SHAREHOLDERS WITH RESPECT TO SHARES OF OUR COMMON STOCK PURCHASED IN THE RIGHTS OFFERING UNTIL CLOSING OF THE RIGHTS OFFERING AND DELIVERY OF THE COMMON STOCK CERTIFICATES EVIDENCING SUCH SHARES, WHICH IS EXPECTED TO OCCUR ON OR ABOUT                     , 2006.

USE OF PROCEEDS

We anticipate that the net proceeds to us from the sale of the units will be approximately $             million after deducting offering expenses, estimated to be $             thousand. The following table illustrates the net proceeds that will be generated by the rights offering, assuming that we sell 10%, 50% and 100% of the              units being offered for sale.

	10%	50%	100%
Units sold in the offering
Gross offering proceeds	$1,000,000	$5,000,000	$10,000,000
Estimated expenses of the offering
Net proceeds to us
Use of net proceeds:
General corporate purposes

Net proceeds may be applied: (i) to fund the continued growth and expansion of our franchise through investments in, or loans to, our bank subsidiary; (ii) to fund its operations and continued expansion; (iii) to maintain its status as “well capitalized” under applicable regulations; and (iv) to increase its regulatory legal lending limit. We may also use net proceeds for general corporate purposes or for possible acquisitions of, or investments in, bank or permissible non-bank entities although no agreements or understandings presently exist with respect to any acquisitions. Before we apply any of the proceeds for any of these uses, the proceeds likely will be temporarily invested in short-term investment securities. The precise amounts and timing of the application of proceeds will depend upon our funding and capital requirements, the funding and capital requirements of our bank subsidiary, and whether we have funds available from other sources that we can use for any of those purposes.

MARKET FOR OUR COMMON STOCK AND WARRANTS

There is currently no public market for either the units or the warrants. After closing, we expect to be approved to have the warrants listed for trading on the Nasdaq Capital Market. The qualification for quotation of the warrants on the Nasdaq Capital Market requires that at least three securities firms make a market in the warrants.

Our common stock is listed for quotation on the Nasdaq Capital Market under the symbol “WBNK.” As of June 15, 2006, we had 4,593,367 shares of common stock outstanding and approximately 1,900 shareholders of record. The following table sets forth the high and low published closing prices for shares of our common stock for the periods presented. Where appropriate, prices have been adjusted for the effects of stock splits effected in the form of stock dividends during the periods presented. The last reported sales price of our common stock on                     , 2006 was $             per share.

	SALES PRICE(1)
	High		Low
2006
Second Quarter	$		$
First Quarter		19.00		17.50

2005
Fourth Quarter		19.55		17.50
Third Quarter		20.75		18.00
Second Quarter		18.75		17.50
First Quarter		19.25		17.25

2004
Fourth Quarter		27.15		17.99
Third Quarter		22.25		14.90
Second Quarter		15.00		11.00
First Quarter		12.08		10.83

(1)	Adjusted to reflect the effect of stock splits effected in the form of a 100% stock dividend in 2004 and separate 20% stock dividends in 2004, 2003, 2001 and 2000.

DIVIDEND POLICY

We anticipate that our future earnings, if any, will be retained to finance our growth and that we will not pay cash dividends for the foreseeable future.

We are organized under the North Carolina Business Corporation Act, which prohibits the payment of a dividend if, after giving it effect, we would not be able to pay our debts as they become due in the usual course of business or our total assets would be less than the sum of our total liabilities plus the amount that would be needed, if we were to be dissolved, to satisfy the preferential rights upon dissolution of any preferred shareholders. In addition, because we are a bank holding company, the Federal Reserve Board may impose restrictions on cash dividends paid by us.

If and when cash dividends are declared, they will be largely dependent upon our earnings, financial condition, business projections, general business conditions, statutory and regulatory restrictions and other pertinent factors.

We declared a 2-for-1 stock split effected in the form of a 100% stock dividend in 2004 and 6-for-5 stock splits effected in the form of 20% stock dividends in each of 2004, 2003, 2001 and 2000. We intend to continue to consider the declaration of pro rata stock distributions in the future.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of March 31, 2006 on an actual basis, and as adjusted to reflect the effect of this offering. We have assumed net proceeds of approximately $             million will result from the sale of the units offered by this prospectus, after deducting estimated offering expenses. You should read this information together with our consolidated financial statements and related notes, which are included elsewhere in this prospectus.

	March 31, 2006
	Actual	As Adjusted(3) For Offering
Long Term Indebtedness
Long-term debt(1)	$6,500,000
Junior subordinated debentures	8,248,000

Total indebtedness	$14,748,000

Stockholders’ Equity(2)
Common stock, no par value, 10,000,000 shares authorized; 4,589,143 shares issued and outstanding, ( as adjusted(3))	$13,482,786
Additional paid-in capital	—
Retained earnings	10,410,486
Accumulated other comprehensive loss	(296,506)

Total stockholders’ equity	$23,596,766
Book value per share	$5.14
Tangible book value per share	$4.96

Capital Ratios:
Total risk-based capital ratio	12.27%
Tier 1 risk-based capital ratio	11.02%
Leverage ratio(4)	9.40%

(1)	Represents Federal Home Loan Bank advances maturing more than one year from March 31, 2006.
(2)	Does not include 492,291 shares issuable at prices ranging from $2.65 per share to $19.75 per share upon exercise of outstanding stock options.
(3)	Assumes the sale of units in this offering, generating proceeds of $ million, after deducting offering expenses.
(4)	The leverage ratio is Tier 1 capital divided by period end tangible average assets.

SELECTED CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

The selected consolidated financial and other data presented below should be read in conjunction with, and is qualified in its entirety by, our audited financial statements and related notes contained elsewhere in this prospectus and the financial statements included in our annual reports filed with the Securities and Exchange Commission and the Federal Reserve Board. Effective July 1, 2001, Waccamaw Bank became our wholly owned subsidiary. We have no material operations other than those of our bank subsidiary. Therefore, the financial statements of Waccamaw Bank prior to July 1, 2001 are our historical statements.

The information as of and for the three months ended March 31, 2006 and 2005 is unaudited but, in the opinion of our management, contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our financial condition and results of operations for those periods. The selected financial and other data presented below as of and for the three months ended March 31, 2006 and 2005 should be read in conjunction with, and is qualified in its entirety by, the unaudited consolidated financial statements included elsewhere in this prospectus. The results of operations for the three month period ended March 31, 2006 are not necessarily indicative of the results to be expected for the remainder of the year or any other period.

	At or for the Three Months Ended March 31, (unaudited)		At or for the Years Ended December 31,

	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except share and per share data)
Summary of Operations
Interest income	$5,514	$3,758	$18,228	$11,450	$9,957	$9,594	$8,789
Interest expense	2,412	1,473	7,536	3,766	3,627	3,978	4,518

Net interest income	3,102	2,285	10,692	7,684	6,330	5,616	4,271
Provision for loan losses	105	225	1,370	819	730	794	612

Net interest income after the provision for loan losses	2,997	2,060	9,322	6,865	5,600	4,822	3,659
Non-interest income	648	534	2,269	2,445	2,053	1,370	1,243
Non-interest expense	2,123	1,569	6,967	5,687	4,436	3,893	3,890

Income before income taxes	1,522	1,025	4,624	3,623	3,217	2,299	1,012
Income taxes (expense) benefit	(676)	(369)	(1,589)	(1,209)	(1,210)	(740)	12

Net income	846	656	3,035	2,414	2,007	1,559	1,024

Per Share and Shares Outstanding(1)
Net income, basic(2)	$.18	$.14	$.67	$.54	$.45	$.36	$.24
Net income, diluted(2)	$.18	$.14	$.64	$.52	$.43	$.34	$.23
Book value at end of period	$5.14	$4.47	$4.93	$4.39	$3.80	$3.32	$2.97
Tangible book value	$4.96	$4.32	$4.74	$4.15	$3.50	$2.96	$2.55
Weighted average shares outstanding:
Basic	4,576,226	4,531,865	4,543,386	4,507,523	4,430,974	4,387,686	4,295,272
Diluted	4,764,543	4,723,877	4,766,013	4,595,501	4,664,662	4,581,513	4,492,921
Shares outstanding at period end	4,589,143	4,562,646	4,564,587	4,530,402	4,463,453	4,400,957	4,336,502

Balance Sheet Data
Total assets	$336,712	$289,511	$322,792	$258,412	$193,207	$161,315	$132,060
Total investments(3)	46,487	49,170	44,203	35,736	34,488	23,981	21,107
Total loans, net	267,055	222,166	257,575	206,666	142,342	125,669	100,935
Total deposits	283,530	235,546	271,035	207,642	154,796	130,723	111,266
Borrowings	24,748	26,748	24,748	26,748	16,500	8,600	2,500
Stockholders’ equity	23,597	20,407	22,499	19,899	16,963	14,594	12,852

Selected Performance Ratios
Return on average assets(4)	1.02%	0.94%	1.00%	1.11%	1.13%	1.02%	0.85%
Return on average stockholders’ equity(4)	14.50%	12.94%	14.98%	13.46%	12.84%	11.46%	8.36%
Net interest spread(4)(5)	3.67%	3.39%	3.47%	3.60%	3.52%	3.55%	3.15%
Net interest margin(4)(6)	4.01%	3.59%	3.76%	3.82%	3.82%	3.96%	3.81%
Non-interest income as a percentage of total revenue(7)	17.28%	18.94%	17.50%	24.14%	24.49%	19.61%	22.54%
Non-interest income as a percentage of average assets(4)	0.19%	0.19%	0.75%	1.13%	1.16%	0.90%	0.94%

	At or for the Three Months Ended March 31, (unaudited)		At or for the Years Ended December 31,

	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands, except share and per share data)
Non-interest expense to average assets(4)	0.64%	0.57%	2.30%	2.62%	2.50%	2.55%	3.22%
Efficiency ratio(8)	56.60%	55.66%	53.75%	56.14%	57.97%	55.73%	70.55%
Average stockholders’ equity to average total assets	7.00%	7.34%	6.70%	8.27%	8.80%	8.92%	10.15%

Asset Quality Ratios
Net charge-offs to average loans outstanding	0.00%	0.05%	0.09%	0.15%	0.27%	0.32%	0.20%
Allowance for loan losses to period end loans	1.49%	1.29%	1.50%	1.33%	1.53%	1.45%	1.39%
Allowance for loan losses to non-performing loans	201.86%	195.84%	187.48%	114.71%	164.17%	87.74%	3,383.33%
Non-performing loans to period end loans	0.74%	0.66%	0.80%	1.16%	0.93%	1.65%	0.04%
Non-performing assets to total assets(9)	0.60%	0.51%	0.65%	0.94%	0.70%	1.31%	0.03%

Capital Ratios
Total risk-based capital ratio	12.27%	12.78%	12.36%	13.64%	14.24%	11.22%	11.76%
Tier 1 risk-based capital ratio	11.02%	9.86%	11.11%	10.53%	12.91%	9.97%	10.51%
Leverage ratio	9.40%	8.50%	9.37%	9.44%	10.47%	8.05%	8.49%
Equity to assets ratio	7.00%	7.05%	6.97%	7.70%	8.78%	9.04%	9.73%

Other Data
Number of banking offices	8	7	8	6	5	5	5
Number of full-time equivalent employees	86	73	85	73	58	55	53

(1)	Adjusted to reflect the effect of the stock splits effected in the form of a 100% stock dividend in 2004, and separate 20% stock dividends in 2004, 2003, and 2001 respectively.
(2)	Computed based on the weighted average number of shares outstanding during each period.
(3)	Consists of interest-earning deposits, federal funds sold, investment securities and FHLB stock.
(4)	Three month data presented on annualized basis.
(5)	Net interest spread is the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(6)	Net interest margin is net interest income divided by average interest-earning assets.
(7)	Total revenue consists of net interest income and non-interest income.
(8)	Efficiency ratio is non-interest expense divided by the sum of net interest income and non-interest income.
(9)	Non-performing assets consist of non-accrual loans, restructured loans, and foreclosed assets, where applicable.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following presents management’s discussion and analysis of our financial condition and results of operations and should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of various factors. The following discussion is intended to assist in understanding the financial condition and results of operations of Waccamaw Bankshares, Inc. Because Waccamaw Bankshares, Inc. has no material operations and conducts no business on its own other than owning its subsidiary, Waccamaw Bank, the discussion contained in this Management’s Discussion and Analysis concerns primarily the business of this subsidiary. However, for ease of reading and because the financial statements are presented on a consolidated basis, Waccamaw Bankshares, Inc. and Waccamaw Bank are collectively referred to herein as the company unless otherwise noted. All references in this prospectus to net income per share, price per share, book value per share and weighted average common and common equivalent shares outstanding have been adjusted to reflect the effect of the stock splits effected in the form of a 100% stock dividend in 2004 and four 20% stock dividends in each of 2004, 2003, 2001 and 2000.

Overview

Waccamaw Bankshares, Inc. is a bank holding company whose principal business activity is the ownership of Waccamaw Bank. Waccamaw Bank opened for business in September 1997 as a North Carolina-chartered banking corporation. Effective July 1, 2001, Waccamaw Bank became the wholly owned subsidiary of Waccamaw Bankshares, Inc. The shareholders of Waccamaw Bank received one share of no par value common stock of Waccamaw Bankshares, Inc. for each share of $5.00 par value common stock of Waccamaw Bank owned in a share exchange that accomplished the holding company reorganization. All outstanding options to purchase common stock of Waccamaw Bank were converted into options to purchase common stock of Waccamaw Bankshares, Inc.

Critical Accounting Policies

Our financial statements are prepared in accordance with accounting principles generally accepted in the United States (GAAP). The notes to the audited consolidated financial statements included elsewhere in this prospectus contain a summary of its significant accounting policies. Management believes that our policies with respect to the methodology for the determination of the allowance for loan losses and asset impairment judgments, such as the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments that often require assumptions or estimates about highly uncertain matters. Accordingly, we consider the policies related to those areas as critical.

The allowance for loan losses is an estimate of the losses that may be sustained in our loan portfolio. The allowance is based on two basic principles of accounting: (i) Statement of Financial Accounting Standards (“SFAS”) 5, Accounting for Contingencies, which requires that losses be accrued when they are probable of occurring and estimable, and (ii) SFAS 114, Accounting by Creditors for Impairment of a Loan, which requires that losses be accrued based on the differences between the value of collateral, present value of future cash flows or values that are observable in the secondary market, and the loan balance.

Our allowance for loan losses has three basic components: (i) the formula allowance, (ii) the specific allowance, and (iii) the unallocated allowance. Each of these components is determined based upon estimates that can and do change when the actual events occur. The formula allowance uses an historical loss view as an indicator of future losses and, as a result, could differ from the loss incurred in the future. However, since this history is updated with the most recent loss information, the errors that might otherwise occur are mitigated. The specific allowance uses various techniques to arrive at an estimate of loss. Historical loss information, expected cash flows and fair market value of collateral are used to estimate these losses. The use of these values is inherently subjective and our actual losses could be greater or less than the estimates. The unallocated allowance captures losses that are attributable to various economic events, industry or geographic sectors whose impact on the portfolio have occurred but have yet to be recognized in either the formula or specific allowance.

Accounting for intangible assets is as prescribed by SFAS 142, Goodwill and Other Intangible Assets. We account for recognized intangible assets based on their estimated useful lives. Intangible assets with finite useful lives are amortized while intangible assets with an indefinite useful life are not amortized. Currently, our recognized intangible assets consist primarily of purchased core deposit intangible assets, having estimated useful lives of 10 years, and are being amortized. The useful life is the period over which the assets are expected to contribute directly or indirectly to future cash flows. Estimated useful lives of intangible assets are based on an analysis of pertinent factors, including (as applicable):

•	the expected use of the asset;

•	the expected useful life of another asset or group of assets to which the useful life of the intangible asset may relate;

•	any legal, regulatory, or contractual provisions that may limit the useful life;

•	any legal, regulatory, or contractual provisions that enable renewal and extension of the asset’s legal or contractual life without substantial cost;

•	the effects of obsolescence, demand, competition, and other economic factors; and

•	the level of maintenance expenditures required to obtain the expected future cash flows from the asset.

Straight-line amortization is used to expense recognized amortizable intangible assets since a method that more closely reflects the pattern in which the economic benefits of the intangible assets are consumed cannot readily be determined. Intangible assets are not written off in the period of acquisition unless they become impaired during that period.

We evaluate the remaining useful life of each intangible asset that is being amortized each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. If the estimate of the intangible asset’s remaining useful life is changed, the remaining carrying amount of the intangible asset shall be amortized prospectively over that revised remaining useful life.

If an intangible asset that is being amortized is subsequently determined to have an indefinite useful life, the asset will be tested for impairment. That intangible asset will no longer be amortized and will be accounted for in the same manner as intangible assets that are not subject to amortization.

Intangible assets that are not subject to amortization are reviewed for impairment in accordance with SFAS 121 and tested annually, or more frequently if events or changes in circumstances indicate that the asset might be impaired. The impairment test consists of a comparison of the fair value of the intangible asset with its carrying amount. If the carrying amount of the intangible asset exceeds its fair value, an impairment loss is recognized in an amount equal to that excess. After an impairment loss is recognized, the adjusted carrying amount of the intangible asset becomes its new accounting basis. Subsequent reversal of a previously recognized impairment loss is not allowed. Based on the aforementioned testing, the company has determined that its recorded intangible assets are not impaired.

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

PERIOD ENDED MARCH 31, 2006 AND

YEARS ENDED DECEMBER 31, 2005 AND 2004

	First Quarter
2006
Interest income	$5,514,326
Interest expense	2,412,259

Net interest income	3,102,067
Provision for loan losses	105,000

Net interest income after provision for loan losses	2,997,067
Non interest income	647,878
Non interest expense	2,122,681

Income before taxes	1,522,264
Income taxes	676,653

Net income	$845,611

Net income per share
Basic	$.18
Diluted	.18
Average shares outstanding
Basic	4,576,226
Diluted	4,764,543

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
2005
Interest income	$3,758,623	$4,310,302	$4,926,277	$5,232,757
Interest expense	1,473,336	1,781,290	2,007,689	2,273,267

Net interest income	2,285,287	2,529,012	2,918,588	2,959,490
Provision for loan losses	225,000	255,000	700,000	190,000

Net interest income after provision for loan losses	2,060,287	2,274,012	2,218,588	2,769,490
Non interest income	533,811	568,092	590,444	576,399
Non interest expense	1,569,145	1,696,273	1,780,991	1,920,173

Income before taxes	1,024,953	1,145,831	1,028,041	1,425,716
Income taxes	369,288	418,877	282,450	518,553

Net income	$655,665	$726,954	$745,591	$907,163

Net income per share
Basic	$.14	$.16	$.16	$.21
Diluted	.14	.15	.16	.19
Average shares outstanding
Basic	4,531,865	4,533,738	4,546,312	4,561,248
Diluted	4,723,877	4,736,970	4,753,358	4,783,875

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

2004
Interest income	$2,503,314	$2,687,916	$2,943,776	$3,315,470
Interest expense	783,353	847,865	998,649	1,136,113

Net interest income	1,719,961	1,840,051	1,945,127	2,179,357
Provision for loan losses	150,000	60,500	201,000	408,000

Net interest income after provision for loan losses	1,569,961	1,779,551	1,744,127	1,771,357
Non interest income	580,108	490,277	718,143	656,798
Non interest expense	1,289,202	1,354,817	1,506,971	1,536,132

Income before taxes	860,867	915,011	955,299	892,023
Income taxes	295,098	319,967	350,043	243,773

Net income	$565,769	$595,044	$605,256	$648,250

Net income per share
Basic	$.13	$.13	$.13	$.14
Diluted	.12	.13	.13	.14
Average shares outstanding
Basic	4,491,396	4,506,264	4,509,367	4,523,465
Diluted	4,708,569	4,728,948	4,828,617	4,611,443

The quarterly financial data may not aggregate to annual amounts due to rounding.

Comparison of Results of Operations for the Quarters Ended March 31, 2006 and March 31, 2005

General. We reported basic and fully diluted net income of $845,611 or $.18 per share for the three months ended March 31, 2006, as compared with basic and fully diluted net income of $655,665 or $.14 per share for the three months ended March 31, 2005, an increase of $189,946, or 29.0%, in net income. We had significant increases in net interest income in the first quarter of 2006 as compared to the first quarter of 2005. These increases were due to strong growth in interest earning assets and increases in net interest margin. We incurred additional non-interest expenses both as a result of growth from period to period, and also as a result of additional hiring and other costs incurred as a result of branch expansion during 2006 and 2005.

Net Interest Income. For the three months ended March 31, 2006, our net interest income was $3,102,067 compared to $2,285,287 for the three months ended March 31, 2005, an increase of 35.7%. The increase in net interest income can be attributed to strong growth in loans and increases in net interest margin.

Provision for Loan Losses. We expensed $105,000 as the provision for loan losses in the first quarter of 2006, as compared to the $225,000 provision for loan losses in the first quarter of 2005. Provisions for loan losses are charged to income to bring the allowance for loan losses to a level deemed appropriate by management. Management considers the current level of the loan loss allowance to be satisfactory based on loan volume, the current level of delinquencies, other non-performing assets, prevailing economic conditions and other factors that my affect a borrower’s ability to repay. The decrease in the provision for loan losses was due to the decrease in real estate and commercial loan demand in the first quarter of 2006 versus the first quarter of 2005.

Non-Interest Income. Non-interest income totaled $648,000 for the three months ended March 31, 2006 as compared with $534,000 for the three months ended March 31, 2005. The principal reason for the increase of $114,000 in total non-interest income for the current quarter was the increase of $71,000 in net servicing fees from mortgage and investments. Increases of $11,000 in services charges on deposit accounts and increases in other operating income of $21,000 made up the difference in the three months ending March 31, 2006 compared to the three months ending March 31, 2005.

Non-Interest Expenses. Non-interest expenses totaled $2.1 million for the three months ended March 31, 2006, an increase of $550,000 or 35.3% over the $1.6 million reported for the three months ended March 31, 2005. Substantially all of this increase resulted from the Bank’s growth and development, and reflects the additional expenses in the current quarter associated with new hires and the opening of two new branches. For the three months ending March 31, 2006, personnel costs increased by $363,000, or 42.9% to $1,211,000 as compared to $848,000 for the three months ended March 31, 2005.

Provision for Income Taxes. The company provided $677,000 for income taxes during the three months ended March 31, 2006, compared to a provision for income taxes of $369,000 for the three months ended March 31, 2005.

Comparison of Results of Operations for the Years Ended December 31, 2005, 2004 and 2003

General. We reported net income of $3.0 million or $.64 per fully diluted share for the year ended December 31, 2005, as compared with net income of $2.4 million or $.52 per fully diluted share for the year ended December 31, 2004, an increase of $600,000, or 25.0%, in net income. We had significant increases in net interest income in 2005 as compared to 2004. These increases were due primarily to strong growth in interest earning assets. We incurred additional non-interest expenses both as a result of growth from year to year, and also as a result of additional hiring and other costs incurred as a result of branch expansion during 2005.

Net Interest Income. Net interest income was $10.7 million during 2005, an increase of 39.1% over 2004. During 2004 net interest income increased to $7.7 million. Net interest income was $6.3 million in 2003. These increases are due to increased levels of average earning assets and liabilities, while yields and costs of funds increased in 2005. Net interest margin was 3.8% for all three years ended 2005, 2004, and 2003.

Interest income during 2005 was $18.2 million, an increase of 59.2% over the 2004 total of $11.5 million. Interest income for 2003 was $10.0 million. These increases are due to the increase in the level of average earning assets in the past three years. Average earning assets were $284.3 million during 2005, an increase of 41.5%. Average earning assets increased 21.2% to $201.0 million during 2004 over the 2003 balance of $165.8 million. Yields on interest-earning assets during 2005, 2004, and 2003 were 6.4%, 5.7%, and 6.0%, respectively.

Interest rates charged on loans vary with the degree of risk, maturity and amount of the loan. Competitive pressures, money market rates, availability of funds, and government regulation also influence interest rates. On average, loans yielded 6.8%, 6.0% and 6.5% during 2005, 2004, and 2003, respectively. Yield on loans increased in 2005 due to the rising interest rate environment and decreased in 2004 primarily as a result of the falling interest rate environment.

Interest expense was $7.5 million during 2005, an increase of 100.1%. Interest expense in 2004 was $3.8 million, an increase of 3.8% over 2003. The increase in 2005 is a result of the rising rate environment and growth in certificates of deposit. The average rate paid on interest-bearing liabilities during 2005, 2004, and 2003 was 2.9%, 2.1%, and 2.5%, respectively.

Provision for Loan Losses. The provision for loan loss expense was $1,370,000, $819,500, and $730,000 during 2005, 2004, and 2003 respectively. The Bank’s allowance for loan losses as a percentage of gross loans was 1.5%, 1.3% and 1.5% at the end of 2005, 2004, and 2003, respectively. Additional information regarding loan loss provisions is discussed in “Asset Quality and the Allowance for Loan Losses.”

Non-Interest Income. Non-interest income totaled $2.3 million, $2.4 million, and $2.1 million during 2005, 2004, and 2003, respectively. Non-interest income decreased in 2005 primarily due to the loss of mortgage income from Sidus, LLC which was sold in the fourth quarter of 2004. The majority of the non-interest income is from service charges on deposit accounts. This will most likely increase as the number of deposit accounts grow. This is also true of ATM and check cashing fees. The Bank’s fee structure is reviewed annually to determine if adjustments to fees are warranted.

Mortgage origination fees increased 37.8% to $270,000 from 2004 to 2005 due to strong housing demand in the existing market areas. These fees decreased $89,000 from 2003 to 2004 due to decreased demand as a result of rising interest rates. The Bank purchased life insurance for certain of its key employees in December, 2004 providing $193,000, $227,000 and $19,000 of non-interest income for the years ended December 31, 2005, 2004 and 2003, respectively.

The sources of noninterest income for the past three years are summarized in the following table.

Sources of Noninterest Income (Dollars in thousands)

	2005	2004	2003
Service charges on deposit accounts	$1,095	$992	$990
Check sales	(15)	(8)	(1)
ATM and check cashing fees	468	347	256
Gain on sale of investment securities	(1)	14	65
Gain on sale of investment in mortgage banking investee	—	134	—
Mortgage origination	270	196	285
Investment fee income	87	85	94
Insurance commission	44	103	37
Income from mortgage banking investee	37	297	249
Earnings on bank owned life insurance	193	227	19
Other	91	58	59

Total noninterest income	$2,269	$2,445	$2,053

Non-Interest Expense. Non-interest expense for 2005, 2004, and 2003 was $7.0 million, $5.7 million and $4.4 million, respectively. The majority of the increase in non-interest expense for 2005 was attributed to personnel expense and the expenses related to the full year expenses related to the branch in Wilmington, NC along with new branch expenses related to the openings of Southport, NC and Elizabethtown, NC. The overhead ratio of non-interest expense to adjusted total revenues (net interest income plus non-interest income excluding securities transactions) was 54%, 56% and 53% in 2005, 2004, and 2003, respectively. Management expects the overhead ratio to continue to improve as the Company grows.

Total personnel expenses, the largest component of non-interest expense, was $3.7 million, $3.0 million and $2.3 million during 2005, 2004 and 2003, respectively. Personnel expenses increased 24.3% during 2005 and 32.1% during 2004. This was due to the bank’s growth and the addition of senior management. Management expects these costs to continue to increase as we grow.

Combined occupancy and furniture and equipment expense was $805,000, $692,000 and $640,000, or 11.6%, 12.2% and 14.4% of non-interest expense during 2005, 2004 and 2003, respectively. Professional services expense, fees paid to attorneys, independent auditors, consultants and state examiners was $192,000, $195,000, $67,000 in 2005, 2004 and 2003, respectively. The majority of the $128,000 increase in 2004 was due to the preparation for compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

Advertising and public relations expense increased to $187,000 in 2005 from $161,000 in 2004. The company began aggressively marketing loan and deposit products in 2005 with the additional marketing expenses related to the new branch openings in Southport, NC and Elizabethtown, NC. Data processing and credit card processing fees were $629,000, $431,000 and $341,000 during 2005, 2004 and 2003, respectively. These fees relate directly to the number of accounts serviced and transactions processed.

Total non-interest expense will most likely continue to increase as the company grows. However, as the company becomes more mature, growth in net interest income should outpace growth in noninterest expense. Accordingly, management believes the company’s overhead ratio will continue to improve. The primary elements of non-interest expense for the past three years are summarized in the following table.

Sources of Non-interest Expense (Dollars in thousands)

	2005	2004	2003
Salaries and wages	$3,125	$2,455	$1,807
Employee benefits	608	548	466

Total personnel expense	3,733	3,003	2,273

Occupancy expense	555	472	448
Furniture and equipment	250	220	192
Printing and supplies	101	90	76
Professional services	192	195	67
Postage and office supplies	84	71	67
Telephone	73	65	58
Dues and subscriptions	30	28	23
Education and seminars	35	28	9
Foreclosed assets expense	—	35	—
Franchise and local taxes	56	45	42
Advertising and public relations	187	161	98
Director fees	119	118	127
Data processing services	629	431	341
Amortization of deposit premium	253	252	227
Other operating expense	670	473	388

Total other expenses	$6,967	$5,687	$4,436

Provision for Income Taxes. Income tax expense was $1,589,000, $1,209,000 and $1,210,000 for 2005, 2004 and 2003, respectively. Net deferred income tax benefits of approximately $1,596,000 and $818,000 at December 31, 2005 and 2004, respectively, were included in other assets. At December 31, 2005, $189,000 of the total deferred tax asset is applicable to unrealized depreciation on investment securities available for sale.

Our deferred income tax benefits and liabilities are the result of temporary differences in provisions for loan losses, depreciation, amortization of deposit premiums, deferred income, and investment security discount accretion.

Comparison of Financial Condition at March 31, 2006 and December 31, 2005

On March 31, 2006, assets of Waccamaw Bankshares, Inc. totaled $336.7 million compared to $322.8 million on December 31, 2005. Net loans were $267.1 million compared to $257.6 million on December 31, 2005. Total deposits on March 31, 2006 were $283.5 million compared to $271.0 million at the end of 2005. Stockholders’ equity after adjustments for unrealized losses on securities available for sale as required by FASB 115 increased by $1.1 million resulting in a March 31, 2006 book value of $5.14 per share, up from $4.93 on December 31, 2005.

Net loans outstanding on March 31, 2006, were $267.1 million compared to $257.6 million on December 31, 2005. The bank maintains a loan portfolio dominated by real estate and commercial loans diversified among various industries. The $9.5 million increase in loans was due to stronger real estate and commercial demand due to local economies improving in the areas covered by Waccamaw Bank. This resulted in increased construction and development during the first three months of 2006.

Investments in available for sale securities of $38.4 million consisted of corporate securities, municipal securities and mortgage-backed securities (MBS) at March 31, 2006. Included in corporate securities are holdings of Ford Motor Company and General Motors Corporation, which were recently downgraded. We feel this is a temporary impairment and will not be written down due to the strong interest rates associated with these securities and the ability of both companies to turn around their sluggish sales in both the short and long term.

Held to maturity securities are bonds, notes and debentures for which we have the positive intent and ability to hold to maturity and which are reported at cost, adjusted by premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. We had no “Held to Maturity” securities at March 31, 2006 or December 31, 2005.

Federal funds sold consist of short-term loans to other financial institutions. These loans are made to various financial institutions and were $5.3 million and $8.3 million on March 31, 2006 and December 31, 2005, respectively. No single loan exceeds Waccamaw Bank’s legal lending limit.

Deposits on March 31, 2006, were $283.5 million compared to $271.0 million on December 31, 2005. The significant increase in deposits was due to the strong loan demand which necessitated deposit rates be increased through advertising and aggressive marketing programs. Interest-bearing accounts represented 89.63% of total deposits at March 31, 2006 and 90.65% of total deposits at December 31, 2005.

Securities sold under agreements to repurchase on March 31, 2006, were $2.6 million compared to $2.7 million on December 31, 2005. Long-term debt on March 31, 2006 and December 31, 2005 was $6.5 million. All long-term debt is funded by the Federal Home Loan Bank of Atlanta (FHLB). Outstanding short-term borrowings on March 31, 2006 and December 31, 2005 were $10.0 million. All short-term borrowings are funded by the FHLB and mature within one year.

We maintain a strong capital position which exceeds all capital adequacy requirements of Federal regulatory authorities. Total stockholders’ equity at March 31, 2006 was $23.6 million compared to $22.5 million at December 31, 2005. This $1.1 million increase was partly due to operating profits of $845,611 during the first quarter of 2006. Waccamaw Bank also exceeded all capital requirements under the leverage guidelines.

Comparison of Financial Condition at December 31, 2005, 2004 and 2003

Our total assets were $322.8 million at December 31, 2005 as compared to $258.4 million at December 31, 2004. Virtually all of this asset growth was funded with new deposits. Total deposits at December 31, 2005 increased 30.5% to $271.0 million from $207.6 million at December 31, 2004. The bank used these resources primarily to fund new loans and purchase investment securities. The bank’s net loans increased to $257.6 million at the end of 2005, an increase of $50.9 million over the 2004 amount of $206.7 million. Investment securities were $35.2 million and $30.2 million at December 31, 2005 and 2004, respectively.

A significant portion of the loan portfolio is made up of loans secured by various types of real estate. Real estate loans represented 84.2%, 79.5%, and 60.7% of total loans at December 31, 2005, 2004, and 2003, respectively. Total loans secured by one-to-four family residential properties represented 24.0%, 27.9%, and 26.5% of total loans at the end of 2005, 2004 and 2003, respectively. Loans for commercial and business purposes were $29.0 million, $30.9 million and $43.1 million, or 11.1%, 14.7% and 29.7% of total loans outstanding at December 31, 2005, 2004 and 2003, respectively.

The interest rate environment and the need for liquidity resulted in an annualized average yield on the investment portfolio of 4.6%, 4.4%, and 4.6% during 2005, 2004 and 2003, respectively. At December 31, 2005, 2004 and 2003, the market value of the investment portfolio was $35.2 million, $30.2 million, and $24.1 million, respectively. Amortized cost was $35.7 million, $29.9 million, and $23.9 million.

Federal funds represent the most liquid portion of the bank’s invested funds and generally the lowest yielding portion of earning assets. However, because of the flat yield curve and the need to maintain liquidity, management maintained a significant amount of Federal funds during the past three years. Average Federal funds sold totaled $13.6 million, $2.5 million, and $8.3 million in 2005, 2004, and 2003, respectively. Year-end Federal funds sold were $8.3 million and $4.5 million at December 31, 2005 and 2004, respectively.

Average total deposits were $253.0 million during 2005. This is an increase of 49.6% over 2004. Average total deposits were $169.2 million for the year ended December 31, 2004, an increase of 14.6% over 2003. Substantially all of those deposits were core deposits. The percentage of the bank’s average deposits that were interest bearing in 2005 was 90.4%, 88.9% during 2004 and 90.2% during 2003. Average demand deposits which earn no interest were $24.4 million, $18.7 million and $14.5 million for the periods ended December 31, 2005, 2004 and 2003, respectively.

Other borrowed funds consisting of securities sold under agreements to repurchase and Federal funds purchased were $2.7 million, $3.3 million, and $3.7 million at December 31, 2005, 2004 and 2003, respectively. Average short-term debt was $3.6 million, $7.0 million, and $4.5 million during 2005, 2004 and 2003, respectively. The related interest expense was $76,247, $40,978, and $29,082 during 2005, 2004, and 2003, respectively.

As a member of the Federal Home Loan Bank of Atlanta, the bank has the ability to borrow up to 10% of total assets in the form of FHLB advances. At December 31, 2005 and 2004 advances of $6.5 million and $18.5 million, respectively, were outstanding. The average amount of advances outstanding during 2005 and 2004 was $16.0 million and $14.0 million, respectively. Approximately $24.0 million in one-to-four family residential loans were pledged as collateral for our outstanding FHLB advances at December 31, 2005.

Stockholders’ equity was $22.5 million at December 31, 2005. This was a 13.1% increase over the $19.9 million at the end of 2004. Average stockholders’ equity as a percentage of average total assets was 6.7%, 8.3% and 8.8% for 2005, 2004, and 2003, respectively.

Net Interest Income

Net interest income, the principal source of income for the bank, is the amount of income generated by earning assets (primarily loans and investment securities) less the interest expense incurred on interest-bearing liabilities (primarily deposits used to fund earning assets). Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income. The following tables present the average balances of total interest-earning assets and total interest-bearing liabilities for the periods indicated, showing the average distribution of assets, liabilities and stockholders’ equity, and the related income, expense, and corresponding weighted average yields and costs. The average balances used for the purposes of this table and other statistical disclosures were calculated by using the daily average balances.

	For the Three Months Ended March 31,
	2006			2005
	Average balance	Interest	Average rate	Average balance	Interest	Average rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$261,235	$4,922	7.54%	$215,140	$3,372	6.27%
Investment securities	36,319	462	5.09%	28,618	317	4.43%
Other interest-earning assets	12,171	130	4.27%	11,247	70	2.49%

Total interest-earning assets	309,275	5,514	7.13%	255,005	3,759	5.90%

Other assets	23,682			24,056

Total assets	$333,407			$279,061

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$85,800	$488	2.28%	$58,875	$187	1.27%
Time deposits over $100,000	87,117	824	3.78%	69,323	515	2.97%
Other time deposits	78,852	731	3.71%	75,375	499	2.65%
Borrowings	27,437	369	5.38%	30,726	272	3.54%

Total interest-bearing liabilities	279,206	2,412	3.46%	234,299	1,473	2.51%

Non-interest-bearing deposits	28,244			20,601
Other liabilities	1,855			1,061
Shareholders’ equity	24,102			23,100

Total liabilities and shareholders’ equity	$333,407			$279,061

Net interest income/interest rate spread		$3,102	3.67%		$2,286	3.39%

Net interest margin			4.01%			3.59%

Ratio of interest-earning assets to interest-bearing liabilities	110.93%			108.94%

	For the Years Ended December 31,
	2005			2004			2003
	Average balance	Interest	Average rate	Average balance	Interest	Average rate	Average balance	Interest	Average rate
	(Dollars in thousands)
Interest-earning assets:
Loans	$238,579	$16,330	6.84%	$168,757	$10,138	6.01%	$137,403	$8,969	6.53%
Investment securities	31,257	1,435	4.59%	29,068	1,270	4.37%	19,663	894	4.55%
Other interest-earning assets	14,484	463	3.20%	3,157	42	1.33%	8,781	94	1.07%

Total interest-earning assets	284,320	18,228	6.41%	200,982	11,450	5.70%	165,847	9,957	6.00%

Other assets	18,061			16,053			11,716

Total assets	$302,381			$217,035			$177,563

Interest-bearing liabilities:
Deposits:
Savings, NOW and money market	$70,365	1,221	1.74%	$45,485	450	0.99%	$35,199	326	0.93%
Time deposits over $100,000	79,214	2,662	3.36%	39,003	1,012	2.59%	39,068	1,273	3.26%
Other time deposits	79,013	2,431	3.08%	65,970	1,542	2.34%	58,855	1,705	2.90%
Borrowings	27,900	1,222	4.38%	29,238	762	2.61%	13,316	323	2.42%

Total interest-bearing liabilities	256,492	7,536	2.94%	179,696	3,766	2.10%	146,438	3,627	2.48%

Non-interest-bearing deposits
Other liabilities	25,635			19,398			15,492
Shareholders’ equity	20,254			17,941			15,633

Total liabilities and shareholders’ equity	$302,381			$217,035			$177,563

Net interest income/interest rate spread		$10,692	3.47%		$7,684	3.60%		$6,330	3.52%

Net interest margin			3.76%			3.82%			3.82%

Ratio of interest-earning assets to interest-bearing liabilities	110.85%			111.85%			113.25%

Rate/Volume Analysis

The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period’s rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period’s volume), and (iii) net change (the sum of the previous columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

	Three Months Ended March 31, 2006 vs. 2005
	Increase (Decrease) Due to
	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Loans	$797	$753	$1,550
Investment securities	93	52	145
Other interest-earning assets	6	54	60

Total interest income	896	859	1,755

Interest expense:
Deposits:
Savings, NOW and money market	111	190	301
Time deposits over $100,000	149	160	309
Other deposits	24	208	232
Borrowings	(32)	129	97

Total interest expense	252	687	939

Net interest income increase (decrease)	$644	$172	$816

	Year Ended December 31, 2005 vs. 2004			Year Ended December 31, 2004 vs. 2003			Year Ended December 31, 2003 vs. 2002
	Increase (Decrease) Due to			Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
	(Dollars in thousands)
Interest income:
Loans	$4,632	$1,560	$6,192	$1,883	$(714)	$1,169	$1,250	$(686)	$564
Investment securities	99	66	165	410	(34)	376	86	(230)	(144)
Other interest-earning assets	306	115	421	(73)	21	(52)	7	(64)	(57)

Total interest income	5,037	1,741	6,778	2,220	(727)	1,493	1,343	(980)	363

Interest expense:
Deposits:
Savings, NOW and money market	367	404	771	115	9	124	61	(95)	(34)
Time deposits over $100,000	1,210	440	1,650	(2)	(259)	(261)	22	193	215
Other time deposits	342	547	889	173	(336)	(163)	1,260	(1,814)	(554)
Borrowings	63	397	460	446	(7)	439	68	(46)	22

Total interest expense	1,982	1,788	3,770	732	(593)	139	1,411	(1,762)	(351)

Net interest income increase (decrease)	$3,055	$(47)	$3,008	$1,488	$(134)	$1,354	$(68)	$782	$714

Investment Securities

We use our investment portfolio to provide liquidity for unexpected deposit decreases, to fund loans, to meet our interest rate sensitivity goals, and to generate income.

Securities are classified as securities held to maturity when management has the intent and the bank has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as securities available for sale. Unrealized gains and losses on securities available for sale are recognized as direct increases or decreases in stockholders’ equity. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security’s prepayment risk, increases in loan demand, general liquidity needs and other similar factors. The entire securities portfolio is classified as available for sale.

Management of the investment portfolio is conservative with virtually all investments taking the form of purchases of corporate securities, municipal securities, and mortgage-backed securities. Management views the investment portfolio as a source of income, and purchases securities with that in mind. However, adjustments are necessary in the portfolio to provide an adequate source of liquidity which can be used to meet funding requirements for loan demand and deposit fluctuations and to control interest rate risk. Therefore, management may sell certain securities prior to their maturity.

The following table presents the investment portfolio by major types of investments and maturity ranges. Maturities may differ from scheduled maturities in mortgage-backed securities because the mortgages underlying the securities may be called or repaid prior to the scheduled maturity date. Maturities on all other securities are based on the contractual maturity.

	March 31, 2006
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Mortgage-backed	$17,424,369	$8,836	$241,409	$17,191,796
Municipal	8,240,979	12,301	127,375	8,125,905
Other	15,309,444	408,858	506,905	15,211,397

	$40,974,792	$429,995	$875,689	$40,529,098

	December 31, 2005
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
Mortgage-backed	$17,663,191	$13,575	$208,221	$17,468,545
Municipal	4,110,546	15,283	52,647	4,073,182
Other	13,922,384	399,838	649,793	13,672,429

	$35,696,121	$428,696	$910,661	$35,214,156

	December 31, 2004
	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
Securities available for sale:
U.S. government and obligations of U.S. government agencies	$500,000	$3,155	$—	$503,155
Mortgage-backed	14,750,287	41,553	95,843	14,695,997
Municipal	2,318,868	16,566	7,146	2,328,288
Other	12,310,199	470,759	76,266	12,704,692

	$29,879,354	$532,033	$179,255	$30,232,132

The following tables show investments’ gross unrealized losses and fair values, aggregated by investment category and length of time that the individual securities have been in a continuous unrealized loss position, at March 31, 2006, December 31, 2005 and 2004. All unrealized losses on investment securities are considered by management to be temporarily impaired given the credit ratings on these investment securities.

	March 31, 2006
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Mortgage-backed securities	$9,927,913	$(80,485)	$6,460,773	$(160,924)	$16,388,686	$(241,409)
Municipals	5,300,593	(96,680)	1,101,530	(30,695)	6,402,123	(127,375)
Other	2,976,440	(27,292)	5,024,302	(479,613)	8,000,742	(506,905)

Total temporarily impaired securities	$18,204,946	$(204,457)	$12,586,605	$(671,232)	$30,791,551	$(875,689)

	December 31, 2005
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Mortgage-backed securities	$9,010,162	$(90,010)	$4,900,246	$(118,221)	$13,910,408	$(208,221)
Municipals	3,095,231	(45,065)	249,819	(7,582)	3,345,050	(52,647)
Other	894,652	(93,723)	3,958,648	(556,070)	4,853,300	(649,793)

Total temporarily impaired securities	$13,000,045	$(228,798)	$9,108,713	$(681,863)	$22,108,758	$(910,661)

	December 31, 2004
	Less Than 12 Months		12 Months or More		Total
	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
Securities available for sale:
Mortgage-backed securities	$5,409,714	$(46,092)	$2,249,727	$(49,752)	$7,659,441	$(95,844)
Municipals	1,226,117	(1,986)	356,055	(5,159)	1,582,172	(7,145)
Other	3,939,001	(76,266)	—	—	3,939,001	(76,266)

Total temporarily impaired securities	$10,574,832	$(124,344)	$2,605,782	$(54,911)	$13,180,614	$(179,525)

The amortized cost and fair values of securities available for sale at March 31, 2006 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Amortized cost	Fair value
Due within one year	$131,378	$274,896
Due after one year through five years	2,357,055	2,250,408
Due after five years through ten years	4,952,626	4,526,598
Due after ten years	31,391,527	31,334,990
Restricted equity securities	2,142,206	2,142,206

	$40,974,792	$40,529,098

The following table presents the carrying values, intervals of maturities or repricings, and weighted average tax equivalent yields of our investment portfolio at March 31, 2006:

	Repricing or Maturing
	Less than one year	One to five years	Five to ten years	Over ten years	Total
Securities available for sale:
U. S. government agencies
Balance	$—	$—	$—	$—	$—
Weighted average yield	—%	—%	—%	—%	—%
Mortgage-backed securities
Balance	$—	$110,496	$1,073,894	$16,239,978	$17,424,368
Weighted average yield	—%	6.31%	3.80%	3.90%	3.91%
Municipal securities
Balance	$—	$257,225	$875,000	$7,108,755	$8,240,980
Weighted average yield	—%	2.70%	4.00%	4.28%	4.20%
Other
Balance	$131,378	$1,989,334	$3,003,732	$8,042,794	$13,167,238
Weighted average yield	—%	4.73%	5.96%	7.35%	6.85%
Equity securities
Balance	$—	$—	$—	$2,142,206	$2,142,206
Weighted average yield	—%	—%	—%	—%	—%

Total
Balance	$131,378	$2,357,055	$4,952,626	$33,533,733	$40,974,792
Weighted average yield	—%	5.80%	5.15%	4.87%	4.94%

Lending Activities

We make both consumer and commercial loans to borrowers in all neighborhoods within our market area, including the low- and moderate-income areas. Our market area is generally defined to be all of Columbus, Bladen, Brunswick and New Hanover counties of North Carolina and Lancaster County, South Carolina which management feels helps diversify market risk. We emphasize consumer based installment loans, commercial loans to small- and medium-sized businesses and real estate loans.

The following table describes our loan portfolio composition by category:

	At March 31,		At December 31,
	2006		2005		2004
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
	(Dollars in thousands)
Real estate loans:
Construction and development	$87,663	32.34%	$83,575	31.91%	$37,529	17.89%
Farmland	2,552	0.94%	2,545	0.97%	2,119	1.01%
1-4 family residential	65,319	24.09%	62,796	23.98%	58,484	27.87%
Multifamily residential	4,719	1.74%	4,495	1.71%	3,600	1.72%
Nonfarm, nonresidential	67,936	25.06%	67,199	25.66%	65,156	31.05%

Total real estate loans	228,189	84.17%	220,610	84.23%	166,888	79.54%

Other loans:
Agricultural	488	0.18%	388	0.15%	1,976	0.94%
Commercial and industrial	30,523	11.26%	29,036	11.09%	30,928	14.74%
Consumer	10,893	4.02%	10,544	4.03%	8,564	4.08%
Other	1,013	0.37%	1,327	0.50%	1,471	0.70%

Total loans	$271,106	100.00%	$261,905	100.00%	$209,827	100.00%

	At December 31,
	2003		2002		2001
	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
	(Dollars in thousands)
Real estate loans:
Construction and development	$23,389	16.15%	$23,690	18.55%	$11,083	10.82%
Farmland	2,141	1.48%	1,297	1.02%	1,111	1.08%
1-4 family residential	38,354	26.49%	32,224	25.23%	30,675	29.94%
Multifamily residential	1,899	1.31%	1,487	1.16%	772	0.75%
Nonfarm, nonresidential	22,130	15.28%	6,400	5.01%	3,860	3.77%

Total real estate loans	87,913	60.71%	65,098	50.97%	47,501	46.36%

Agricultural	3,238	2.23%	3,223	2.52%	1,547	1.51%
Commercial and industrial loans	43,068	29.74%	46,625	36.51%	38,305	37.38%
Consumer	8,775	6.06%	11,109	8.70%	14,512	14.16%
Other	1,819	1.26%	1,661	1.30%	600.59%

Total loans	$144,813	100.00%	$127,716	100.00%	$102,465	100.00%

The following table presents at March 31, 2006 (i) the aggregate maturities of loans in the named categories of our loan portfolio and (ii) the aggregate amounts of such loans, by variable and fixed rates that mature after one year:

	Within 1 Year	1-5 Years	After 5 Years	Total
	(Dollars in thousands)
Commercial and industrial	$19,020	$7,748	$3,755	$30,523
Construction and development	56,073	22,365	9,225	87,663
Others	98,960	38,682	15,278	152,920

Total	$174,053	$68,795	$28,258	$271,106

Fixed rate loans				$67,158
Variable rate loans				203,948

				$271,106

Commitments and Contingent Liabilities

In the ordinary course of business, we enter into various types of transactions that include commitments to extend credit that are included in net loans receivable presented on our consolidated balance sheets. We apply the same credit standards to these commitments as we use in all of our lending activities and have included these commitments in our lending risk evaluations. Our exposure to credit loss under commitments to extend credit is represented by the amount of these commitments. See “Note 15—Commitments and Contingencies” in the “Notes to Consolidated Financial Statements” included elsewhere in this prospectus.

	2005	2004
Commitments to extend credit	$52,574,000	$47,127,000
Stand-by letters of credit	1,325,000	371,000

	$53,899,000	$47,498,000

Asset Quality and the Allowance for Loan Losses

We consider asset quality to be of primary importance, and employ an internal loan review function as well as a third party loan reviewer to ensure adherence to the lending policy as approved by the board of directors of the bank. It is the responsibility of each lending officer to assign an appropriate risk grade to every loan originated. Credit administration, through the loan review process, validates the accuracy of the initial risk grade assessment. In addition, as a given loan’s credit quality improves or deteriorates, it is credit administration’s responsibility to change the borrower’s risk grade accordingly. We undergo loan review by an outside third party at least once a year. This process involves a review of compliance with our underwriting standards and risk grading and provides a report detailing the conclusions of that review to our board of directors and senior management. The board requires management to address any criticisms raised during the loan review and to take appropriate actions where warranted.

Non-performing Assets. Certain credit risks are inherent in making loans, particularly commercial and consumer loans. Management prudently assesses these risks and attempts to manage them effectively. We also attempt to reduce repayment risks by adhering to internal credit policies and procedures. These policies and procedures include officer and customer limits, periodic loan documentation review and follow up on exceptions to credit policies.

The accrual of interest on loans is discontinued on a loan when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

The table below sets forth, for the periods indicated, information about our nonaccrual loans, loans past due 90 days or more and still accruing interest, total non-performing loans (nonaccrual loans plus loans past due 90 days or more and still accruing interest), and total non-performing assets.

	At March 31,		At December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)
Nonaccrual loans	$1,611	$332	$1,711	$1,723	$701	$1,800	$—
Accruing loans past due 90 days or more	226	712	250	628	486	173	—

Total nonperforming loans	1,837	1,044	1,961	2,351	1,187	1,973	—
Other real estate and repossessed personal property	170	443	140	82	164	140	42

Total nonperforming assets	$2,007	$1,487	$2,101	$2,433	$1,351	$2,113	$42

Nonperforming assets as a percentage of:
Total assets	.60%	.51%	.65%	.94%	.70%	1.31%	.03%
Total loans	.74%	.66%	.80%	1.16%	.93%	1.65%	.04%

Analysis of Allowance for Loan Losses. The allowance for loan losses is maintained at a level adequate to absorb probable losses. Some of the factors which management considers in determining the appropriate level of the allowance for credit losses are: past loss experience, an evaluation of the current loan portfolio, identified loan problems, the loan volume outstanding, the present and expected economic conditions in general, regulatory policies, and in particular, how such conditions relate to the market areas that the we serve. Bank regulators also periodically review our loans and other assets to assess their quality. Loans deemed uncollectible are charged to the allowance. Provisions for loan losses and recoveries on loans previously charged off are added to the allowance.

At March 31, 2006 we had $1.6 million loans in nonaccrual status as compared to $332,000 at March 31, 2005. There were no repossessed assets at March 31, 2006 and at March 31, 2005. The allowance for loan losses at March 31, 2006 was $4.1 million, which represents 1.49% of total outstanding loans compared to $2.9 million and 1.29% for the prior year. The decrease in the loan loss provision was due to stronger loan growth at the end of 2004 and the first three months of 2005 versus the first three months of 2006.

The allowance for loan losses at December 31, 2005 was $3.9 million or 1.50% of outstanding loans. The allowance for loan losses at December 31, 2004 was $2.8 million or 1.33% of total outstanding loans.

The following table describes the allocation of the allowance for loan losses among various categories of loans for the dates indicated.

	At March 31,		At December 31,
	2006		2005		2004
	Amount	% of Total Loans(1)	Amount	% of Total Loans(1)	Amount	% of Total Loans(1)
	(Dollars in thousands)
Construction and development	$1,376	32.34%	$1,320	31.91%	$253	17.89%
Farmland	33	0.94%	33	0.97%	28	1.01%
1-4 family residential	941	24.09%	911	23.98%	702	27.87%
Multifamily residential	50	1.74%	49	1.71%	39	1.72%
Nonfarm, residential	1,053	25.06%	1,048	25.66%	358	31.05%

Total real estate	3,453	84.17%	3,361	84.23%	1,380	79.54%
Agricultural	7	0.18%	5	0.14%	28	0.94%
Commercial and industrial	406	11.26%	389	11.09%	1,241	14.74%
Consumer	172	4.02%	168	4.03%	124	4.08%
Other	12	0.37%	16	0.51%	18	0.70%

Total allowance	$4,050	100.00%	$3,939	100.00%	$2,791	100.00%

	At December 31,
	2003		2002		2001
	Amount	% of Total Loans(1)	Amount	% of Total Loans(1)	Amount	% of Total Loans(1)
	(Dollars in thousands)
Construction and development	$351	16.15%	$346	18.55%	$151	10.82%
Farmland	30	1.48%	22	1.02%	16	1.08%
1-4 family residential	575	26.48%	451	25.23%	433	29.94%
Multifamily residential	23	1.31%	22	1.16%	9	0.75%
Nonfarm, residential	299	15.28%	92	5.01%	48	3.77%

Total real estate	1,278	60.70%	933	50.97%	657	46.36%
Agricultural	52	2.24%	52	2.52%	21	1.51%
Commercial and industrial	711	29.74%	676	36.51%	537	37.38%
Consumer	149	6.06%	167	8.69%	200	14.16%
Other	28	1.26%	26	1.31%	7	0.59%

Total allowance	$2,218	100.00%	$1,854	100.00%	$1,422	100.00%

(1)	Represents total of all outstanding loans in each category as a percent of total loans outstanding.

The following table presents information regarding changes in the allowance for loan losses for the periods indicated:

	At or for the Three Months ended March 31,		At or for the Year Ended December 31,
	2006	2005	2005	2004	2003	2002	2001
	(Dollars in thousands)
Balance at beginning of period	$3,939	$2,791	$2,791	$2,218	$1,854	$1,422	$977

Charge-offs:
Construction loans	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	(86)	(63)	(14)	(15)	—
Consumer and other	(2)	(106)	(184)	(210)	(378)	(373)	(208)

Total charge-offs	(2)	(106)	(270)	(273)	(392)	(388)	(208)

Recoveries:
Construction loans	—	—	—	—	—	—	—
Commercial and industrial loans	—	—	34	17	—	—	—
Consumer and other	8	2	14	10	26	26	41

Total recoveries	8	2	48	27	26	26	41

Net charge-offs	6	(104)	(222)	(246)	(366)	(362)	(167)

Provision for loan losses	105	225	1,370	819	730	794	612

Balance at end of period	$4,050	$2,912	$3,939	$2,791	$2,218	$1,854	$1,422

Total loans outstanding at end of period	$271,106	$225,078	$261,905	$209,827	$144,813	$127,716	$102,465
Average loans outstanding for the period	$261,235	$215,140	$238,579	$168,757	$137,403	$114,823	$84,209
Allowance for loan losses to loans outstanding	1.49%	1.35%	1.50%	1.33%	1.53%	1.45%	1.39%
Ratio of net loan charge-offs to average loans outstanding	0.00%	0.05%	0.09%	0.15%	0.27%	0.32%	0.20%

Sources of Funds

Deposit Activities. We rely on deposits generated in our market area to provide the majority of funds needed to support lending activities and for investments in liquid assets. More specifically, core deposits (total deposits less time deposits in denominations of $100,000 or more) are our primary funding source.

Our balance sheet growth is largely determined by the availability of deposits in our market, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing our loan or investment portfolios. Market conditions have resulted in depositors shopping for better deposit rates more than in the past. This increased customer awareness of interest rates adds to the importance of rate management. Our management must continuously monitor market pricing, competitors’ rates, and internal interest rate spreads to maintain our growth and achieve profitability. We attempt to structure rates so as to promote deposit and asset growth while at the same time increasing our overall profitability.

Management’s strategy has been to support loan and investment growth with core deposits and not to aggressively solicit the more volatile, large denomination certificates of deposit. Large denomination certificates of deposit are particularly sensitive to changes in interest rates. Management considers these deposits to be volatile and, in order to minimize liquidity and interest rate risks, invests these funds in short-term investments.

The following table sets forth, for the periods indicated, the average balances outstanding and average interest rates for each major category of deposits:

	At March 31,		At December 31,
	2006		2005		2004
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest bearing deposits:
Demand accounts	$23,980	1.19%	$17,803	0.73%	$14,177	0.51%
Money market	55,538	2.90	45,980	2.25	25,422	1.35
Savings	6,282.89		6,582	0.85	5,866	0.55
Time deposits	165,969	3.75	158,227	3.22	104,973	2.43

Total interest bearing deposits	251,769	3.25	228,592	2.76	150,458	2.00

Noninterest bearing demand deposits	28,244		24,402		18,704

Total deposits	$280,013		$252,994		$169,162

	At December 31,
	2003		2002		2001
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate
	(Dollars in thousands)
Interest bearing deposits:
Demand accounts	$12,901	0.32%	$10,652	0.51%	$8,494	0.48%
Money market	16,999	1.35	14,787	1.89	13,388	3.00
Savings	5,299	0.55	4,945	0.93	4,314	1.58
Time deposits	97,923	3.04	81,702	4.06	63,289	5.64

Total interest bearing deposits	133,122	2.48	112,086	3.28	89,485	4.69

Noninterest bearing demand deposits	14,541		13,640		10,735

Total deposits	$147,663		$125,726		$100,220

The following table sets forth the amounts and maturities of certificates of deposit with balances of $100,000 or more at March 31, 2006:

At March 31, 2006
Remaining maturity:
Less than three months	$24,550
Over three months through one year	44,634
Over one year through three years	12,529
Over three years through five years	4,684

Total	$86,397

Borrowings. As additional sources of funding, we use advances from the FHLB under a line of credit equal to 10% of the bank’s total assets ($16.5 million at March 31, 2006). Outstanding advances at March 31, 2006 were as follows:

Maturity Date	Advance	Rate
02/10/10	$2,500,000	Fixed at 5.85%	Convertible quarterly
04/05/06	2,000,000	3 mo LIBOR + .14%
05/10/06	3,000,000	3 mo LIBOR + .14%
10/20/06	5,000,000	1 mo LIBOR + .05%
09/29/15	4,000,000	Fixed at 4.06%	Convertible 9/29/09

	$16,500,000

Pursuant to collateral agreements with the FHLB, at March 31, 2006 advances were secured by investment securities available for sale with a fair value of $743,000 and by loans with a carrying amount of $24.0 million, which approximates market value.

We may purchase federal funds through two unsecured federal funds lines of credit aggregating $13.0 million. These lines are intended for short-term borrowings and are subject to restrictions limiting the frequency and terms of the advances. These lines of credit are payable on demand and bear interest based upon the daily federal funds rate (5.28% at March 31, 2006). Short-term borrowings may also consist of securities sold under a repurchase agreement. Securities sold under repurchase agreements generally mature within one to four days from the transaction date.

A summary of selected data related to short-term borrowed funds follows:

For the Three Month Period Ended March 31, 2006,
Short-term borrowings:
Balance outstanding at end of period	$2,594,000
Maximum amount outstanding at any month end during the period	$2,594,000
Average balance outstanding during the period	$2,334,667
Weighted-average interest rate during the period	3.66%
Weighted-average interest rate at end of period	3.47%

Capital Resources

A significant measure of the strength of a financial institution is its capital base. Federal regulations have classified and defined capital into the following components: (1) Tier 1 capital, which includes common shareholders’ equity and qualifying preferred equity, and (2) Tier 2 capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock which does not qualify as Tier 1 capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines that require a financial institution to maintain capital as a percent of its assets and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier 1 capital as a percentage of risk-adjusted assets of 4.0% and combined Tier 1 and Tier 2 capital as a percentage of risk-adjusted assets of 8.0%. In addition to the risk-based guidelines, federal regulations require that we maintain a minimum leverage ratio (Tier 1 capital as a percentage of tangible assets) of 4.0%. The company’s equity to assets ratio was 7.00% at March 31, 2006. As the following table indicates, at December 31, 2005, the company and the bank exceeded regulatory capital requirements.

	At March 31, 2006
	Actual Ratio	Minimum Requirement	Well-Capitalized Requirement
Waccamaw Bankshares, Inc.
Total risk-based capital ratio	12.27%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.02%	4.00%	6.00%
Leverage ratio	9.40%	4.00%	5.00%

Waccamaw Bank
Total risk-based capital ratio	11.87%	8.00%	10.00%
Tier 1 risk-based capital ratio	10.62%	4.00%	6.00%
Leverage ratio	9.04%	4.00%	5.00%

During 2003, we issued $8.2 million of junior subordinated debentures to a newly formed subsidiary, Waccamaw Statutory Trust I, which in turn issued $8.0 million of trust preferred securities. The proceeds from the sale of our trust preferred securities provided additional capital for the current and future expansion of

Waccamaw Bank. Under the current applicable regulatory guidelines, $7.8 million of these debentures qualify as Tier 1 capital. Management expects that the company and the bank will remain “well capitalized” for regulatory purposes for another 12 to 15 months, although there can be no assurance that additional capital will not be required in the near future due to greater-than-expected growth, or otherwise.

Liquidity and Sensitivity

The principal goals of our asset and liability management strategy are the maintenance of adequate liquidity and the management of interest rate risk. Liquidity is the ability to convert assets to cash in order to fund depositors’ withdrawals or borrowers’ loans without significant loss. Interest rate risk management balances the effects of interest rate changes on assets that earn interest against liabilities on which interest is paid, to protect against wide fluctuations in its net interest income which could result from interest rate changes.

Management must ensure that adequate funds are available at all times to meet the needs of our customers. On the asset side of the balance sheet, maturing investments, loan payments, maturing loans, federal funds sold, and unpledged investment securities are principal sources of liquidity. On the liability side of the balance sheet, liquidity sources include core deposits, the ability to increase large denomination certificates, Federal funds lines from correspondent banks, borrowings from the FHLB, as well as the ability to generate funds through the issuance of long-term debt and equity.

Interest rate risk is the effect that changes in interest rates would have on interest income and interest expense as interest-sensitive assets and interest-sensitive liabilities either reprice or mature. Management attempts to maintain the portfolios of earning assets and interest-bearing liabilities with maturities or repricing opportunities at levels that will afford protection from erosion of net interest margin, to the extent practical, from changes in interest rates.

At December 31, 2005, we were cumulatively asset-sensitive (earning assets subject to interest rate changes exceeded interest-bearing liabilities subject to changes in interest rates). Demand, savings and money market accounts repricing within three months equaled $82.1 million. Historically, these short-term deposits are not as rate sensitive as other types of interest-bearing deposits. We are asset sensitive in the three months or less time period, with the four to twelve months time period being liability-sensitive, the thirteen to sixty months time period being asset-sensitive and the over sixty months time period being asset-sensitive.

Time deposits in denominations of $100,000 or more and large municipal repurchase accounts are especially susceptible to interest rate changes. Funds from these deposits are matched with short-term investments in order to mitigate this susceptibility. Matching sensitive positions alone does not ensure that we have no interest rate risk. The repricing characteristics of assets are different from the repricing characteristics of funding sources. Thus, net interest income can be impacted by changes in interest rates even if the repricing opportunities of assets and liabilities are perfectly matched.

Mortgage backed securities are shown based on their contractual maturity but tend to be repaid earlier. Long-term debt maturing in 2010 and 2012 with a quarterly call feature is shown in the 1-3 month repricing period.

The table below shows the sensitivity of our balance sheet at the date indicated but is not necessarily indicative of the position on other dates.

Interest Rate Sensitivity

	December 31, 2005 Maturities/Repricing
	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total
	(Dollars in thousands)
Earning assets:
Loans	$159,315	$12,910	$62,049	$27,631	$261,905
Investments	278	—	2,232	32,704	35,214
Federal funds sold	8,281	—	—	—	8,281
Deposits with banks	708	—	—	—	708

Total	168,582	12,910	64,281	60,335	306,108

Interest-bearing liabilities:
Demand accounts	20,062	—	—	—	20,062
Savings and money market	62,067	—	—	—	62,067
Time deposits	37,528	99,961	18,330	7,738	163,557
Repurchase agreements and purchased funds	2,736	—	—	—	2,736
Short-term borrowings	—	10,000	—	—	10,000
Long-term debt	—	—	—	6,500	6,500
Junior subordinated debentures	8,248	—	—	—	8,248

Total	130,641	109,961	18,330	14,238	273,170

Interest rate gap	$37,941	$(97,051)	$45,951	$46,097	$32,938

Cumulative interest sensitivity gap	$37,941	$(59,110)	$(13,159)	$32,938
Ratio of sensitivity gap to total earnings assets	12.39%	(31.70)%	15.01%	15.06%	10.76%
Cumulative ratio of sensitivity gap to total earnings assets	12.39%	(19.31)%	(4.30)%	10.76%

Impact of Inflation on Changing Prices

Commercial banks have an asset and liability make-up that is distinctly different from that of a company with substantial investments in plant and inventory because the major portions of a commercial bank’s assets are monetary in nature. As a result, a bank’s performance may be significantly influenced by changes in interest rates. Although the banking industry is more affected by changes in interest rates than by inflation in the prices of goods and services, inflation is a factor that may influence interest rates. However, the frequency and magnitude of interest rate fluctuations do not necessarily coincide with changes in the general inflation rate. Inflation does affect operating expenses in that personnel expenses and the cost of supplies and outside services tend to increase more during periods of high inflation.

Off-Balance Sheet Arrangements

	2005	2004
Commitments to extend credit	$52,574,000	$47,127,000
Stand-by letters of credit	1,325,000	371,000

	$53,899,000	$47,498,000

Recent Accounting Pronouncements

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (IRLC), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, “Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133.” Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company adopted the provisions of SAB 105 effective April 1, 2004. Since the provisions of SAB 105 affect only the timing of the recognition of mortgage banking income, the adoption of SAB 105 did not have a material adverse effect on either the Company’s consolidated financial position or consolidated results of operations.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R) (SFAS No. 123(R)), “Share-Based Payment”, which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees.” SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period or the period the employee will be retirement eligible.

SFAS No. 123(R) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (ESPPs). Awards to most nonemployee directors will be accounted for as employee awards. This Statement was to be effective for public companies that do not file as small business issuers as of the beginning of interim or annual reporting periods beginning after June 15, 2005. In April 2005, the Securities and Exchange Commission (SEC) issued Release No. 2005-57, which defers the effective date of SFAS No. 123(R) for many registrants. Registrants that do not file as small business users must adopt SFAS No. 123(R) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the Company adopted SFAS No. 123(R) on January 1, 2006, and believes it will not have a material effect on the consolidated financial statements.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107), which contains guidance on applying the requirements in SFAS No. 123(R). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(R) is adopted. The Company adopted SAB 107 on January 1, 2006, and believes it will not have a material effect on the consolidated financial statements.

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS No. 154), “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements.” SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.

Contractual Obligations

The following table sets forth additional information regarding the composition of our contractual obligations.

	Payment Due by Period
Contractual Obligations	Total	On Demand or Less than One Year	One to Three Years	Four to Five Years	After Five Years
	(Dollars in thousands)
Short-term debt	$10,000	$10,000	$—	$—	$—
Long-term debt	6,500	—	—	2,500	4,000
Lease Obligations	921	211	609	84	17
Deposits	271,035	244,967	18,330	—	7,738

Total contractual cash obligations	$288,456	$255,178	$18,939	$2,584	$11,755

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our profitability is dependent to a large extent upon our net interest income, which is the difference between our interest income on interest-bearing assets, such as loans and investments, and our interest expense on interest-bearing liabilities, such as deposits and borrowings. Our primary market risk is interest rate risk, which is the result of differing maturities or repricing intervals of interest-earning assets and interest-bearing liabilities with the goals of minimizing interest rate fluctuations in our net interest income. We do not maintain a trading account, nor are we subject to currency exchange risk or commodity price risk.

Our Asset/Liability Committee (ALCO) meets on a monthly basis in order to assess interest rate risk, liquidity, capital and overall balance sheet management through rate shock analysis measuring various interest rate scenarios over the future 12 months. Through ALCO, we are able to determine fluctuations to net interest income from changes in the Prime Rate of up to 300 basis points up or down during a 12-month period. ALCO also reviews policies and procedures related to funds management and interest rate risk based on local, national and global economic conditions along with funding strategies and balance sheet management to minimize the potential impact of earnings and liquidity from interest rate movements.

The following table presents information about the contractual maturities, average interest rates and estimated fair values of our financial instruments that are considered market risk sensitive.

Expected Maturities of Market Sensitive Instruments Held at December 31, 2005

(Dollars in thousands)

	1-3 Months	4-12 Months	13-60 Months	Over 60 Months	Total	Average Interest Rate	Estimated Fair Value
Earning Assets:
Loans	$159,315	$12,910	$62,049	$27,631	$261,905	6.84%	$256,445
Investments	278	—	2,232	32,704	35,214	4.59%	35,214
Federal funds sold	8,281	—	—	—	8,281	3.21%	8,281
Deposits with banks	708	—	—	—	708	3.03%	708

Total	168,582	12,910	64,281	60,335	306,108	6.41%	300,648

Interest-bearing liabilities:
Demand accounts	20,062	—	—	—	20,062.73%		20,062
Savings and money market	62,067	—	—	—	62,067	2.08%	62,067
Time deposits	37,528	99,961	18,330	7,738	163,557	3.22%	164,114
Repurchase agreements and Purchased funds	2,736	—	—	—	2,736	2.11%	2,736
Short-term borrowings	—	10,000	—	—	10,000	3.55%	10,000
Long-term debt	—	—	—	6,500	6,500	5.33%	6,493
Junior subordinated debentures	8,248	—	—	—	8,248	6.23%	7,999

Total	$130,641	$109,961	$18,330	$14,238	$273,170	2.94%	$273,471

We have not had any material changes in overall interest rate risk since December 31, 2005.

BUSINESS

Who We Are

Waccamaw Bankshares, Inc. is the holding company for Waccamaw Bank, a North Carolina-chartered community bank. We are headquartered in Whiteville, North Carolina and conduct our business through nine full service banking offices located in Whiteville, Tabor City, Chadbourn, Elizabethtown, Shallotte, Holden Beach, Southport and Wilmington, North Carolina and Heath Springs, South Carolina. Our primary market area includes Columbus, Bladen, Brunswick and New Hanover Counties of North Carolina and Lancaster County, South Carolina. Waccamaw Bank began operations in Whiteville, North Carolina on September 2, 1997 and on June 30, 2001 became our wholly owned subsidiary upon completion of our reorganization into a bank holding company. In December 2005, we announced that we had entered into an agreement to acquire The Bank of Heath Springs, Heath Springs, South Carolina and merge that institution into Waccamaw Bank. We completed that merger on April 28, 2006 adding $20.1 million in assets and one additional office to Waccamaw Bank.

At March 31, 2006 we had:

•	Assets of $336.7 million,

•	Loans of $267.1 million,

•	Deposits of $283.5 million,

•	Stockholders’ equity of $23.6 million,

•	Diluted earnings per share of $0.18 (first three months of 2006),

•	Return on average assets of 1.02%, and

•	Return on average equity of 14.50%.

Our lending activities are oriented to the consumer and retail customer as well as small- to medium-sized businesses in our market area. Accordingly, we offer the standard compliment of commercial, consumer and mortgage lending products, as well as the ability to structure products to fit specialized needs. We emphasize superior customer service and responsive decision making delivered with the convenience of modern technology. We have developed a loan portfolio that is primarily composed of loans secured by real estate. Such loans comprised approximately 84.15% of our loan portfolio at March 31, 2006. We believe we have created and maintain a strong credit culture. As of March 31, 2006, our non-performing assets totaled $2,007,000 or 0.60% of total assets.

The deposit services offered by our bank include small business and personal checking, savings accounts and certificates of deposit. Our bank concentrates on customer relationships in building its customer deposit base and competes aggressively in the area of transaction accounts. At June 30, 2005, the most current data provided by the FDIC Deposit Market Share Report indicated that we controlled over 26% of the deposits in Columbus County where Whiteville is located, over 6% of the deposits in Brunswick County and 0.65% of the deposits in New Hanover County. Because we entered Bladen County after June 30, 2005, no market share data is available. With our acquisition of The Bank of Heath Springs, we control nearly 5% of the deposits in Lancaster County, South Carolina.

Our growth strategy has centered on the expansion of our franchise through the opening of new bank offices. Very soon after opening our main office in Whiteville, we opened offices in Tabor City and Chadbourn, North Carolina. In 2000, we established offices in Shallotte and Holden Beach in Brunswick County, North Carolina. In 2004, we opened our Wilmington office, expanding into the vibrant New Hanover market. A third Brunswick County location was opened in 2005 with the addition of our Southport office and in the same year we entered Bladen County with the opening of our Elizabethtown office. With the acquisition of The Bank of Heath Springs, we added an office in Heath Springs, South Carolina and the ability to establish additional offices throughout South Carolina. We expect in the future to branch into areas of South Carolina contiguous to our current primary market area along the North Carolina-South Carolina border and coastline, although no branch applications are currently pending.

We conduct all of our business activities through our banking subsidiary, Waccamaw Bank. The bank’s deposits are insured up to applicable limits by the FDIC. Our principal executive office is located at 110 North J.K. Powell Boulevard, Whiteville, North Carolina 28472 and our telephone number is (910) 641-0044. Our website is www.waccamawbank.com. Information contained on our website is not part of this prospectus.

Strategy

From our initial office in Whiteville, the county seat of Columbus County, we have expanded into neighboring towns and the contiguous counties of Bladen, Brunswick and New Hanover. With our strategic acquisition of the Bank of Heath Springs in Lancaster County, South Carolina, the legal restrictions on establishing branch offices in South Carolina have been eliminated and we may branch throughout the State of South Carolina. We currently anticipate that our future expansion will be along the North Carolina-South Carolina border and coastline. We will be open to opportunities that may present themselves in the form of whole bank or branch acquisitions in North and South Carolina. We believe our track record of opening community-based full service branches in contiguous towns and counties will continue to be the primary thrust of our expansion strategy. We have no immediate plans to expand our product and service base beyond that currently being provided and therefore will continue to direct our efforts to serving the banking needs of retail customers and small- to medium-sized businesses in our market area. Commercial lending secured by real estate will continue to be a focus of our lending activities and we will continue to focus our products and services to persons who reside, or do business, in our market areas.

Market Area

Our market area includes the counties of Columbus, Bladen, Brunswick, and New Hanover, North Carolina and Lancaster County, South Carolina. Total deposits in our market area exceed $5.7 billion.

Columbus County is located in the southeastern portion of North Carolina near the South Carolina border. Whiteville, the largest city in the county, is approximately 45 miles west of Wilmington, North Carolina, 150 miles southeast of Charlotte, North Carolina, and 45 miles north of Myrtle Beach, South Carolina. These cities all have national or regional airports. Columbus County had an estimated 2005 population of 55,000 and an estimated 2005 median family income of $39,000.

Brunswick County is adjacent to Columbus County to the southeast and also borders South Carolina. Shallotte, the largest city in the county, is approximately 35 miles southwest of Wilmington and 35 miles northeast of Myrtle Beach. Brunswick County had an estimated 2005 population of 89,000 and an estimated 2005 median family income of $54,200.

New Hanover County is a coastal county and adjacent to Brunswick County to the north. Wilmington, the largest city in the county, has a diversified economy which includes shipping, manufacturing, medical and retail industries. New Hanover County had an estimated 2005 population of 180,000 and an estimated 2005 median family income of $54,200.

Bladen County is adjacent to Columbus County to the northeast. Elizabethtown, the largest city in the county is approximately 50 miles northwest of Wilmington and 80 miles northwest of Myrtle Beach. Bladen County had an estimated 2005 population of 33,000 and an estimated 2005 median family income of $40,000.

Lancaster County is located in the Piedmont region of South Carolina and borders North Carolina to its north. Our branch in Heath Springs is approximately 50 miles south of Charlotte and 100 miles west of Whiteville. Lancaster County had an estimated 2005 population of 63,113 and an average estimated 2005 median family income of 47,449.

In our market area, the principal components of the economy are manufacturing, agriculture and tourism. Manufacturing employment is concentrated in the wood products and textile industries. The primary agriculture products are tobacco and hogs.

Trust Preferred Securities

In December 2003, we privately issued $8.2 million aggregate liquidation amount of floating rate trust preferred securities through Waccamaw Statutory Trust I, which was formed for the sole purpose of issuing the securities. The principal reason for issuing these securities was that the proceeds from their sale qualifies as Tier 1 capital for regulatory capital purposes (subject to certain limitations), thereby enabling us to enhance our regulatory capital positions without diluting the ownership of our shareholders. Based on current Federal Reserve Board guidelines, approximately $7.8 million of the proceeds from our issuance of trust preferred securities qualified as Tier 1 capital as of March 31, 2006.

Dividends paid to holders of the trust preferred securities are recorded as interest expense and are deductible for income tax purposes. The trust preferred securities are redeemable on or after December 17, 2008. We have fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. Our obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness, but is senior to our common stock.

Lending Activities

General. We provide a wide range of short- to medium-term commercial, mortgage, construction and personal loans, both secured and unsecured. We also make real estate mortgage and construction loans and Small Business Administration guaranteed loans. Many of our commercial loans are collateralized with real estate in our market but such collateral is mainly a secondary, and not a primary, source of repayment. We have maintained a balance between variable and fixed rate loans within our portfolio. Variable rate loans accounted for 75.2% of the loan balances outstanding at March 31, 2006 while fixed rate loans accounted for 24.8% of such balances.

Our loan policies and procedures establish the basic guidelines governing our lending operations. Generally, the guidelines address the types of loans that we seek, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans or credit lines are subject to approval procedures and amount limitations. For any loan transaction, approval of the loan and who determines such approval is based on the total credit available to the borrower. The policies are reviewed and approved at least annually by the board of directors of the bank. We supplement our own supervision of the loan underwriting and approval process with periodic loan audits by internal personnel and outside professionals experienced in loan review work.

Commercial Real Estate Loans. We originate and maintain a significant amount of commercial real estate loans. Aggregate commercial real estate loan balances outstanding at March 31, 2006 equaled $67.9 million. This lending involves loans secured principally by commercial buildings and agricultural facilities. We require the personal guaranty of borrowers and a demonstrated cash flow capability sufficient to service the debt, with the real estate collateral as a secondary source of repayment. Loans secured by commercial real estate may be in greater amount and involve a greater degree of risk than one-to-four family residential mortgage loans. Payments on such loans are often dependent on successful operation or management of the properties.

Construction Loans. Another of our primary lending focuses is construction/development lending. Balances of construction loans outstanding at March 31, 2006 totaled $87.7 million. We originate one-to-four family residential construction loans for the construction of custom homes and provide financing to builders and consumers for the construction of new homes. We are active in the construction market and make construction loans on homes that are not pre-sold, but we limit the number of such loans to any one builder. This type of lending is only done with local, well-established builders and not with large or national tract builders. We lend to builders in our market who have demonstrated a favorable record of performance and profitable operations. We also finance small tract developments and sub-divisions. We endeavor to limit our construction lending risk through adherence to established underwriting procedures and the requirement of documentation of all draw requests. We require personal guarantees and secondary sources of repayment on all construction loans.

Commercial Loans. Commercial business lending is another focus of our lending activities. At March 31, 2006, our commercial loan portfolio totaled $30.5 million. Commercial loans include secured loans for working capital, expansion and other business purposes. Short-term working capital loans generally are secured by accounts receivable, inventory and/or equipment. Lending decisions are based on an evaluation of the financial strength, cash flow, management and credit history of the borrower, and the quality of the collateral securing the loan. With few exceptions, we require personal guarantees and secondary sources of repayment, primarily a deed of trust on local real estate. Commercial loans generally provide greater yields and reprice more frequently than other types of loans, such as residential real estate loans. More frequent repricing means that yields on our commercial loans adjust more quickly with changes in interest rates.

Residential Real Estate Loans and Home Equity Lines of Credit. Residential real estate loans are made for purchasing and refinancing one-to-four family properties. We provide customers access to long-term conventional real estate loans, which we originate and broker for sale in the secondary market. We receive fees in connection with the origination of mortgage loans, with such fees aggregating $65,000 for the three months ended March 31, 2006 and $270,000 for the year ended December 31, 2005. In addition to non-interest income generated by the origination of mortgage loans, we believe that offering such loans allows us to serve the convenience and needs of our customers while also affording an opportunity to cross-market our other loan and deposit products. We anticipate that we will continue to be an active originator of mortgage loans and only hold for our own account a small number of well-collateralized, non-conforming residential loans.

We also originate home equity loans and lines of credit for our own portfolio. At March 31, 2006, home equity loans and lines of credit totaled $20.3 million and comprised approximately 7.5% of our loan portfolio.

Loans to Individuals. Loans to individuals include automobile loans, boat and recreational vehicle financing and miscellaneous secured and unsecured personal loans. At March 31, 2006, our consumer loan portfolio totaled $10.9 million. Consumer loans generally can carry significantly greater risks than other loans, even if secured, if the collateral consists of rapidly depreciating assets such as automobiles and equipment. Repossessed collateral securing a defaulted consumer loan may not provide an adequate source of repayment of the loan. Consumer loan collections are sensitive to job loss, illness and other personal factors. We attempt to manage the risks inherent in consumer lending by following established credit guidelines and underwriting practices designed to minimize risk of loss.

Loan Approvals. Our loan policies and procedures establish the basic guidelines governing lending operations. Generally, the guidelines address the type of loans that we seek, target markets, underwriting and collateral requirements, terms, interest rate and yield considerations and compliance with laws and regulations. All loans and credit lines are subject to approval procedures and amount limitations. Depending upon the loan requested, approval may be granted by the individual loan officer, our officers’ loan committee or, for the largest relationships, the directors’ loan committee. These limitations apply to the borrower’s total outstanding indebtedness to us, including the indebtedness of any guarantor, letters of credit, overdrafts and uncollected funds. These policies are reviewed and approved at least annually by the board of directors.

Responsibility for loan review, underwriting, compliance and document monitoring resides with our Senior Credit Officer, who is responsible for loan processing and approval. The board of directors of the bank determines officer lending authorities on an annual basis.

Loan Participations. From time to time we purchase and sell loan participations to or from other banks within and outside our market area. All loan participations purchased have been underwritten using our standard and customary underwriting criteria.

Credit Cards. We offer credit cards on an agency basis as an accommodation to our customers. We assume none of the underwriting risk associated with this product.

Banking Technology

Our customers have the ability to perform on-line banking and bill paying, request check copies, reorder checks and make certain transfers. We provide our customers with imaged check statements, thereby eliminating the cost of returning checks to customers and eliminating the clutter of canceled checks.

Competition

Commercial banking in North Carolina is extremely competitive in large part due to early adoption of statewide branching. For example, as of June 30, 2005, data provided by the FDIC Deposit Market Share Report indicated that within our market area there were 23 different commercial and savings institutions operating a total of 138 offices (8 in Bladen County, 39 in Brunswick County, 16 in Columbus County, 67 in New Hanover County, North Carolina and 8 in Lancaster County, South Carolina). We compete in our market area with large regional and national banking organizations, other federally and state chartered financial institutions such as savings and loan institutions and credit unions, consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of our competitors have broader geographic markets and higher lending limits than we do and are also able to provide more services and make greater use of media advertising. All of the markets in which we have a banking office are also served by branches of the largest banks in North Carolina, some of which are among the largest institutions in the United States.

The enactment of legislation authorizing interstate banking has led to increases in the size and financial resources of some of our competitors. In addition, as a result of interstate banking, out-of-state commercial banks have acquired North Carolina banks and heightened the competition among banks in North Carolina.

Despite the competition in our market area, we believe that we have certain competitive advantages that distinguish us from our competition. We offer customers modern banking services without forsaking prompt, personal service and friendliness. We also offer local decision making, which allows us to make credit decisions more quickly than some of our competitors. We provide personalized services and attract customers by being responsive and sensitive to their individualized needs. We believe our approach to business builds goodwill among our customers, stockholders, and the communities we serve that results in referrals from stockholders and satisfied customers. We also rely on traditional marketing to attract new customers. To enhance a positive image in the community, we support and participate in local events and our officers and directors are active in supporting local civic and charitable organizations.

Properties

The following table sets forth the location of our main office, banking offices and operations center, as well as certain information relating to these facilities.

Office	Address	Year Opened	Approximate Square Footage	Owned or Leased
Main office	110 N. Powell Blvd. Whiteville, NC 28472	2001	12,000	Owned

Operations Center	809 S. Madison St. Whiteville, NC 28472	2006	7,700	Leased

Tabor City	105 Hickman Rd. Tabor City, NC 28463	1997	3,800	Leased

Chadbourn	111 Strawberry Blvd. Chadbourn, NC 28431	1997	2,500	Leased

Shallotte	4949 Main St. Shallotte, NC 28470	2000	2,521	Leased

Holden Beach	3178 Holden Beach Rd., SW Supply, NC 28462	2000	1,200	Leased

Southport	701 N. Howe St. Towngate Crossing Suite 3 Southport, NC 28461	2005	1,860	Leased

Elizabethtown	306 S. Poplar St. Elizabethtown, NC 28337	2005	2,016	Leased land

Wilmington	29 S. Kerr Ave. Wilmington, NC 28403	2004	3,000	Leased

Heath Springs	202 N. Main St. Heath Springs, SC 29058	2006	5,500	Owned

We believe that all of our properties are maintained in good operating condition and are suitable and adequate for our operational needs.

Employees

As of March 31, 2006, we had 86 full-time employees and 10 part-time employees. None of our employees are covered by a collective bargaining agreement. We consider relations with our employees to be good.

Litigation

There are no material pending legal proceedings to which we are a party, or of which any of our property is the subject.

MANAGEMENT

Directors

The following individuals serve as directors of both Waccamaw Bankshares, Inc and Waccamaw Bank.

Name and Age	Position(s) Held	Director Since	Term Expires	Principal Occupation and Business Experience During the Past 5 Years

M. B. (“Bo”) Biggs (51)	Director	1997	2008	Certified Public Accountant; Chief Financial Officer, Comptroller/Secretary-Treasurer and Director, K.M. Biggs, Inc. (farming and commercial real estate management), Lumberton, NC; Chief Financial Officer, Secretary-Treasurer and Director, Biggs Park, Inc. (shopping center), Lumberton, NC.

Dr. Maudie M. Davis (53)	Director	1997	2009	Principal, South Columbus High School, Tabor City, NC.

E. Autry Dawsey, Sr. (69)	Director	1997	2007	President and Chief Executive Officer, Premiere Management Company, Inc. (management company for the following enterprises): President, K.A.R. Enterprises, Inc. (motel); President, B&D Enterprises (real estate); President, Dawsey Investment Co., Inc. (fast food); President, Premiere Construction, Inc. (construction company); Managing Partner, Premiere Enterprises of Whiteville, LLC (real estate); President, Premiere Hospitality Group, Inc. (motel); Managing Partner, Dawcut Hospitality, LLC (hotel); President, Lake Waccamaw Convalescent Center, Inc. (nursing home); President, 701 Associates (real estate); D&H Foods (“Sonic” fast food restaurant); President, Premier Construction Company of Kannapolis.

C. Monroe Enzor, III (42)	Director	1997	2007	Broker, Coldwell Banker Sloane Realty, Sunset Beach, NC.

James G. Graham (56)	Director, President and CEO	1999	2008	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present.

James E. Hill, Jr. (59)	Director	1997	2009	Partner, Hill & High, L.L.P., Attorneys at Law, Whiteville, NC; James E. Hill, Jr. Farms, Whiteville, NC (farming operations); Partner, Hill & High Real Estate, Whiteville, NC; Partner, Walker—Hill Real Estate, Whiteville, NC.

Alan W. Thompson (42)	Director	1997	2009	President, Thompson, Price, Scott, Adams & Co., P.A. (certified public accountants), Whiteville, NC; President, Medical Billing Organization, Inc. (medical billing company), Whiteville, NC; Manager, AT Consulting Services, LLC (financial services), Whiteville, NC; Manager, TSA Rentals, LLC (rental real estate), Whiteville, NC; A & M Investments, LLC (real estate), Whiteville, NC.

R. Dale Ward (55)	Director	1997	2007	President, J. D. Wright Roofing Co., Inc., Tabor City, NC; Columbus County, NC, School Board, since 1994, including three years as chairman; Partner, Crown Investments, LLC (real estate).

J. Densil Worthington (52)	Director	1997	2008	President, Worthington Funeral Home, Inc., Chadbourn, NC; Secretary/Treasurer, Independent Medical Supplies, Inc., Chadbourn, NC; Member, Worthington Enterprises, LLC, Chadbourn, NC.

Director Relationships

No member of our board of directors is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of the Exchange Act, or any company registered as an investment company under the Investment Company Act of 1940.

There are no family relationships among our directors or executive officers.

Executive Officers

Set forth below is certain information regarding our executive officers.

NAME	AGE	POSITION	BUSINESS EXPERIENCE
James G. Graham	56	Director, President and Chief Executive Officer of the Company and Waccamaw Bank	President and Chief Executive Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1999-Present.

Freda H. Gore	44	Senior Vice President and Chief Operations Officer of the Company and Waccamaw Bank	Vice President and Chief Operations Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 1997-Present.

David A. Godwin	49	Senior Vice President and Chief Financial Officer of the Company and Waccamaw Bank	Vice President and Chief Financial Officer of Waccamaw Bankshares, Inc., Whiteville, NC, 2001-Present and Waccamaw Bank, Whiteville, NC, 2001-Present; prior to that, Comptroller, Four Seasons Screen Printing Co., Conway, SC, February 2001-July 2001; prior to that Chief Financial Officer/Comptroller, Jones Stores, Inc., Tabor City, NC, 1995-2001 (retail variety stores).

Richard C. Norris	40	Senior Vice President and Senior Credit Officer of the Company and Waccamaw Bank	Vice President and Senior Credit Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2003-Present and Waccamaw Bank, Whiteville, NC, 2003-Present; prior to that, Senior Business Underwriter, First Citizens Bank, Raleigh, NC, 1996-2003.

Kim T. Hutchens	50	Senior Vice President and Human Resources and Marketing Officer of the Company and Waccamaw Bank	Vice President and Human Resources and Marketing Officer, Waccamaw Bankshares, Inc., Whiteville, NC, 2005-Present and Waccamaw Bank, Whiteville, 2005-Present; prior to that, Senior Vice President of Human Resources, Bank of Granite, Granite Falls, NC, 1987-2003.

Director Compensation

Board Fees. Each director is paid an annual retainer of $1,200. Beginning June 1, 2005, directors have been paid $600 for each board meeting attended, except for the chairman of the board (or vice-chairman, as applicable) who has been paid $950 for each board meeting chaired. Prior to that, directors had been paid $400 for each board meeting attended, except for the chairman of the board (or vice-chairman, as applicable) who was paid $750 for each board meeting chaired. Beginning June 1, 2005, directors have been paid $300 for each committee meeting attended, except for the acting chairman of committees, who has been paid $350 for each committee meeting chaired. Prior to that, directors had been paid $200 for each committee meeting attended, except for the acting chairman of committees, who was paid $250 for each committee meeting chaired. Mr. Graham does not receive any compensation for attending committee meetings.

1998 Nonstatutory Stock Option Plan. The shareholders previously approved the 1998 Nonstatutory Stock Option Plan pursuant to which options are available for issuance to members of our board of directors and the board of any subsidiary. During the fiscal year ended December 31, 2004, each director of the company was granted 1,500 options under the Nonstatutory Stock Option Plan. At the 2005 Annual Meeting of Shareholders, the shareholders approved an amendment to the Nonstatutory Stock Option Plan authorizing stock options covering an additional 138,136 shares of our common stock. Following this approval by the shareholders, each director was granted an option, effective as of June 16, 2005, to purchase 9,000 shares of our common stock at an exercise price of $17.60 per share, which price represented the fair market value of our common stock at the time of grant.

Executive Compensation

The following table shows the cash and certain other compensation paid to or received or deferred by James G. Graham and Perry Bradford Dawson for services rendered in all capacities during the fiscal years ended December 31, 2005, 2004 and 2003. No other current executive officer of the Company received compensation during 2005 that exceeded $100,000.

SUMMARY COMPENSATION TABLE

		Annual Compensation(1)				Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus	Other Annual Compensation	Securities Underlying Options
James G. Graham,	2005	$209,445		$55,094	$6,050	35,000
President, Chief Executive	2004	170,000		21,190	11,297	1,500
Officer and Director of	2003	150,000		3,706	12,389	-0-
Waccamaw Bankshares, Inc. and
Waccamaw Bank

Perry Bradford Dawson,	2005	$121,000		$34,353	$-0-	12,500
Senior Vice President and	2004	101,317		10,000	-0-	-0-
Chief Banking Officer of	2003	23,306	(2)	-0-	-0-	-0-
Waccamaw Bankshares, Inc. and
Waccamaw Bank(2)

(1)	In addition to compensation paid in cash, the Company’s executive officers receive certain personal benefits. However, the aggregate value of such non-cash benefits received during 2005, 2004 and 2003 did not exceed 10% of cash compensation paid.
(2)	Mr. Dawson became employed by the Company on October 1, 2003 and resigned from the Company on February 3, 2006.

1998 Incentive Stock Option Plan. The shareholders previously approved the 1998 Incentive Stock Option Plan pursuant to which options are available for issuance to our officers and key employees. At the 2005 Annual Meeting of Shareholders, the shareholders approved an amendment to the Incentive Stock Option Plan authorizing stock options covering an additional 138,136 shares of our stock.

The following table sets forth information regarding options to purchase shares of our common stock that were granted to members of executive management during the year ended December 31, 2005.

OPTION GRANTS IN FISCAL YEAR 2005

(INDIVIDUAL GRANTS)

Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees	Exercise or Base Price ($/Share)	Expiration Date	Grant Date Value(1)
James G. Graham	44,000	30.9%	$17.60	Jun. 16, 2015	-0-
Perry Bradford Dawson	12,500	8.8%	17.60	Jun. 16, 2015	-0-

(1)	Stock option exercise price equal to fair market value of underlying security on the date of grant.

The following table sets forth information regarding stock option exercises and stock option values for members of executive management as of the end of the fiscal year ended December 31, 2005.

AGGREGATED OPTION EXERCISES IN FISCAL 2005

AND FISCAL YEAR END OPTION VALUES

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End Exercisable/Unexercisable	Value of Unexercised In-The-Money Options at Fiscal Year End Exercisable/Unexercisable(1)
James G. Graham	12,800	$196,480	152,644 / 1,200	$1,642,594 / -0-
Perry Bradford Dawson	1,500	14,700	20,600 / 14,400	$64,650 / $111,600

(1)	The closing price of the our common stock on December 30, 2005 was $17.75 per share.

Employment Agreements. The bank is party to an employment agreement dated January 1, 1999 with James G. Graham, President and Chief Executive Officer of the bank and company. The term of the employment agreement is one year and on each anniversary of the effective date automatically extends for one year unless notice is received 90 days prior to the anniversary date that the term will not be extended. The employment agreement provides for an annual base salary and for discretionary bonuses and participation in other pension and profit-sharing plans maintained by the bank on behalf of its employees, as well as fringe benefits normally associated with Mr. Graham’s position or made available to all other employees. Mr. Graham’s annual base salary under the employment agreement as of December 31, 2005 was $210,000 and his current base salary under the agreement is $231,500. The employment agreement provides that Mr. Graham may be terminated for “cause” as defined in the employment agreement, and that the employment agreement may otherwise be terminated, in some cases with certain financial consequences, by the bank or by Mr. Graham. The employment agreement provides that should the bank terminate the employment agreement other than for cause within 24 months of a “change in control,” or should Mr. Graham terminate the agreement within such 24 month period because his compensation or responsibilities are reduced, or his workplace is moved an unreasonable distance from his current work place, then he shall receive 200% of his “base amount” as defined in Section 280G(b)(3) of the Internal Revenue Code.

Beneficial Ownership of Voting Securities

As of June 14, 2006, no shareholder known to management owned more than 5% of the Company’s common stock, except as listed below.

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)		PERCENT OF CLASS(3)
James G. Graham	248,179	(6)	5.24
Whiteville, NC

As of June 14, 2006, the beneficial ownership of the Company’s common stock, by directors individually, and by directors and executive officers as a group, was as follows:

NAME AND ADDRESS OF BENEFICIAL OWNER	AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)(2)		PERCENT OF CLASS(3)
M. B. (“Bo”) Biggs	31,245		*
Lumberton, NC

Dr. Maudie M. Davis	45,421		*
Tabor City, NC

E. Autry Dawsey, Sr.	194,042	(4)	4.22
Whiteville, NC

Crawford Monroe Enzor, III	158,622	(5)	3.43
Cerro Gordo, NC

James G. Graham	248,179	(6)	5.24
Whiteville, NC

James E. Hill, Jr.	62,595	(7)	1.36
Whiteville, NC

Alan W. Thompson	101,942	(8)	2.21
Whiteville, NC

R. Dale Ward	99,188	(9)	2.15
Whiteville, NC

J. Densil Worthington	123,322	(10)	2.68
Chadbourn, NC

All Directors and Executive Officers as a group (14 persons)	1,126,788		22.87

*	Less than 1%.
(1)	Except as otherwise noted, to the best knowledge of the Company’s management, the above individuals and group exercise sole voting and investment power with respect to all shares shown as beneficially owned other than the following shares as to which such powers are shared: Mr. Graham—5,760 shares; Mr. Hill—8,640 shares; and Mr. Worthington—24,192 shares.
(2)	Included in the beneficial ownership tabulations are the following options to purchase shares of common stock of the Company exercisable within 60 days of June 14, 2006: Mr. Biggs—9,300 shares; Dr. Davis—32,524 shares; Mr. Dawsey—9,300 shares; Mr. Enzor—32,524 shares; Mr. Graham—139,644 shares; Mr. Hill—23,234 shares; Mr. Thompson—9,300 shares; Mr. Ward—18,593 shares; and Mr. Worthington—13,951 shares.
(3)	The calculation of the percentage of class beneficially owned by each individual and the group is based, in each case, on the sum of (1) 4,593,367 outstanding shares of common stock; and (2) options to purchase common stock capable of being exercised by the individual or group within 60 days of June 14, 2006.

(4)	Includes 29,022 shares held by Mr. Dawsey as custodian for grandchildren.
(5)	Includes 82,224 shares held by members of Mr. Enzor’s immediate family.
(6)	Includes 47,573 shares held in the Company’s 401(k) Plan as to which Mr. Graham exercises voting power.
(7)	Includes 412 shares held by Mr. Hill’s spouse as custodian for their child.
(8)	Includes 5,000 shares held by Mr. Thompson as custodian for a minor child.
(9)	Includes 758 shares held by Mr. Ward as custodian for his child.
(10)	Includes 11,376 shares held by Mr. Worthington as custodian for his child.

Indebtedness of and Transactions with Management

We have had, and expect to have in the future, banking transactions in the ordinary course of business with certain of our current directors, executive officers and their associates. All loans included in such transactions will be made on substantially the same terms, including interest rates, repayment terms and collateral, as those prevailing at the time such loans were made for comparable transactions with other persons, and will not involve more than the normal risk of collectibility or present other unfavorable features.

Loans made by the bank to directors and executive officers are subject to the requirements of Regulation O of the Board of Governors of the Federal Reserve System. Regulation O requires, among other things, prior approval of the Board of Directors with any “interested director” not participating, dollar limitations on amounts of certain loans and prohibits any favorable treatment being extended to any director or executive officer in any of the bank’s lending matters. To the best knowledge of our management, Regulation O has been complied with in all material respects.

SUPERVISION AND REGULATION

Regulation of Waccamaw Bankshares, Inc.

Federal Regulation. Waccamaw Bankshares, Inc. is subject to examination, regulation and periodic reporting under the Bank Holding Company Act of 1956, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis.

We are required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval is required before we may acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, we would, directly or indirectly, own or control more than five percent of any class of voting shares of such bank or bank holding company.

Our merger or consolidation with another bank, acquisition of assets of another bank, or assumption of liability to pay any deposits in another bank, requires the prior written approval of the primary federal bank regulatory agency of the acquiring or surviving bank under the Bank Merger Act. The decision is based upon a consideration of statutory factors similar to those contained in the Bank Holding Company Act. In addition, in certain such cases an application to, and the prior approval of, the Federal Reserve Board under the Bank Holding Company Act and the North Carolina Banking Commission may be required.

We are required to give the Federal Reserve Board prior written notice of any purchase or redemption of our outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of our consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as “well capitalized” under applicable regulations of the Federal Reserve Board, that has received a composite “1” or “2” rating at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

Our status as a registered bank holding company under the Bank Holding Company Act does not exempt us from certain federal and state laws and regulations applicable to corporations generally, including, without limitation, certain provisions of the federal securities laws.

In addition, a bank holding company is prohibited generally from engaging in, or acquiring five percent or more of any class of voting securities of any company engaged in, non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be a proper incident thereto are:

•	making or servicing loans;

•	performing certain data processing services;

•	providing discount brokerage services;

•	acting as fiduciary, investment or financial advisor;

•	leasing personal or real property;

•	making investments in corporations or projects designed primarily to promote community welfare; and

•	acquiring a savings and loan association.

In evaluating a written notice of such an acquisition, the Federal Reserve Board will consider various factors, including among others the financial and managerial resources of the notifying bank holding company and the relative public benefits and adverse effects which may be expected to result from the performance of the activity by an affiliate of such company. The Federal Reserve Board may apply different standards to activities proposed to be commenced de novo and activities commenced by acquisition, in whole or in part, of a going concern. The required notice period may be extended by the Federal Reserve Board under certain circumstances, including a notice for acquisition of a company engaged in activities not previously approved by regulation of the Federal Reserve Board. If such a proposed acquisition is not disapproved or subjected to conditions by the Federal Reserve Board within the applicable notice period, it is deemed approved by the Federal Reserve Board.

However, with the passage of the Gramm-Leach-Bliley Financial Services Modernization Act of 1999, which became effective on March 11, 2000, the types of activities in which a bank holding company may engage were significantly expanded. Subject to various limitations, the Modernization Act generally permits a bank holding company to elect to become a “financial holding company.” A financial holding company may affiliate with securities firms and insurance companies and engage in other activities that are “financial in nature.” Among the activities that are deemed “financial in nature” are, in addition to traditional lending activities, securities underwriting, dealing in or making a market in securities, sponsoring mutual funds and investment companies, insurance underwriting and agency activities, certain merchant banking activities and activities that the Federal Reserve Board considers to be closely related to banking.

A bank holding company may become a financial holding company under the Modernization Act if each of its subsidiary banks is “well capitalized” under the Federal Deposit Insurance Corporation Improvement Act prompt corrective action provisions, is well managed and has at least a satisfactory rating under the Community Reinvestment Act. In addition, the bank holding company must file a declaration with the Federal Reserve Board that the bank holding company wishes to become a financial holding company. A bank holding company that falls out of compliance with these requirements may be required to cease engaging in some of its activities. We have not elected to become a financial holding company.

Under the Modernization Act, the Federal Reserve Board serves as the primary “umbrella” regulator of financial holding companies, with supervisory authority over each parent company and limited authority over its subsidiaries. Expanded financial activities of financial holding companies generally will be regulated according to the type of such financial activity: banking activities by banking regulators, securities activities by securities regulators and insurance activities by insurance regulators. The Modernization Act also imposes additional restrictions and heightened disclosure requirements regarding private information collected by financial institutions.

Sarbanes-Oxley Act of 2002. On July 30, 2002, the Sarbanes-Oxley Act of 2002 was signed into law and became some of the most sweeping federal legislation addressing accounting, corporate governance and disclosure issues. The impact of the Sarbanes-Oxley Act is wide-ranging as it applies to all public companies and imposes significant new requirements for public company governance and disclosure requirements.

In general, the Sarbanes-Oxley Act mandates important new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It establishes new responsibilities for corporate chief executive officers, chief financial officers and audit committees in the financial reporting process and creates a new regulatory body to oversee auditors of public companies. It backs these requirements with new SEC enforcement tools, increases criminal penalties for federal mail, wire and securities fraud, and creates new criminal penalties for document and record destruction in connection with federal investigations. It also increases the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

The act also imposes new standards for the design and testing of public companies’ internal controls over financial reporting, which are already in effect for some larger companies and which may be phased in as early as December 31, 2006 for certain other public companies, including Waccamaw Bankshares, Inc.

The economic and operational effects of this new legislation on public companies, including us, is significant in terms of the time, resources and costs associated with complying with the new law. Because the Sarbanes-Oxley Act, for the most part, applies equally to larger and smaller public companies, we are presented with additional challenges as a smaller, community-oriented financial institution seeking to compete with larger financial institutions in our market.

Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

The Federal Reserve Board’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies:

•	a leverage capital requirement expressed as a percentage of adjusted total assets;

•	a risk-based requirement expressed as a percentage of total risk-weighted assets; and

•	a Tier 1 leverage requirement expressed as a percentage of adjusted total assets.

The leverage capital requirement consists of a minimum ratio of total capital to total assets of 4%, with an expressed expectation that banking organizations generally should operate above such minimum level. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital (which consists principally of stockholders’ equity). The Tier 1 leverage requirement consists of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated companies, with minimum requirements of 4% to 5% for all others.

The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels.

Source of Strength for Subsidiaries. Bank holding companies are required to serve as a source of financial strength for their depository institution subsidiaries, and, if their depository institution subsidiaries become undercapitalized, bank holding companies may be required to guarantee the subsidiaries’ compliance with capital restoration plans filed with their bank regulators, subject to certain limits.

Dividends. As a bank holding company that does not, as an entity, currently engage in separate business activities of a material nature, our ability to pay cash dividends depends upon the cash dividends we receive from the bank. At present, our only sources of income are cash dividends paid by the bank and interest earned on any investment securities we hold. We must pay all of our operating expenses from funds we receive from Waccamaw Bank. Therefore, stockholders may receive cash dividends from us only to the extent that funds are available after payment of our operating expenses and only in the event that the board decides to declare a dividend. In addition, the Federal Reserve Board generally prohibits bank holding companies from paying cash dividends except out of operating earnings where the prospective rate of earnings retention appears consistent with the bank holding company’s capital needs, asset quality and overall financial condition. We expect that, for the foreseeable future, any cash dividends paid by Waccamaw Bank to us will likely be limited to amounts needed to pay any separate expenses or to make required payments on our debt obligations, including the interest payments on our junior subordinated debt.

The FDIC Improvement Act requires the federal bank regulatory agencies biennially to review risk-based capital standards to ensure that they adequately address interest rate risk, concentration of credit risk and risks from non-traditional activities and, since adoption of the Riegle Community Development and Regulatory

Improvement Act of 1994, to do so taking into account the size and activities of depository institutions and the avoidance of undue reporting burdens. In 1995, the agencies adopted regulations requiring as part of the assessment of an institution’s capital adequacy the consideration of (a) identified concentrations of credit risks, (b) the exposure of the institution to a decline in the value of its capital due to changes in interest rates and (c) the application of revised conversion factors and netting rules on the institution’s potential future exposure from derivative transactions.

In addition, the regulatory agencies in September 1996 adopted amendments to their respective risk-based capital standards to require banks and bank holding companies having significant exposure to market risk arising from, among other things, trading of debt instruments, (1) to measure that risk using an internal value-at-risk model conforming to the parameters established in the agencies’ standards and (2) to maintain a commensurate amount of additional capital to reflect such risk. The new rules were adopted effective January 1, 1997, with compliance mandatory from and after January 1, 1998.

Under the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law is applicable to the extent that we maintain as a separate subsidiary a depository institution in addition to Waccamaw Bank.

Subsidiary banks of a bank holding company are subject to certain quantitative and qualitative restrictions imposed by the Federal Reserve Act on any extension of credit to, or purchase of assets from, or letter of credit on behalf of, the bank holding company or its subsidiaries, and on the investment in or acceptance of stocks or securities of such holding company or its subsidiaries as collateral for loans. In addition, provisions of the Federal Reserve Act and Federal Reserve Board regulations limit the amounts of, and establish required procedures and credit standards with respect to, loans and other extensions of credit to our officers, directors and principal stockholders, and related interests of such persons. Moreover, subsidiaries of bank holding companies are prohibited from engaging in certain tie-in arrangements (with the holding company or any of its subsidiaries) in connection with any extension of credit, lease or sale of property or furnishing of services.

Any loans by a bank holding company to a subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of the subsidiary bank. In the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to a priority of payment. This priority would also apply to guarantees of capital plans under the FDIC Improvement Act.

Regulation of Waccamaw Bank

Waccamaw Bankshares, Inc. is the holding company for Waccamaw Bank, which is a North Carolina banking corporation and a member of the Federal Reserve System. Substantially all of our revenues are earned through the operations of the bank. The bank is subject to examination and supervision by the Federal Reserve and the North Carolina Commissioner of Banks (the “Commissioner”). The Federal Reserve monitors the bank’s compliance with several federal statutes such as the Community Reinvestment Act of 1977 and the Management Official Interlocks Act. The Federal Reserve has broad enforcement authority to prevent the continuance or development of unsafe and unsound banking practices, including the issuance of cease and desist orders and the removal of officers and directors. The Federal Reserve must approve the establishment of branch offices, conversions, mergers, assumptions of deposit liabilities between insured and uninsured institutions, and the acquisition or establishment of certain subsidiary corporations. The Federal Reserve can prevent capital or surplus diminution in such transactions where the deposit accounts of the resulting, continuing or assuring bank are federally insured.

Waccamaw Bank is subject to capital requirements and limits on activities established by the Federal Reserve. Under the capital regulations, the bank generally is required to maintain Tier 1 risk-based capital, in such terms as defined therein, of 4.0% and total risk-based capital of 8.0%. In addition, the Bank is required to provide a minimum leverage ratio Tier 1 capital to adjusted average quarterly assets (leverage ratio) equal to 3.0%, plus an additional cushion of one to two percent if the Bank has less than the highest regulatory rating. Waccamaw Bank is not permitted to engage in any activity not permitted for a national bank unless (i) it is in compliance with its capital requirement and (ii) the FDIC determines that the activity would not pose a risk to the deposit insurance fund. With certain exceptions, the Bank also is not permitted to acquire equity investments of a type, or in an amount, not permitted for a national bank.

Federal banking law requires the federal banking agencies to take “prompt corrective action” in respect of insured depository institutions that do not meet minimum capital requirements. There are five tiers: “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized” and “critically undercapitalized”, as defined by regulations promulgated by the FDIC and the other federal depository institution regulatory agencies. A depository institution is well capitalized if it significantly exceeds the minimum level required by regulation for each relevant capital measure, adequately capitalized if it meets each such measure, undercapitalized if it fails to meet any such measure, significantly undercapitalized if it is below such measures, and critically undercapitalized if it fails to meet any critical capital level set forth in the regulations. The critical capital level must be a level of tangible equity capital equal to not more than 65.0% of the minimum leverage ratio prescribed by regulation. A depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

Waccamaw Bank is required to pay deposit insurance assessments set by the FDIC. Under the current assessment rate schedule, assessments will range from no assessment to 0.27% of the bank’s average deposit base, with the exact assessment determined by the bank’s capital and the FDIC’s supervisory opinion of the bank’s operations. Only the strongest banks are not required to pay an assessment. The insurance assessments rate may change periodically. Changes in the assessment rate may have a material effect on the bank’s operating results. The FDIC has the authority to terminate deposit insurance at any time.

Our earnings are affected significantly by the policies of the Federal Reserve Board, a federal agency which regulates the money supply in order to mitigate recessionary and inflationary pressures. Among the techniques used to implement these objectives are open market transactions in United States government securities, changes in the rate paid by banks on bank borrowings, and changes in reserve requirement against bank deposits. These techniques are used in varying combinations to influence overall growth and distribution of bank loans, investments, and deposits, and their use may also affect interest rates charged on loans or paid on deposits.

The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. In view of changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or the business and earnings of the Bank.

Waccamaw Bank is chartered by the State of North Carolina and is subject to extensive supervision and regulation by the Commissioner. The Commissioner enforces state laws that set specific requirements for bank capital, the payment of dividends, loans to officers and directors, record keeping, and types and amounts of loans and investments made by commercial banks. Among other things, the approval of the Commissioner is generally required before a North Carolina chartered commercial bank may establish branch offices. North Carolina banking law requires that any merger, liquidation or sale of substantially all of the assets of the Bank must be approved by the Commissioner and the holders of two-thirds of the Bank’s outstanding common stock.

Pursuant to North Carolina banking laws, no person may directly or indirectly purchase or acquire voting stock of the Bank which would result in the change of control of the Bank unless the Commissioner has approved the acquisition. A person will be deemed to have acquired “control” of the Bank if that person directly or indirectly (i) owns, controls or has power to vote 10% or more of the voting stock of the Bank, or (ii) otherwise possesses the power to direct or cause the direction of the management and policy of the Bank.

In its lending activities, Waccamaw Bank is subject to North Carolina usury laws which generally limit or restrict the rates of interest, fees and charges and other terms and conditions in connection with various types of loans.

North Carolina banking law requires that bank holding companies register with the Commissioner. The Commissioner must also approve any acquisition of control of a state-chartered bank by a bank holding company.

Interstate Branching

Under the Riegle-Neal Interstate Banking and Branching Efficiency Act, the Federal Reserve Board may approve bank holding company acquisitions of banks in other states, subject to certain aging and deposit concentration limits. As of June 1, 1997, banks in one state may merge with banks in another state, unless the other state has chosen not to implement this section of the Riegle-Neal Act. These mergers are also subject to similar aging and deposit concentration limits.

North Carolina “opted-in” to the provisions of the Riegle-Neal Act. Since July 1, 1995, an out-of-state bank that did not already maintain a branch in North Carolina was permitted to establish and maintain a de novo branch in North Carolina, or acquire a branch in North Carolina, if the laws of the home state of the out-of-state bank permit North Carolina banks to engage in the same activities in that state under substantially the same terms as permitted by North Carolina. Also, North Carolina banks may merge with out-of-state banks, and an out-of-state bank resulting from such an interstate merger transaction may maintain and operate the branches in North Carolina of a merged North Carolina bank, if the laws of the home state of the out-of-state bank involved in the interstate merger transaction permit interstate merger. The overall effect of this legislation has been to increase competition in the banking industry in North Carolina, however, the State of South Carolina does not allow North Carolina chartered banks to establish branches in South Carolina. As a result, North Carolina chartered banks may only establish offices within the State of South Carolina through acquisitions of existing South Carolina institutions effected in compliance with South Carolina banking law. The acquisition of The Bank of Heath Springs in April 2006 has resulted in Waccamaw Bank’s ability to establish branches throughout the State of South Carolina, thereby making these restrictions inapplicable to Waccamaw Bank.

We cannot predict what legislation might be enacted or what regulations might be adopted, or if enacted or adopted, the effect of such legislation or regulations on our operations.

DESCRIPTION OF OUR SECURITIES

The following is a summary of the material provisions of our Articles of Incorporation and Bylaws.

General

Our Articles of Incorporation authorize the issuance of 26,000,000 shares of capital stock to be divided between 25,000,000 shares of common stock, no par value per share of which there were 4,593,367 shares outstanding on June 15, 2006, and 1,000,000 shares of preferred stock with such rights, preferences and privileges as the board of directors shall determine.

Upon completion of the offering, assuming all units being offered are purchased, there will be             shares of common stock outstanding. Up to an additional 492,291 shares of common stock will be issuable upon exercise of outstanding options granted under our stock option plans and             shares issuable upon the exercise of the warrants.

Common Stock

Dividend Rights. As a North Carolina corporation, we are not directly subject to the restrictions on the payment of cash dividends applicable to the bank. Holders of shares of our common stock are entitled to receive such cash dividends as the board of directors may declare out of funds legally available therefor. However, our payment of cash dividends will be subject to the restrictions of North Carolina law applicable to the declaration of cash dividends by a business corporation. Under such provisions, cash dividends may not be paid if a corporation will not be able to pay its debts as they become due in the usual course of business after making such cash dividend distribution or the corporation’s total assets would be less than the sum of its total liabilities plus the amount that would be needed to satisfy certain preferential liquidation rights. Our ability to pay cash dividends to the holders of shares of our common stock is, at the present time and for the foreseeable future, largely dependent upon the amount of cash dividends that Waccamaw Bank pays to us.

Voting Rights. Each share of our common stock entitles the holder thereof to one vote on all matters upon which stockholders have the right to vote. In addition, the board members will be classified into three groups so that approximately one-third of the directors will be elected each year. Our stockholders are not entitled to cumulate their votes for the election of directors.

Assessment and Redemption. Our common stock is not subject to redemption or any sinking fund as all outstanding shares are fully paid and non-assessable.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of our affairs, the holders of shares of our common stock are entitled to receive, after payment of all debts and liabilities and any liquidation preferences on such preferred stock as may be outstanding at such time, all of our remaining assets available for distribution in cash or in kind. In the event of any liquidation, dissolution or winding up of Waccamaw Bank, we, as the sole shareholder of such bank’s common stock, would be entitled to receive all remaining assets of the bank available for distribution in cash or in kind after payment of all debts and liabilities of the bank including all deposits and accrued interest on deposits.

Preemptive Rights; Redemption. Holders of shares of our common stock are not entitled to preemptive rights with respect to any shares that may be issued. Our common stock is not subject to call or redemption.

Warrants

The warrants will be governed by a Warrant Agreement between Waccamaw Bankshares, Inc. and its Transfer Agent. Warrant Certificates will be issued under the Warrant Agreement to evidence the warrants.

Each warrant entitles the holder to purchase one share of common stock at a purchase price of $            . The warrants may be exercised at any time up to                     , 2009. Thereafter, the warrants may not be exercised. After the closing of the offering, the warrants will trade separately from the shares of common stock. Warrant holders do not have the rights and privileges of holders of common stock.

Each Warrant Certificate will specify the total number of shares for which the warrants are exercisable.

Each warrant may be exercised in whole or in part by surrendering the Warrant Certificate, with the form of election to purchase on the reverse side properly completed and executed, together with payment of the exercise price to the Transfer Agent. The number of shares purchasable upon exercise and the exercise price of the warrant will be proportionately adjusted upon the occurrence of certain events, including stock dividends, stock splits, reclassifications and reorganizations.

In the case of a merger into another corporation or the sale or conveyance of all or substantially all or our assets under certain circumstances, warrant holders shall have the right to receive, upon payment of the exercise price, such stock, securities, cash or other consideration which warrant holders would have received if warrants had been exercised prior to such event. In such a circumstance, we must give notice to warrant holders giving them the opportunity to exercise their warrants by a prescribed date. Warrants not exercised in accordance with the notice provided will be canceled and become null and void. The notice must include a description of the terms providing for cancellation of the warrants in the event the warrants are not exercised in accordance with the notice.

The Warrant Agreement [will provide] [provides] that Waccamaw Bankshares, Inc. and the Transfer Agent may, without the consent of the warrant holders, make changes in the Warrant Agreement which are required by reason of any ambiguity, manifest error or other mistake in the Warrant Agreement or Warrant Certificate, and which do not adversely affect or change the interest of the holders of the warrants.

In the event of any other merger or acquisition in which the warrants were not subject to cancellation, the warrants would be assumed by the acquiring company.

Trust Preferred Securities

In December 2003, we privately issued $8.2 million aggregate liquidation amount of floating rate trust preferred securities through Waccamaw Statutory Trust I, which was formed for the sole purpose of issuing the securities. The principal reason for issuing these securities was that the proceeds from their sale qualifies as Tier 1 capital for regulatory capital purposes (subject to certain limitations), thereby enabling us to enhance our regulatory capital positions without diluting the ownership of our shareholders.

Dividends paid to holders of the trust preferred securities are recorded as interest expense and are deductible for income tax purposes. The trust preferred securities are redeemable on or after December 17, 2008. We have fully and unconditionally guaranteed the trust preferred securities through the combined operation of the debentures and other related documents. Our obligation under the guarantee is unsecured and subordinate to senior and subordinated indebtedness, but is senior to our common stock.

Preferred Stock

The authorized preferred stock is available for issuance from time to time at the discretion of the Board of Directors without shareholder approval. The Board of Directors has the authority to prescribe for each series of preferred stock it establishes the number of shares in that series, the number of votes (if any) to which the shares in that series are entitled, the consideration for the shares in that series, and the designations, powers, preferences and other rights, qualifications, limitations or restrictions of the shares in that series. Depending upon the rights prescribed for a series of preferred stock, the issuance of preferred stock could have an adverse effect on the voting power of the holders of common stock and could adversely affect holders of common stock by delaying or preventing a change in control, making removal of our present management more difficult or imposing restrictions upon the payment of dividends and other distributions to the holders of common stock.

Authorized But Unissued Shares

North Carolina law does not require stockholder approval for any issuance of authorized shares. Authorized but unissued shares may be used for a variety of corporate purposes, including future public or private offerings to raise additional capital or to facilitate corporate acquisitions. One of the effects of the existence of authorized but unissued shares may be to enable the board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Our board of directors has the authority, without any vote or action by our shareholders to issue preferred stock with such preferences, limitations and relative rights as may be fixed by resolution of our board. In addition, we may divide and issue the preferred stock in series and may fix relative rights and preferences as between different series.

Certain Articles and Bylaw Provisions Having Potential Anti-Takeover Effects

General. The following is a summary of the material provisions of our Articles of Incorporation and bylaws that address matters of corporate governance and the rights of stockholders. Certain of these provisions may delay or prevent takeover attempts not first approved by our board of directors (including takeovers which certain stockholders may deem to be in their best interests). These provisions also could delay or frustrate the removal of incumbent directors or the assumption of control by stockholders. All references to the Articles of Incorporation and bylaws are to Waccamaw Bankshares, Inc.’s Articles of Incorporation and bylaws in effect as of the date of this prospectus.

Classification of the Board of Directors. The bylaws provide for a number of directors to be not less than five (5) nor more than sixteen (16) with the board divided into three classes in as nearly equal numbers as possible. Each director serves for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which the director was elected (except for certain initial directors whose terms may be shorter than three years as necessary to effect the classification process). A director elected to fill a vacancy serves only until the next meeting of stockholders at which directors are elected. Approximately one-third of its members are elected each year, and two annual meetings are required for our stockholders to change a majority of the members constituting the board.

Removal of Directors; Filling Vacancies. Our bylaws provide that shareholders may remove one or more of the directors with or without cause by a vote of shareholders whenever the number of votes cast in favor of removal of the director exceeds the number of votes cast against such removal. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director. Vacancies occurring in the board of directors may be filled by the stockholders or a majority of the remaining directors, even though less than a quorum, or by the sole remaining director. Vacancies created by an increase in the authorized number of directors shall be filled only by election at an annual or special meeting of shareholders called for that purpose.

Amendment of Bylaws. Subject to certain restrictions described below, either a majority of the board of directors or our stockholders may amend or repeal the bylaws. A bylaw adopted, amended or repealed by the stockholders may not be readopted, amended or repealed by the board. Generally, our stockholders may adopt, amend, or repeal the bylaws in accordance with the North Carolina Business Corporation Act.

Other Constituents. The board of directors is permitted by our Articles of Incorporation to consider other constituents besides the stockholders if faced with a proposal that could cause a change in control. Such constituents are employees, depositors, customers, creditors and the communities in which we or any of our subsidiaries conduct business. Further, the board is permitted to evaluate the competence, experience and integrity of any proposed acquiror as well as the prospects for success of such a takeover proposal.

Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called only by our President, the Chairman of the Board of Directors, the Secretary, or the Board of Directors.

Vote for Change in Control. Approval of a majority of the voting securities of Waccamaw Bankshares, Inc. is required to affect any merger, consolidation, share exchange, or sale of substantially all the assets of Waccamaw Bankshares, Inc.

Certain Provisions of North Carolina Law

We are subject to the North Carolina Shareholder Protection Act and the North Carolina Control Share Acquisition Act, each of which, if applicable, would hinder the ability of a third party to acquire control of Waccamaw Bankshares, Inc. and Waccamaw Bank. The Shareholder Protection Act generally requires that, unless certain “fair price” and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the company. The Control Share Act provides that any person or party who acquires “control shares” (defined as a number of shares which, when added to other shares held, gives the holder voting power in the election of directors equal to 20%, 33 1/3% or a majority of all voting power) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the “control shares” to be accorded voting rights and the holder of the “control shares” has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares as of the date prior to the date on which the vote was taken which gave voting rights to the “control shares.” The provisions of the Shareholder Protection Act and the Control Share Act may have the effect of discouraging a change of control by allowing minority shareholders to prevent a transaction favored by a majority of the shareholders. The primary purpose of these provisions is to encourage negotiations with our board of directors by groups or corporations interested in acquiring control of us.

Certain Provisions of Federal Law

The acquisition of more than ten percent (10%) of our outstanding common stock may, in certain circumstances, be subject to the provisions of the Change in Bank Control Act of 1978. The Federal Reserve Board has also adopted a regulation pursuant to the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a state-member bank, either directly or indirectly through an acquisition of control of its holding company, to provide 60 days prior written notice and certain financial and other information to the Federal Reserve Board. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least twenty-five percent (25%) of any class of voting stock or the power to direct the management or policies of the bank or the holding company. However, under Federal Reserve Board regulations, control is presumed to exist where the acquiring party has voting control of at least ten percent (10%) of any class of voting securities if (a) the bank or holding company has a class of voting securities which is registered under Section 12 of the 1934 Act, or (b) the acquiring party would be the largest holder of a class of voting shares of the bank or the holding company. The statute and underlying regulations authorize the Federal Reserve Board to disapprove a proposed acquisition on certain specified grounds.

Prior approval of the Federal Reserve Board would be required for any acquisition of control of Waccamaw Bankshares, Inc. or Waccamaw Bank by any bank holding company under the BHC Act. Control for purposes of the BHC Act would be based on, among other factors, a twenty-five percent (25%) voting stock test or on the ability of the holding company otherwise to control the election of a majority of our board of directors. As part of such acquisition, the acquiring company (unless already so registered) would be required to register as a bank holding company under the BHC Act.

The Securities Exchange Act of 1934 requires that a purchaser of any class of a corporation’s securities registered under the Exchange Act notify the SEC and such corporation within ten days after its purchases exceed five percent of the outstanding shares of that class of securities. This notice must disclose the background and identity of the purchaser, the source and amount of funds used for the purchase, the number of shares owned and, if the purpose of the transaction is to acquire control of the corporation, any plans to alter materially the corporation’s business or corporate structure. In addition, any tender offer to acquire a corporation’s securities is subject to the limitations and disclosure requirements of the Exchange Act.

Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons under the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Transfer Agent and Securities Registrar

The transfer agent and securities registrar for our common stock is First-Citizens Bank & Trust Company, Raleigh, North Carolina.

Shares Eligible for Future Sale

Upon completion of the offering, we expect to have              shares of common stock outstanding all of which will have been registered with the SEC under the 1933 Act, therefore, all of the shares issued in the rights offering are eligible for resale without registration under the 1933 Act unless they were acquired by our directors, executive officers or other affiliates (collectively, “affiliates”). Our affiliates generally will be able to sell shares of the common stock only in accordance with the limitations of Rule 144 under the 1933 Act.

In general, under Rule 144 as currently in effect, an affiliate (as defined in Rule 144) may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of our outstanding shares of common stock or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

As of March 31, 2006, we had outstanding options under our stock option plans to purchase an aggregate of 492,291 shares of our common stock at exercise prices, in some cases, equal to or less than the offering price of the common stock, as specified on the cover page of this prospectus.

LEGAL MATTERS

Gaeta & Eveson, P.A., Raleigh, North Carolina, will pass upon the legality of the securities offered by this prospectus for us.

EXPERTS

The audited consolidated financial statements of Waccamaw Bankshares, Inc. as of December 31, 2005 and 2004 and for each of the years in the three-year period ended December 31, 2005, have been included herein in reliance upon the report of Larrowe & Company, P.L.C., independent registered public accounting firm, included elsewhere in this prospectus, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

At your request, we will provide you, without charge, a copy of any exhibits to our registration statement incorporated by reference in this prospectus. If you want more information, write or call us at:

Waccamaw Bankshares, Inc.

110 North Powell Boulevard

Whiteville, North Carolina 28472

(910) 641-0044

We are subject to the informational requirements of the Securities Exchange Act of 1934 and as required by the Exchange Act we file reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by us may be inspected and copied at the Public Reference Room, maintained by the SEC, at 100 F Street, NE, Room 1580, Washington, DC 20549. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov.) that contains reports, proxy statements and other information about us.

WACCAMAW BANKSHARES, INC. AND SUBSIDIARY

WACCAMAW BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

March 31, 2006 and December 31, 2005

	March 31, 2006 (Unaudited)	December 31, 2005
Assets
Cash and due from banks	$7,709,080	$6,954,425
Interest-bearing deposits with banks	645,847	707,708
Federal funds sold	5,308,000	8,281,000
Investment securities, available for sale	38,390,643	33,208,250
Restricted equity securities	2,142,206	2,005,906
Loans, net of allowance for loan losses of $4,050,413 in 2006, and $3,939,002 in 2005	267,055,123	257,574,925
Other real estate owned	169,678	113,886
Property and equipment, net	4,608,695	3,380,179
Intangible assets, net	820,941	877,736
Accrued income	1,778,904	1,604,477
Bank owned life insurance	5,257,287	5,208,929
Other assets	2,825,900	2,874,578

Total assets	$336,712,304	$322,791,999

Liabilities and Stockholders’ Equity
Liabilities
Demand deposits	$29,412,550	$25,348,916
Interest-bearing deposits	254,117,034	245,686,552

Total deposits	283,529,584	271,035,468

Securities sold under agreements to repurchase	2,594,000	2,736,000
Short-term borrowings	10,000,000	10,000,000
Long-term debt	6,500,000	6,500,000
Guaranteed preferred beneficial interest in the Company’s junior subordinated debentures	8,248,000	8,248,000
Accrued interest payable	992,667	1,065,996
Other liabilities	1,251,287	707,891

Total liabilities	313,115,538	300,293,355

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none outstanding	—	—
Common stock, no par value; 25,000,000 shares authorized; 4,589,143 shares issued in 2006 and 4,564,587 shares issued in 2005	13,482,786	13,256,961
Retained earnings	10,410,486	9,564,875
Accumulated other comprehensive income	(296,506)	(323,192)

Total stockholders’ equity	23,596,766	22,498,644

Total liabilities and stockholders’ equity	$336,712,304	$322,791,999

WACCAMAW BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Three-months ended March 31, 2006 and Three-months ended March 31, 2005 (Unaudited)

	Three-Months Ended March 31,
	2006	2005
Interest income
Loans and fees on loans	$4,922,327	$3,371,555
Federal funds sold	127,107	65,088
Investment securities, taxable	404,709	298,990
Investment securities, nontaxable	60,183	22,990

Total interest income	5,514,326	3,758,623

Interest expense
Deposits	2,043,198	1,201,095
Federal funds purchased and securities sold under agreements to repurchase	23,340	14,540
Other borrowed funds	345,721	257,701

Total interest expense	2,412,259	1,473,336

Net interest income	3,102,067	2,285,287
Provision for loan losses	105,000	225,000

Net interest income after provision for loan losses	2,997,067	2,060,287

Noninterest income
Service charges on deposit accounts	270,092	259,257
Mortgage origination income	65,369	51,824
Other operating income	260,364	169,881
Earnings on bank owned life insurance	52,053	52,849

Total noninterest income	647,878	533,811

Noninterest expense
Salaries and employee benefits	1,223,619	847,902
Occupancy and equipment	237,843	192,020
Data processing	163,347	148,537
Amortization expense of intangible assets	63,178	63,178
Other expense	434,694	317,508

Total noninterest expense	2,122,681	1,569,145

Income (loss) before income taxes	1,522,264	1,024,953
Income Tax Expense	676,653	369,288

Net income	$845,611	$655,665

Basic earnings income per share	$.18	$.14

Diluted earnings income per share	$.18	$.14

Weighted average shares outstanding	4,576,226	4,531,865

Diluted average shares outstanding	4,764,543	4,723,877

WACCAMAW BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Three-months ended March 31, 2006 and Three-months ended March 31, 2005 (Unaudited)

	Three-Months Ended March 31,
	2006	2005
Cash flows from operating activities
Net income	$845,611	$655,665
Adjustments to reconcile net income to net cash used by operations:
Depreciation and amortization	135,207	127,038
Stock-based compensation	12,337	—
Provision for loan losses	105,000	225,000
Accretion of discount on securities, net of amortization of premiums	16,026	27,826
Changes in assets and liabilities:
Accrued income	(174,427)	(31,434)
Other assets	(13,428)	(305,114)
Accrued interest payable	(73,329)	184,751
Other liabilities	543,396	375,061

Net cash provided (used) by operating activities	1,396,393	1,258,793

Cash flows from investing activities
Net (increase) decrease in federal funds sold	2,973,000	(12,633,000)
Purchases of investment securities	(6,554,306)	(2,842,194)
Maturities of investment securities	1,260,021	1,838,212
Net increase in loans	(9,640,990)	(16,085,441)
Purchases of property and equipment	(1,306,928)	(42,258)

Net cash used in investing activities	(13,269,203)	(29,764,681)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	4,063,634	2,545,668
Net increase in interest-bearing deposits	8,430,482	25,358,368
Net increase in securities sold under agreements to repurchase	(142,000)	2,126,000
Proceeds from exercise of stock options	131,450	6,766
Excess tax benefits from stock-based compensation	82,038	—

Net cash provided by financing activities	12,565,604	30,036,802

Increase (decrease) in cash and cash equivalents	692,794	1,530,914
Cash and cash equivalents, beginning	7,662,133	4,725,787

Cash and cash equivalents, ending	$8,354,927	$6,256,701

Supplemental disclosure of cash flow information
Interest paid	$2,485,588	$1,288,586

Taxes paid	$35,364	$23,030

Supplemental disclosure of noncash activities
Other real estate acquired in settlement of loans	$55,792	$360,334

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2006

NOTE 1. BASIS OF PRESENTATION

The accompanying unaudited financial statements were prepared in accordance with instructions for Form 10-Q and therefore, do not include all disclosures required by generally accepted accounting principles for a complete presentation of financial statements. In the opinion of the management, the financial statements contain all adjustments necessary to present fairly the financial condition of Waccamaw Bankshares, Inc. (the “Company”) and its subsidiary, Waccamaw Bank (the “Bank”) as of March 31, 2006 and December 31, 2005, and its cash flows for the three month periods ended March 31, 2006 and 2005. The results of operations for the three month periods ended March 31, 2006 and 2005 are not necessarily indicative of the results expected for the full year. These consolidated financial statements should be read in conjunction with the Company’s 10-K for the year ended December 31, 2005.

Waccamaw Bankshares, Inc. is located in Whiteville, North Carolina. The accounting and reporting policies of the Company and Bank follow generally accepted accounting principles and general practices within the financial services industry.

PRESENTATION OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents includes cash and amounts due from depository institutions (including cash items in process of collection) and interest-bearing deposits with banks which are considered to be cash equivalents. Federal funds sold are shown separately. Cash flows from demand deposits, NOW accounts and savings accounts are reported net since their original maturities are less than three months. Loans and time deposits are reported net per FASB statement no. 104. Federal funds purchased are shown separately.

Investment Securities

Investments classified as available for sale can be held for indefinite periods of time and include those securities that management may employ as part of asset/liability strategy or that may be sold in response to changes in interest rates, prepayments, regulatory capital requirements or similar factors. These securities are carried at fair value and are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

Investment securities classified as held to maturity are those debt securities that the Bank has the ability and intent to hold to maturity. Accordingly, these securities are carried at cost adjusted for amortization of premiums and accretion of discount, computed by the interest-method over their contractual lives. At March 31, 2006 and December 31, 2005, the Bank had no investments classified as held to maturity.

Loans

Loans are stated at the amount of unpaid principal, reduced by unearned fees and an allowance for loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2006

Interest on all loans is accrued daily on the outstanding balance. Accrual of interest is discontinued on a loan when management believes, after considering collection efforts and other factors, that the borrower’s financial condition is such that collection of interest is doubtful.

NOTE 2. EARNINGS PER SHARE

Earnings per share for the three months ended March 31, 2006 and 2005 were calculated by dividing net income by the weighted average number of shares outstanding during the period. Diluted earnings per share for the three months ended March 31, 2006 and 2005 were calculated by dividing net income by the weighted average number of dilutive shares outstanding.

NOTE 3. BALANCE SHEETS

The balance sheet at December 31, 2005 has been taken from the audited financial statements at that date.

The Bank is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing need of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheets.

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments at March 31, 2006 and December 31, 2005 is as follows:

	March 31, 2006	December 31, 2005
Commitment to extend credit	$57,393,000	$52,574,000
Standby letters of credit	515,000	1,325,000

NOTE 4. STOCK OPTION PLAN

Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” (SFAS No. 123R) which was issued by the Financial Accounting Standards Board (FASB) in December 2004. SFAS No. 123R revises SFAS No. 123 “Accounting for Stock Based Compensation,” and supersedes APB No. 25, “Accounting for Stock Issued to Employees,” (APB No. 25) and its related interpretations. SFAS No. 123R requires recognition of the cost of employee services received in exchange for an award of equity instruments in the financial statements over the period the employee is required to perform the services in exchange for the award (presumptively the vesting period). SFAS No. 123R also requires measurement of the cost of employee services received in exchange for an award based on the grant-date fair value of the award. SFAS No. 123R also amends SFAS No. 95 “Statement of Cash Flows,” to require that excess tax benefits be reported as financing cash inflows, rather than as a reduction of taxes paid, which is included within operating cash flows.

The Company adopted SFAS No. 123R using the modified prospective application as permitted under SFAS No. 123R. Accordingly, prior period amounts have not been restated. Under this application, the Company is required to record compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2006

Compensation cost charged to income was approximately $12,337 for the three months ended March 31, 2006. No income tax benefit was recognized for share-based compensation.

Prior to the adoption of SFAS No. 123R, the Company used the intrinsic value method as prescribed by APB No. 25 and thus recognized no compensation expense for options granted with exercise prices equal to the fair market value of the Company’s common stock on the date of grant.

The Company has adopted both the 1998 Incentive Stock Option Plan (Incentive Plan) and the 1998 Nonstatutory Stock Option Plan (Nonstatutory Plan). Under each plan up to 458,258 shares may be issued for a total of 916,516 shares (adjusted for stock dividends). Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

The weighted average fair value of each stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. No options were granted during the three month period ended March 31, 2006.

Cash received from option exercises under the plans for the three month period ended March 31, 2006 was $131,450. The total intrinsic value of options exercised during the three month period ended March 31, 2006 was $312,522.

A summary of option activity under the Plan as of and changes during the three month period ended March 31, 2006 is presented below:

	Options Outstanding	Weighted Average Exercise Price		Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at December 31, 2005	520,072		$10.60
Granted	—	$	n/a
Forfeited	—	$	n/a
Exercised	24,556		$5.35

Outstanding at March 31, 2006	495,516		$10.86	6.4 years	$3,613,161

Exercisable at March 31, 2006	429,676		$10.41	6.1 years	$3,306,509

The total fair value of shares vested during the three month period ended March 31, 2006 was $12,337. Total unrecognized compensation cost related to outstanding non-vested stock options will be recognized over the following periods:

April 1 – December 31, 2006	$67,975
2007	69,804
2008	69,284
2009	51,908
2010	10,103

Total	$269,074

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

March 31, 2006

The adoption of SFAS No. 123R and its fair value compensation cost recognition provisions had the following effect (increase/(decrease)) on our financial statements:

Consolidated Income Statement for the Three Months Ended March 31, 2006
Income before income taxes	$(12,337)

Net income	$(12,337)

Net income per share – basic	$0.00

Net income per share – diluted	$0.00

The following table illustrates the effect on net income if the Company had applied the fair value recognition provisions of SFAS No. 123 with respect to the three-month period ended March 31, 2005.

Net income	$655,665
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(11,180)

Proforma net income	$644,485

Earnings per share
Basic	$0.14

Basic – proforma	$0.14

Diluted	$0.14

Diluted – proforma	$0.13

INDEPENDENT AUDITOR’S REPORT

Board of Directors and Stockholders

Waccamaw Bankshares, Inc.

Whiteville, North Carolina

We have audited the consolidated balance sheets of Waccamaw Bankshares, Inc. as of December 31, 2005 and 2004 and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Waccamaw Bankshares, Inc. at December 31, 2005 and 2004, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

Galax, Virginia

February 27, 2006

WACCAMAW BANKSHARES, INC.

CONSOLIDATED BALANCE SHEETS

December 31, 2005 and December 31, 2004

	2005	2004
Assets

Cash and due from banks	$6,954,425	$3,751,318
Interest-bearing deposits with banks	707,708	974,469
Federal funds sold	8,281,000	4,529,000
Investment securities, available for sale	33,208,250	28,599,527
Restricted equity securities	2,005,906	1,632,605
Loans, net of allowance for loan losses of $3,939,002 in 2005 and $2,791,008 in 2004	257,574,925	206,666,022
Property and equipment, net	3,380,179	3,301,220
Intangible assets, net	877,736	1,104,916
Accrued income	1,604,477	1,137,359
Bank owned life insurance	5,208,929	5,030,074
Other assets	2,988,464	1,685,931

Total assets	$322,791,999	$258,412,441

Liabilities and Stockholders’ Equity

Liabilities
Noninterest-bearing deposits	$25,348,916	$19,065,902
Interest-bearing deposits	245,686,552	188,575,792

Total deposits	271,035,468	207,641,694

Securities sold under agreements to repurchase	2,736,000	3,268,000
Short-term borrowings	10,000,000	—
Long-term debt	6,500,000	18,500,000
Guaranteed preferred beneficial interest in the company’s junior subordinated debentures	8,248,000	8,248,000
Accrued interest payable	1,065,996	594,989
Other liabilities	707,891	261,201

Total liabilities	300,293,355	238,513,884

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, no par value; 1,000,000 shares authorized; none outstanding	—	—
Common stock, no par; 25,000,000 shares authorized; 4,564,587 shares issued in 2005; 4,530,402 shares issued in 2004	13,256,961	13,142,612
Retained earnings	9,564,875	6,529,502
Accumulated other comprehensive (loss) income	(323,192)	226,443

Total stockholders’ equity	22,498,644	19,898,557

Total liabilities and stockholders’ equity	$322,791,999	$258,412,441

WACCAMAW BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2005, 2004, and 2003

	2005	2004	2003
Interest income
Loans and fees on loans	$16,330,154	$10,137,520	$8,968,847
Money market investments	436,147	33,007	88,882
Investment securities, taxable	1,365,852	1,179,519	831,482
Investment securities, nontaxable	95,806	100,430	67,937

Total interest income	18,227,959	11,450,476	9,957,148

Interest expense
Deposits	6,313,174	3,004,161	3,304,587
Federal funds purchased and securities sold under agreements to repurchase	76,247	40,978	29,082
Other borrowed funds	1,146,161	720,841	293,882

Total interest expense	7,535,582	3,765,980	3,627,551

Net interest income	10,692,377	7,684,496	6,329,597
Provision for loan losses	1,370,000	819,500	730,000

Net interest income after provision for loan losses	9,322,377	6,864,996	5,599,597

Noninterest income
Service charges on deposit accounts	1,094,649	991,701	989,517
Mortgage origination income	270,321	195,679	284,620
Other operating income	674,351	585,740	446,282
Income from mortgage banking investee	—	296,633	249,254
Earnings on bank owned life insurance	193,639	227,160	18,930
Net realized (losses) gains on sale or maturity of investment securities	(1,062)	14,388	64,802
Net realized gains on sale of investment in mortgage banking investee	36,848	134,025	—

Total noninterest income	2,268,746	2,445,326	2,053,405

Noninterest expense
Salaries and employee benefits	3,733,723	3,003,019	2,273,418
Occupancy and equipment	805,095	692,298	640,473
Data processing	629,080	431,415	340,913
Amortization expense	252,712	252,036	227,181
Foreclosed assets expense, net	—	35,060	—
Other expense	1,545,972	1,273,294	954,483

Total noninterest expense	6,966,582	5,687,122	4,436,468

Income before income taxes	4,624,541	3,623,200	3,216,534
Income tax expense	(1,589,168)	(1,208,881)	(1,209,751)

Net income	$3,035,373	$2,414,319	$2,006,783

Basic earnings per share	$.67	$.54	$.45

Diluted earnings per share	$.64	$.52	$.43

Weighted average shares outstanding	4,543,386	4,507,523	4,430,974

Weighted average dilutive shares outstanding	4,766,013	4,595,501	4,664,662

WACCAMAW BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Years Ended December 31, 2005, 2004, and 2003

	Shares	Common Stock	Retained Earnings (Deficit)	Accumulated Other Comprehensive Income (Loss)	Total
December 31, 2002	1,528,110	$12,445,385	$2,108,400	$39,875	$14,593,660

Comprehensive income
Net income	—	—	2,006,783	—	2,006,783
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $46,546	—	—	—	90,354	90,354
Reclassification adjustment, net of income taxes of ($22,033)	—	—	—	(42,769)	(42,769)

Total comprehensive income					2,054,368

Issuance of common stock	5,589	125,529	—	—	125,529
Exercise of stock options	18,598	206,590	—	—	206,590
Stock split	307,475	—	—	—	—
Stock issuance costs	—	(17,174)	—	—	(17,174)

December 31, 2003	1,859,772	12,760,330	4,115,183	87,460	16,962,973

Comprehensive income
Net income	—	—	2,414,319	—	2,414,319
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of $76,489	—	—	—	148,479	148,479
Reclassification adjustment, net of income taxes of ($4,892)	—	—	—	(9,496)	(9,496)

Total comprehensive income					2,553,302

Issuance of common stock	4,720	127,100	—	—	127,100
Exercise of stock options	36,336	278,630	—	—	278,630
Stock split	2,630,336	—	—	—	—
Redemption of fractional shares	(762)	(23,448)	—	—	(23,448)

December 31, 2004	4,530,402	13,142,612	6,529,502	226,443	19,898,557

Comprehensive income
Net income	—	—	3,035,373	—	3,035,373
Net change in unrealized appreciation on investment securities available for sale, net of income taxes of ($283,507)	—	—	—	(550,336)	(550,336)
Reclassification adjustment, net of income taxes of $361	—	—	—	701	701

Total comprehensive income					2,485,738

Exercise of stock options	34,185	114,349	—	—	114,349

December 31, 2005	4,564,587	$13,256,961	$9,564,875	$(323,192)	$22,498,644

WACCAMAW BANKSHARES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Cash flows from operating activities
Net income	$3,035,373	$2,414,319	$2,006,783
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization	522,383	492,479	474,689
Provision for loan losses	1,370,000	819,500	730,000
Accretion of discount on securities, net of amortization of premiums	87,726	72,515	141,632
(Gain) loss on sale of investment securities	1,062	(14,388)	(64,802)
Gain on sale of investment in mortgage banking investee	(36,848)	(134,025)	—
Income from bank owned life insurance	(178,855)	(212,376)	(17,698)
Deferred taxes	(456,679)	(147,704)	(121,998)
Benefit of non qualified stock option exercise	—	116,729	65,590
Changes in assets and liabilities:
Accrued income	(467,118)	(264,650)	189,256
Other assets	(500,798)	(208,215)	(65,798)
Accrued interest payable	471,007	68,113	(260,076)
Other liabilities	446,690	(378,864)	352,733

Net cash provided by operating activities	4,293,943	2,623,43	3,430,311

Cash flows from investing activities
Net (increase) decrease in federal funds sold	(3,752,000)	5,587,000	(7,408,000)
Net increase (decrease) in securities sold under agreements to repurchase	(532,000)	(386,000)	(2,417,000)
Purchases of investment securities	(14,430,495)	(14,725,560)	(19,331,048)
Maturities of investment securities	7,058,846	7,715,390	10,941,773
Net increase in loans	(52,310,314)	(65,143,092)	(17,403,099)
Proceeds from sales of investment securities	1,468,057	1,117,880	5,002,965
Investment in bank owned life insurance	—	—	(4,800,000)
Purchases of property and equipment	(367,814)	(410,799)	(15,429)

Net cash used in investing activities	(62,865,720)	(66,245,181)	(35,429,838)

Cash flows from financing activities
Net increase in noninterest-bearing deposits	6,283,014	2,696,402	3,176,702
Net increase in interest-bearing deposits	57,110,760	50,149,363	20,895,791
Net increase in junior subordinated debentures	—	—	8,248,000
Net proceeds from long-term debt	(2,000,000)	10,000,000	(100,000)
Proceeds from issuance of common stock	114,349	161,901	141,000
Stock issuance costs and redemption of fractional shares	—	(23,448)	(17,174)

Net cash provided by financing activities	61,508,123	62,984,218	32,344,319

Increase (decrease) in cash and cash equivalents	2,936,346	(637,530)	344,792
Cash and cash equivalents, beginning	4,725,787	5,363,317	5,018,525

Cash and cash equivalents, ending	$7,662,133	$4,725,787	$5,363,317

Supplemental disclosure of cash flow information
Interest paid	$7,064,575	$3,697,867	$3,887,627

Taxes paid	$2,068,880	$1,614,361	$1,145,811

Supplemental disclosure of noncash activities
Common stock issued as payment of directors fees	$—	$127,100	$125,529

Stock received for equity in mortgage banking investee	$—	$131,378	$—

Real estate acquired in settlement of loans	$31,411	$—	$—

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2005, 2004 and 2003

NOTE 1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Waccamaw Bank (Bank) was organized and incorporated under the laws of the State of North Carolina on August 28, 1997 and commenced operations on September 2, 1997. The Bank currently serves Columbus County, North Carolina and surrounding areas through three banking offices, Brunswick County through three banking offices, Bladen County through one banking office, and New Hanover County through one banking office. As a state chartered bank which is a member of the Federal Reserve, the Bank is subject to regulation by the State of North Carolina Banking Commission and the Federal Reserve.

During 2001, Waccamaw Bankshares, Inc. (Company), a financial holding company chartered in North Carolina was formed. On June 30, 2001, Waccamaw Bankshares, Inc. acquired all the outstanding shares of Waccamaw Bank in a tax-free exchange.

Waccamaw Financial Services, Inc. is a wholly owned subsidiary of Waccamaw Bank in which the primary business activity is investment and insurance services.

The accounting and reporting policies of the Company, the Bank, and Waccamaw Financial Services follow generally accepted accounting principles and general practices within the financial services industry. Following is a summary of the more significant policies.

Critical Accounting Policies

The notes to our audited consolidated financial statements for the year ended December 31, 2005 contain a summary of our significant accounting policies. We believe our policies, with respect to the methodology for our determination of the allowance for loan losses, and asset impairment judgments, including the recoverability of intangible assets, involve a higher degree of complexity and require management to make difficult and subjective judgments which often require assumptions or estimates about highly uncertain matters. Changes in these judgments, assumptions or estimates could cause reported results to differ materially. These critical policies and their application are periodically reviewed with the Audit Committee and our Board of Directors.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and the Bank. All significant intercompany transactions and balances have been eliminated in consolidation.

Business Segments

The Company reports its activities as a single business segment. In determining the appropriateness of segment definition, the Company considers components of the business about which financial information is available and regularly evaluated relative to resource allocation and performance assessment.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, the valuation of deferred tax assets and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for loan and foreclosed real estate losses, management obtains independent appraisals for significant properties.

Primarily all of the Bank’s loan portfolio consists of loans in its market area. Accordingly, the ultimate collectibility of a substantial portion of the Bank’s loan portfolio and the recovery of a substantial portion of the carrying amount of foreclosed real estate are susceptible to changes in local market conditions. Management believes the economic outlook is positive.

While management uses available information to recognize loan and foreclosed real estate losses, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as a part of their routine examination process, periodically review the Bank’s allowances for loan and foreclosed real estate losses. Such agencies may require the Bank to recognize additions to the allowances based on their judgments about information available to them at the time of their examinations. Because of these factors, it is reasonably possible that the allowances for loan and foreclosed real estate losses may change materially in the near term.

Cash and Cash Equivalents

For the purpose of presentation in the statement of cash flows, cash and cash equivalents are defined as those amounts included in the balance sheet caption “cash and due from banks” and “interest-bearing deposits with banks”.

Interest-Bearing Deposits with Banks

Interest-bearing deposits mature in one year or less and are carried at cost.

Trading Securities

The Bank does not hold securities for short-term resale and therefore does not maintain a trading securities portfolio.

Securities

Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Securities not classified as held to maturity or trading, including equity securities with readily determinable fair values, are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal amount adjusted for any charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans and unamortized premiums or discounts on purchased loans.

Loan origination fees and certain direct origination costs are deferred and recognized as an adjustment of the yield of the related loan. Discounts and premiums on any purchased residential real estate loans are amortized to income using the interest method over the remaining period to contractual maturity, adjusted for anticipated prepayments. Discounts and premiums on any purchased consumer loans are recognized over the expected lives of the loans using methods that approximate the interest method.

Interest is accrued and credited to income based on the principal amount outstanding. The accrual of interest on impaired loans is discontinued when, in management’s opinion, the borrower may be unable to meet payments as they become due. When interest accrual is discontinued, all unpaid accrued interest is reversed. Interest income is subsequently recognized only to the extent cash payments are received. When facts and circumstances indicate the borrower has regained the ability to meet required payments, the loan is returned to accrual status. Past due status of loans is determined based on contractual terms.

Allowance for Loan Losses

The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

Property and Equipment

Land is carried at cost. Bank premises, furniture and equipment, and leasehold improvements are carried at cost, less accumulated depreciation and amortization computed principally by the straight-line method over the following estimated useful lives:

Years
Leasehold improvements	5-30
Furniture and equipment	3-10
Banking house	10-40

Stock-based Compensation

The Company accounts for its stock-based compensation plans using the accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. The Company is not required to adopt the fair value based recognition provisions prescribed under Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock Based Compensation (issued in October 1995), but complies with the disclosure requirements set forth in the Statement, which include disclosing pro forma net income as if the fair value based method of accounting had been applied.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising Expense

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2005, 2004, and 2003 was approximately $187,000, $161,000 and $98,000, respectively.

Income Taxes

Provision for income taxes is based on amounts reported in the statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and consists of taxes currently due plus deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

purposes. Deferred tax assets, net of a valuation allowance if appropriate, and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Deferred income tax liability relating to unrealized appreciation (or the deferred tax asset in the case of unrealized depreciation) on investment securities available for sale is recorded in other liabilities (assets). Such unrealized appreciation or depreciation is recorded as an adjustment to equity in the financial statements and not included in income determination until realized. Accordingly, the resulting deferred income tax liability or asset is also recorded as an adjustment to equity.

Basic Earnings per Share

Basic earnings per share is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period, after giving retroactive effect to stock splits and dividends.

Diluted Earnings per Share

The computation of diluted earnings per share is similar to the computation of basic earnings per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if dilutive potential common shares had been issued. The numerator is adjusted for any changes in income or loss that would result from the assumed conversion of those potential common shares.

Foreclosed Assets

Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Comprehensive Income

Annual comprehensive income reflects the change in the Company’s equity during the year arising from transactions and events other than investments by and distributions to stockholders. It consists of net income plus certain other changes in assets and liabilities that are reported as separate components of stockholders’ equity rather than as income or expense.

Financial Instruments

Derivatives that are used as part of the asset/liability management process are linked to specific assets or liabilities and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period. In addition, forwards and option contracts must reduce the risk attributed to a particular exposure, and for hedges of anticipatory transactions, the significant terms and characteristics of the transaction must be identified and the transactions must be probable of occurring. All derivative financial instruments held or issued by the Company are held or issued for purposes other than trading. There were no derivatives for the years presented in this report.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments:

Cash and due from banks: The carrying amounts reported in the balance sheet for cash and due from banks approximate their fair values.

Interest-bearing deposits with banks: The carrying amounts of interest-bearing deposits that mature in ninety days approximate their fair value. Fair values of other interest-bearing deposits are estimated using a discounted cash flow analysis that applies interest rates currently offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Available for sale and held to maturity securities: Fair values for securities, excluding restricted equity securities, are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments. The carrying values of restricted equity securities approximate fair values.

Loans receivable: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. Fair values for impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable. The carrying amount of accrued interest receivable approximates its fair value.

Deposit liabilities: The fair values disclosed for demand and savings deposits are, by definition, equal to the amount payable on demand at the reporting date. The fair values for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

Short-term debt: The carrying amounts of short-term debt funds approximate their fair values.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Long-term debt: The fair values of the Company’s long-term debt are estimated using discounted cash flow analysis based on the Bank’s current incremental borrowing rates for similar types of borrowings.

Other liabilities: The carrying amounts of other liabilities approximate fair value.

Reclassification

Certain reclassifications have been made to the prior years’ financial statements to place them on a comparable basis with the current year. Net income and stockholders’ equity previously reported were not affected by these reclassifications.

Recent Accounting Pronouncements

On March 9, 2004, the SEC Staff issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105). SAB 105 clarifies existing accounting practices relating to the valuation of issued loan commitments, including interest rate lock commitments (IRLC), subject to SFAS No. 149 and Derivative Implementation Group Issue C13, “Scope Exceptions: When a Loan Commitment is included in the Scope of Statement 133.” Furthermore, SAB 105 disallows the inclusion of the values of a servicing component and other internally developed intangible assets in the initial and subsequent IRLC valuation. The provisions of SAB 105 were effective for loan commitments entered into after March 31, 2004. The Company adopted the provisions of SAB 105 effective April 1, 2004. Since the provisions of SAB 105 affect only the timing of the recognition of mortgage banking income, the adoption of SAB 105 did not have a material adverse effect on either the Company’s consolidated financial position or consolidated results of operations.

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123(R) (SFAS No. 123(R)), “Share-Based Payment”, which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(R) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period or the period the employee will be retirement eligible SFAS No. 123(R) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (ESPPs). Awards to most nonemployee directors will be accounted for as employee awards. This Statement was to be effective for public companies that do not file as small business issuers as of the beginning of interim or annual reporting periods beginning after June 15, 2005. In April 2005, the Securities and Exchange Commission (SEC) issued Release No. 2005-57, which defers the effective date of SFAS No. 123(R) for many registrants. Registrants that do not file as small business users must adopt SFAS No. 123(R) as of the beginning of their first annual period beginning after June 15, 2005. Accordingly, the Company adopted SFAS No. 123(R) on January 1, 2006, and believes it will not have a material effect on the consolidated financial statements.

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (SAB 107), which contains guidance on applying the requirements in SFAS No. 123(R). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(R) is adopted. The Company adopted SAB 107 on January 1, 2006, and believes it will not have a material effect on the consolidated financial statements.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154 (SFAS No. 154), “Accounting Changes and Error Corrections”, which replaces APB Opinion No. 20 “Accounting Changes” and FASB Statement No. 3 “Reporting Accounting Changes in Interim Financial Statements”. SFAS No. 154 changes the requirements for the accounting for and reporting of a change in an accounting principle. SFAS No. 154 requires retrospective application for voluntary changes in an accounting principle unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes made in fiscal years beginning after December 15, 2005. The Company adopted SFAS No. 154 on January 1, 2006 with no expected material effect on its consolidated financial statements.

NOTE 2. RESTRICTIONS ON CASH

To comply with banking regulation, the Bank is required to maintain certain average cash reserve balances. The daily average cash reserve requirement was approximately $1,030,000 and $810,000 for the period including December 31, 2005 and 2004, respectively.

NOTE 3. SECURITIES

Debt and equity securities have been classified in the balance sheet according to management’s intent. The amortized cost of securities (all available for sale) and their approximate fair values follow:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value
2005:
Mortgage backed securities	$17,663,191	$13,575	$208,221	$17,468,545
Corporate securities	11,916,478	399,838	649,793	11,666,523
Municipal Securities	4,110,546	15,283	52,647	4,073,182
Restricted equity securities	2,005,906	—	—	2,005,906

	$35,696,121	$428,696	$910,661	$35,214,156

2004:
U.S. Government agency securities	$500,000	$3,155	$—	$503,155
Mortgage backed securities	14,750,287	41,553	95,843	14,695,997
Corporate securities	10,677,594	470,759	76,266	11,072,087
Municipal Securities	2,318,868	16,566	7,146	2,328,288
Restricted equity securities	1,632,605	—	—	1,632,605

	$29,879,354	$532,033	$179,255	$30,232,132

Restricted equity securities are carried at cost and consist of investments in stock of the Federal Home Loan Bank of Atlanta (FHLB), The Bankers Bank and The Federal Reserve Bank of Richmond (Federal Reserve). All of those entities are correspondents of the Bank. The FHLB requires financial institutions to make equity investments in the FHLB in order to borrow from it. The Bank is required to hold that stock so long as it borrows from the FHLB. The Federal Reserve requires banks to purchase stock as a condition of membership in the Federal Reserve system. The Bank’s stock in The Bankers Bank is restricted only in the fact that the stock may only be repurchased by the respective company.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Investment securities with market values of $11,291,803 and $13,767,323 at December 31, 2005 and 2004, respectively were pledged as collateral on public deposits and for other banking purposes as required or permitted by law. Gross realized gains and losses for the years ended December 31, 2005, 2004 and 2003 are as follows:

	2005	2004	2003
Realized gains	$—	$149,255	$65,637
Realized losses	(1,062)	(842)	(835)

	$(1,062)	$148,413	$64,802

The scheduled contractual maturities of securities (all available for sale) at December 31, 2005 are as follows:

	Amortized Cost	Fair Value
Due in one year or less	$131,378	$277,760
Due in one through five years	2,372,966	2,232,568
Due in five through ten years	3,956,350	3,409,101
Due after ten years	27,229,521	27,288,821
Restricted equity securities	2,005,906	2,005,906

	$35,696,121	$35,214,156

The following tables detail unrealized losses and related fair values in the Bank’s held to maturity and available for sale investment securities portfolios. This information is aggregated by the length of time that individual securities have been in a continuous unrealized loss position as of December 31, 2005 and December 31, 2004.

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2005
Mortgage backed securities	$9,010,162	$(90,010)	$4,900,246	$(118,221)	$13,910,408	$(208,221)
Corporate securities	894,652	(93,723)	3,958,648	(556,070)	4,853,300	(649,793)
Municipal securities	3,095,231	(45,065)	249,819	(7,582)	3,345,050	(52,647)
Restricted equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$13,000,045	$(228,798)	$9,108,713	$(681,863)	$22,108,758	$(910,661)

	Less Than 12 Months		12 Months or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2004
Mortgage backed securities	$5,409,714	$(46,092)	$2,249,727	$(49,752)	$7,659,441	$(95,844)
Corporate securities	3,939,001	(76,266)	—	—	3,939,001	(76,266)
Municipal securities	1,226,117	(1,986)	356,055	(5,159)	1,582,172	(7,145)
Restricted equity securities	—	—	—	—	—	—

Total temporarily impaired securities	$10,574,832	$(124,344)	$2,605,782	$(54,911)	$13,180,614	$(179,255)

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Management evaluates securities for other-than-temporary impairment at least on a quarterly basis, and more frequently when economic or market concerns warrant such evaluation. Consideration is given to (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow any anticipated recovery in fair value.

NOTE 4. LOANS RECEIVABLE

The major components of loans in the balance sheets at December 31 are as follows:

	2005	2004
	In Thousands
Commercial	$29,036	$30,928
Real estate:
Construction and land development	83,575	37,529
Residential, 1-4 families	62,796	58,484
Residential, 5 or more families	4,495	3,600
Farmland	2,545	2,119
Nonfarm, nonresidential	67,199	65,156
Agricultural	388	1,976
Consumer	10,544	8,564
Other	1,327	1,471

	261,905	209,827
Deferred loan fees, net of costs	(391)	(370)
Allowance for loan losses	(3,939)	(2,791)

	$257,575	$206,666

Approximately $24,000,000 in 1-4 family residential loans were pledged as collateral securing Federal Home Loan Bank advances included in long-term debt at December 31, 2005.

NOTE 5. ALLOWANCE FOR LOAN LOSSES

Changes in the allowance for loan losses are as follows:

	2005	2004	2003
Balance, beginning	$2,791,008	$2,218,053	$1,854,194
Provision charged to expense	1,370,000	819,500	730,000
Recoveries of amounts charged off	47,685	26,673	26,461
Amounts charged off	(269,691)	(273,218)	(392,602)

Balance, ending	$3,939,002	$2,791,008	$2,218,053

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

	2005	2004
Impaired loans without a valuation allowance	$1,795,417	$1,881,157
Impaired loans with a valuation allowance	—	—

Total impaired loans	$1,795,417	$1,881,157

Valuation allowance related to impaired loans	$—	$—

Total nonaccrual loans	$1,711,000	$1,723,000

Total loans past due ninety days or more and still accruing interest	$250,000	$628,000

The average annual recorded investment in impaired loans and interest income recognized on impaired loans for the last three years (all approximate) is summarized below:

	2005	2004	2003
Average investment in impaired loans	$1,172,568	$1,536,732	$494,189

Interest income recognized on impaired loans	$134,546	$325,089	$51,513

Interest income recognized on a cash basis on impaired loans	$98,622	$325,089	$51,513

No additional funds are committed to be advanced in connection with impaired loans.

NOTE 6. PROPERTY AND EQUIPMENT

Components of Property and Equipment

Components of property and equipment and total accumulated depreciation are as follows:

	2005	2004
Land	$325,444	$324,000
Buildings	2,157,442	1,970,772
Leasehold improvements	556,992	550,516
Furniture and equipment	1,720,149	1,546,925

	4,760,027	4,392,213
Less accumulated depreciation	1,379,848	1,090,993

	$3,380,179	$3,301,220

Depreciation expense reported in net income was approximately $295,000, $265,000, and $248,000 for the years ended December 31, 2005, 2004 and 2003, respectively.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Leases

The Bank leases nine banking facilities under agreements accounted for as operating leases. Rent expense was approximately $178,000, $130,000, and $113,000 in 2005, 2004, and 2003, respectively. Future minimum lease payments under non-cancelable commitments are as follows.

2006	211,042
2007	217,205
2008	219,823
2009	172,244
2010	67,074
Thereafter	33,600

$920,988

NOTE 7. INTANGIBLE ASSETS

The book value of purchased intangible assets at December 31, 2005 and 2004 was $877,736 and $1,104,916, respectively. Details are as follows:

	As of December 31, 2005		As of December 31, 2004
	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortized intangible assets
Deposit premium	$2,139,919	$1,348,850	$2,139,919	$1,141,669
Other	200,000	113,333	200,000	93,334

Total	$2,339,919	$1,462,183	$2,339,919	$1,235,003

Amortization expense is calculated on a straight-line basis over a period of ten years and was approximately $227,000 in 2005, 2004 and 2003. Management expects amortization expense to be approximately $227,000 in each of the next four years.

NOTE 8. DEPOSITS

The aggregate amount of time deposits in denominations of $100,000 or more at December 31, 2005 and 2004 was approximately $84,827,000 and $64,577,000, respectively. At December 31, 2005, the scheduled maturities of time deposits (in thousands) are as follows:

Three months or less	$37,672
Four months to one year	99,818
Two to three years	18,329
Over three years	7,738

$163,557

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

NOTE 9. BORROWED FUNDS

Securities sold under agreements to repurchase and federal funds purchased

Securities sold under agreements to repurchase and federal funds purchased generally mature within one to seven days from the transaction date. Additional information is summarized below:

	2005	2004
Outstanding balance at December 31	$2,736,000	$3,268,000

Year-end weighted average rate	3.13%	1.09%

Daily average outstanding during the period	$3,618,334	$6,975,593

Average rate for the year	2.11%	.59%

Maximum outstanding at any month-end during the period	$5,394,000	$13,865,000

Securities sold under agreements to repurchase are reflected at the amount of cash received in connection with the transaction. The Company may be required to provide additional collateral based on the fair value of the underlying securities.

The Bank has established credit facilities to provide additional liquidity if and as needed. These consist of unsecured lines of credit with correspondent banks for $13,000,000 and a secured line of credit with a correspondent bank for $15,000,000. In addition, the Bank has the ability to borrow up to ten percent of total bank assets from the Federal Home Loan Bank of Atlanta, subject to the pledging of specific bank assets as collateral. At December 31, 2005 and 2004 there were no amounts outstanding under these credit facilities.

Short-term borrowings

Short-term borrowings consisted of three variable rate FHLB advances of $2,000,000, $3,000,000 and $5,000,000 at December 31, 2005. There were no short-term borrowings at December 31, 2004.

Long-term debt

At December 31, 2005 and 2004, $6,500,000 and $18,500,000, respectively were outstanding under Federal Home Loan Bank advances. Approximately $24,000,000 in 1-4 family residential loans and $743,000 in FHLB stock were pledged as collateral for the FHLB advances at December 31, 2005.

Maturity Date	Advance	Rate
02/10/10	$2,500,000	Fixed at 5.85%	Convertible quarterly
09/29/15	4,000,000	Fixed at 4.06%	Convertible 9/29/09

	$6,500,000

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

NOTE 10. FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank’s financial instruments are as follows (dollars in thousands):

	December 31, 2005		December 31, 2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial Assets
Cash and due from banks	$6,954	$6,954	$3,751	$3,751
Interest-bearing deposits with banks	708	708	974	974
Federal funds sold	8,281	8,281	4,529	4,529
Investment securities	33,208	33,208	28,600	28,600
Restricted equity securities	2,006	2,006	1,633	1,633
Loans, net of allowance for loan losses	257,575	256,445	206,666	205,369

Financial Liabilities
Deposits	271,035	271,719	207,642	209,284
Securities sold under agreements to repurchase and federal funds purchased	2,736	2,736	3,268	3,268
Short-term borrowings	10,000	10,000	—	—
Long-term debt	6,500	6,493	18,500	18,636
Junior subordinated debentures	8,248	7,999	8,248	8,315

Off-Balance-Sheet Assets (Liabilities)
Commitments to extend credit and standby letters of credit	—	—	—	—

NOTE 11. EARNINGS PER SHARE

The following table details the computation of basic and diluted earnings per share:

	2005	2004	2003
Net income (income available to common shareholders)	$3,035,373	$2,414,319	$2,006,783

Weighted average common shares outstanding	4,543,386	4,507,523	4,430,974
Effect of dilutive securities, options	222,627	87,978	233,688

Weighted average common shares outstanding, diluted	4,766,013	4,595,501	4,664,662

Basic earnings per share	$.67	$.54	$.45

Diluted earnings per share	$.64	$.52	$.43

NOTE 12. GUARANTEED PREFERRED BENEFICIAL INTERESTS IN THE COMPANY’S JUNIOR SUBORDINATED DEBENTURES

Waccamaw Statutory Trust I, a statutory business trust (the “Trust”), was created by the Company on December 17, 2003, at which time the Trust issued $8,000,000 in aggregate liquidation amount of preferred capital trust securities which mature December 17, 2033. Distributions are payable on the securities at a floating rate indexed to the 3-month London Interbank Offered Rate (“LIBOR”), and the securities may be prepaid at par by the Trust at any time after December 17, 2008. The principal assets of the Trust are $8.2 million of the Company’s junior subordinated debentures which mature on December 17, 2033, and bear interest at a floating

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

rate indexed to the 3-month LIBOR, and which are callable by the Company after December 17, 2008. All $248 thousand in aggregate liquidation amount of the Trust’s common securities are held by the Company.

The Trust’s preferred securities and common securities may be included in the Company’s Tier I capital for regulatory capital adequacy purposes to the extent that they do not exceed 33.3% of the Company’s total Tier I capital excluding these securities. Amounts in excess of this ratio will not be considered Tier I capital but may be included in the calculation of the Company’s total risk-based capital ratio. The Company’s obligations with respect to the issuance of the Trust’s preferred securities and common securities constitute a full and unconditional guarantee by the Company of the Trust’s obligations with respect to the preferred securities and common securities. Subject to certain exceptions and limitations, the Company may elect from time to time to defer interest payments on its junior subordinated debentures, which would result in a deferral of distribution payments on the Trust’s preferred trust securities and common securities. As a result of the Company’s adoption of Financial Interpretation Number (FIN) 46, the Trust’s common securities have been presented as a component of other assets.

NOTE 13. EMPLOYEE BENEFIT PLANS

Defined Contribution Plan

The Bank maintains a profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code. The plan covers substantially all employees at least 21 years of age who have completed at least twelve months of service. Participants may contribute a percentage of compensation, subject to a maximum allowed under the Code. The bank contributes up to 3% of an employee’s compensation which vests over a five-year period. The Bank’s aggregate contribution was $42,603, $32,713 and $31,361 for the years ended December 31, 2005, 2004 and 2003, respectively.

Stock Option Plans

The Company maintains Incentive and Nonstatutory Stock Option Plans which reserve 458,257 shares each for issuance. Options granted under both plans expire no more than 10 years from date of grant. Option exercise price, under both plans shall be set by the Board of Directors at the date of grant, but shall not be less than 100% of fair market value of the related stock at the date of the grant. Under both plans, vesting is determined by the specific option agreements.

Activity under the plans during the years ended December 31, 2005 and 2004 (adjusted for stock splits) is summarized below:

	Incentive Plan		Non-statutory Plan
	Available for Grant	Granted	Available for Grant	Granted
Balance December 31, 2003	28,761	86,765	13,490	62,849
Stock split	40,247	121,488	18,826	87,979
Forfeited	1,108	(1,108)	—	—
Granted	(11,400)	11,400	(15,000)	15,000
Exercised	—	(24,040)	—	(33,076)

Balance December 31, 2004	58,716	194,505	17,316	132,752
Plan adopted amended	138,136	—	138,136	—
Forfeited	—	—	—	—
Granted	(146,000)	146,000	(81,000)	81,000
Exercised	—	(22,281)	—	(11,904)

Balance December 31, 2005	50,852	318,224	74,452	201,848

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Additional information, adjusted for stock splits, relating to the plan is listed below:

	2005	2004	2003
Outstanding options at December 31:
Weighted average exercise price:
Beginning of the year	$4.97	$3.76	$3.00
End of the year	$10.60	$4.97	$3.76
Range of exercise prices:
From	$2.65	$2.65	$2.65
To	$19.75	$19.75	$10.90
Weighted average remaining contractual life in months	79	62	67
Exercisable options	449,048	246,757	264,530
Weighted average exercise price of exercisable options	$10.20	$3.06	$2.64

Weighted average exercise price of options:
Granted during the year	$17.71	$16.74	$10.78
Exercised during the year	$3.35	$2.86	$2.92
Forfeited during the year	$—	$4.61	$2.65
Expired during the year	$—	$—	$—

Grant-date fair value:
Options granted during the year	$1,349,340	$121,680	$86,888

Significant assumptions used in determining fair value:
Risk-free interest rate	5.25%	3.25%	2.00%
Expected life in years	10	10	10
Expected dividends	0.0%	0.0%	0.0%
Expected volatility	.17%	.44%	.17%

Results of operations:
Compensation cost recognized in income for all stock-based compensation awards	$—	$—	$—

Pro forma net income, based on SFAS No. 123	$2,241,301	$2,360,035	$1,897,484

Pro forma earnings per common share, based on SFAS No. 123	$.49	$.52	$.43

Pro forma earnings per fully dilutive common share, based on SFAS No. 123	$.47	$.51	$41

NOTE 14. INCOME TAXES

Current and Deferred Income Tax Components

The components of income tax expense are as follows:

	2005	2004	2003
Current	$2,045,847	$1,356,585	$1,331,749
Deferred	(456,679)	(147,704)	(121,998)

Income tax expense (benefit)	$1,589,168	$1,208,881	$1,209,751

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Rate Reconciliation

A reconciliation of income tax expense (benefit) computed at the statutory federal and state income tax rate included in the statement of income follows:

	2005	2004	2003
Tax at statutory federal rate	$1,572,344	$1,231,888	$1,093,621
Tax exempt interest	(38,040)	(40,533)	(31,784)
Tax exempt income from bank owned life insurance	(65,836)	(77,234)	(6,436)
State income tax, net of federal benefit	218,173	137,359	132,079
Other	(97,473)	(42,599)	22,271

Income tax expense (benefit)	$1,589,168	$1,208,881	$1,209,751

Deferred Income Tax Analysis

The components of net deferred federal and state tax assets are summarized as follows:

	2005	2004
Deferred tax assets
Allowance for loan losses	$1,359,364	$927,386
Pre-opening expenses	426	1,707
Accrued expenses	20,838	45,378
Deposit premium amortization	208,312	173,977
Deferred loan fees	150,788	142,599
Allowance for other real estate owned	13,494	13,494
Unrealized loss on securities available for sale	188,793	—

Deferred tax assets	1,942,015	1,304,541

Deferred tax liabilities
Unrealized gain on securities available for sale	—	(132,276)
Depreciation	(328,280)	(337,608)
Accretion of bond discount	(17,880)	(16,550)

Deferred tax liabilities	(346,160)	(486,434)

Net deferred tax asset	$1,595,855	$818,107

NOTE 15. COMMITMENTS AND CONTINGENCIES

Litigation

In the normal course of business the Bank is involved in various legal proceedings. After consultation with legal counsel, management believes that any liability resulting from such proceedings will not be material to the financial statements.

Financial Instruments with Off-Balance-Sheet Risk

To meet the financing needs of its customers, the Bank is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, credit risk in excess of the amount recognized in the balance sheet.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

The Bank’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as for on-balance-sheet instruments. A summary of the Bank’s commitments are as follows:

	2005	2004
Commitments to extend credit	$52,574,000	$47,127,000
Stand-by letters of credit	1,325,000	371,000

	$53,899,000	$47,498,000

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation of the party. Collateral held varies, but may include accounts receivable, inventory, property and equipment, residential real estate and income-producing commercial properties.

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Collateral held varies as specified above and is required in instances which the Bank deems necessary.

Concentrations of Credit Risk

Substantially all of the Bank’s loans and commitments to extend credit have been granted to customers in the Bank’s market area and such customers are generally depositors of the Bank. The concentrations of credit by type of loan are set forth in Note 4. The distribution of commitments to extend credit approximates the distribution of loans outstanding. The Bank’s primary focus is toward commercial, consumer and small business transactions, and accordingly, it does not have a significant number of credits to any single borrower or group of related borrowers in excess of $3,000,000.

The Bank from time to time has cash and cash equivalents on deposit with financial institutions which exceed federally-insured limits.

NOTE 16. REGULATORY RESTRICTIONS

Dividends

The Company’s dividend payments will be made from dividends received from the Bank. The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits (retained earnings) as determined pursuant to North Carolina General Statutes Section 53-87. However, regulatory authorities may limit payment of dividends by any bank when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank.

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Capital Requirements

The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory (and possibly additional discretionary) actions by regulators that, if undertaken, could have a direct material effect on the Company’s and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital to risk-weighted assets, and of Tier I capital to average assets, as all those terms are defined in the regulations. Management believes, as of December 31, 2005 and 2004, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2005 and 2004, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank’s category.

The Company’s and Bank’s actual capital amounts and ratios are also presented in the table.

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2005
Total capital to risk-weighted assets
Consolidated	$33,420	12.36%	$21,629	8.0%	$	n/a	n/a
Bank	$32,116	11.94%	$21,509	8.0%		$26,886	10.0%
Tier 1 capital to risk-weighted assets
Consolidated	$30,042	11.11%	$10,813	4.0%	$	n/a	n/a
Bank	$28,738	10.69%	$10,755	4.0%		$16,132	6.0%
Tier 1 capital to average assets
Consolidated	$30,042	9.37%	$12,828	4.0%	$	n/a	n/a
Bank	$28,738	9.00%	$12,777	4.0%		$15,971	5.0%

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

	Actual		Minimum Capital Required		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount		Ratio
December 31, 2004
Total capital to risk-weighted assets
Consolidated	$29,360	13.64%	$17,220	8.0%	$	n/a	n/a
Bank	$23,962	11.40%	$16,817	8.0%		$21,021	10.0%

Tier 1 capital to risk-weighted assets
Consolidated	$22,668	10.53%	$8,610	4.0%	$	n/a	n/a
Bank	$21,334	10.15%	$8,409	4.0%		$12,613	6.0%

Tier 1 capital to average assets
Consolidated	$22,668	9.44%	$9,609	4.0%	$	n/a	n/a
Bank	$21,334	9.07%	$9,410	4.0%		$11,762	5.0%

Inter-company transactions

Legal lending limits on loans by the Bank to the Company are governed by Federal Reserve Act 23A, and differ from legal lending limits on loans to external customers. Generally, a bank may lend up to 10% of its capital and surplus to its parent, if the loan is secured. If collateral is in the form of stocks, bonds, debentures or similar obligations, it must have a market value when the loan is made of at least 20% more than the amount of the loan, and if obligations of a state or political subdivision or agency thereof, it must have a market value of at least 10% more than the amount of the loan. If such loans are secured by obligations of the United States or agencies thereof, or by notes, drafts, bills of exchange or bankers’ acceptances eligible for rediscount or purchase by a Federal Reserve Bank, requirements for collateral in excess of loan amount do not apply. Under this definition, the legal lending limit for the Bank on loans to the Company was approximately $2,200,000 at December 31, 2005. No 23A transactions existed at December 31, 2005 or 2004.

NOTE 17. TRANSACTIONS WITH RELATED PARTIES

Loans

The Bank has entered into transactions with its directors, significant shareholders and their affiliates (related parties). Such transactions were made in the ordinary course of business on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the same time for comparable transactions with other customers, and did not, in the opinion of management, involve more than normal credit risk or present other unfavorable features. Aggregate loan transactions with related parties were as follows:

	2005	2004
Balance, beginning	$1,183,661	$1,605,082
Change in relationships	—	(135,304)
New loans and advances	330,153	293,255
Repayments	(530,171)	(579,372)

Balance, ending	$983,643	$1,183,661

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

NOTE 18. PARENT COMPANY FINANCIAL INFORMATION

Condensed financial information of Waccamaw Bankshares, Inc. is presented as follows:

Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets
Cash and due from banks	$127,943	$168,625
Investment in subsidiary bank at equity	29,194,584	22,565,414
Investment securities, available for sale	381,864	1,387,832
Loans	382,696	3,546,241
Other assets	731,867	566,519

Total assets	$30,818,954	$28,234,631

Liabilities
Long-term debt	$—	$—
Junior subordinated debt	8,248,000	8,248,000
Other liabilities	72,310	88,074

Total liabilities	8,320,310	8,336,074

Stockholders’ equity
Common stock	13,256,961	13,142,612
Retained earnings	9,564,875	6,529,502
Unrealized appreciation on subsidiary’s investment securities available for sale	(323,192)	226,443

Total stockholders’ equity	22,498,644	19,898,557

Total liabilities and stockholders’ equity	$30,818,954	$28,234,631

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Statements of Operations

Years ended December 31, 2005 and 2004

	2005	2004
Income
Loans and fees on loans	$144,750	$214,541
Investment securities, taxable	45,149	55,904
Investment securities, non-taxable	5,000	2,375
Income from mortgage banking investee	—	296,633
Net realized gains on sale or maturity of investment securities	36,848	134,025

Total income	231,747	703,478

Expenses
Professional fees	7,108	6,897
Franchise tax	20,229	14,142
Interest expense	513,806	352,666
Management fees	25,531	24,855
Other expenses	39,507	45,094

Total expenses	606,181	443,654

Income (loss) before tax expense and equity in undistributed income of subsidiary	(374,434)	259,824

Federal income tax (expense) benefit	193,939	(20,003)
State income tax (expense)	39,992	(20,408)

Total income tax (expense) benefit	233,931	(40,411)

Income before equity in undistributed income of subsidiary	(140,503)	219,413
Equity in undistributed income of subsidiary	3,175,876	2,194,906

Net income	$3,035,373	$2,414,319

WACCAMAW BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

December 31, 2005, 2004 and 2003

Statements of Cash Flows

Years ended December 31, 2005 and 2004

	2005	2004
Cash flows from operating activities
Net income	$3,035,373	$2,414,319
Adjustments:
Amortization	24,000	24,000
Accretion of discount on securities, net of amortization of premiums	1,530	855
Gain on sale of investment in mortgage banking investee	—	(134,025)
Deferred taxes	8,316	42,418
Benefit of nonqualified stock option exercise	—	116,729
Increase in equity in undistributed income of subsidiary	(3,175,876)	(2,194,906)
(Increase) decrease in other assets	(197,664)	(166,425)
Increase (decrease) in other liabilities	(14,255)	74,675

Net cash provided (used) by operating activities	(318,576)	177,640

Cash flows from investing activities
Issuance of long-term debt to subsidiary	(4,000,000)	—
Purchases of investment securities	—	(1,104,555)
Sales of investment securities	1,000,000	—
Sales of equity in mortgage banking investee	—	265,427
Net decrease (increase) in loans	3,163,545	(3,546,241)

Net cash provided (used) by investing activities	163,545	(4,385,369)

Cash flows from financing activities
Issuance of common stock	114,349	138,453

Net cash provided (used) by financing activities	114,349	138,453

Increase (decrease) in cash and due from banks	(40,682)	(4,069,276)
Cash and cash equivalents, beginning	168,625	4,237,901

Cash and cash equivalents, ending	$127,943	$168,625

[OUTSIDE BACK COVER]

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE YOU WRITTEN INFORMATION OTHER THAN THIS PROSPECTUS OR TO MAKE REPRESENTATIONS AS TO MATTERS NOT STATED IN THIS PROSPECTUS. YOU MUST NOT RELY ON UNAUTHORIZED INFORMATION. THIS PROSPECTUS IS NOT AN OFFER TO SELL THOSE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALES MADE HEREUNDER AFTER THE DATE OF THIS PROSPECTUS SHALL CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THE AFFAIRS OF THE COMPANY HAVE NOT CHANGED SINCE THE DATE HEREOF.

             Units

[Waccamaw Logo]

Common Stock and Warrants

PROSPECTUS

                    , 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee	$1,109
Printing and Engraving Expenses*	40,000
Legal Fees, Blue Sky Fees and Expenses*	150,000
Accounting Fees and Expenses*	10,000
Miscellaneous*	$10,000

Total	$211,109

*	Estimated

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Sections 55-8-50 through 55-8-58 of the North Carolina General Statutes permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (a) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (b) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the Board of Directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition to, and separate and apart from the indemnification described above under the statutory scheme, Section 55-8-57 of the North Carolina General Statutes permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorney’s fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation. The Bylaws of Waccamaw Bankshares, Inc. provide for indemnification to the fullest extent permitted under North Carolina law for persons who serve as directors or officers of Waccamaw Bankshares, Inc., or at the request of Waccamaw Bankshares, Inc. serve as an officer, director, agent, partner, trustee, administrator or employee for any other foreign or domestic entity, except to the extent such activities were at the time taken known or believed by the potential indemnities to be clearly in conflict with the best interests of Waccamaw Bankshares, Inc. Accordingly, Waccamaw Bankshares, Inc. may indemnify its directors, officers or employees in accordance with either the statutory or non-statutory standards.

Sections 55-8-52 and 55-8-56 of the North Carolina General Statutes require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina General Statutes provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the NCBCA to indemnify such party. Waccamaw Bankshares, Inc. has purchased a standard directors’ and officers liability policy which will, subject to certain limitations, indemnify Waccamaw Bankshares, Inc. and its officers and directors for damages they become legally obligated to pay as a result of any negligent act, error, or omission committed by directors or officers while acting in their capacity as such. Waccamaw Bank may also purchase such a policy.

As permitted by North Carolina law, Article VII of Waccamaw Bankshares, Inc.’s Articles of Incorporation limits the personal liability of directors for monetary damages for breaches of duty as a director arising out of any legal action whether by or in the right of Waccamaw Bankshares, Inc. or otherwise, provided that such limitation will not apply to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Waccamaw Bankshares, Inc., (ii) any liability under Section 55-8-33 of the General Statutes of North Carolina, or (iii) any transaction from which the director derived an improper personal benefit (which does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his service as a director, officer, employee, independent contractor, attorney, or consultant of Waccamaw Bankshares, Inc.).

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

None.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The following exhibits are filed with this Registration Statement:

Exhibit Number	Description
3.1	Articles of Incorporation of Registrant*

3.2	Bylaws of Registrant*

4.1	Specimen Stock Certificate**

4.2	Specimen of Warrant Certificate (Filed herewith)

4.3	Warrant Agreement (to be filed by amendment)

5.1	Opinion of Gaeta & Eveson, P.A. regarding legality of securities (Filed herewith)

10.1	Employment Agreement of James G. Graham***

10.2	Waccamaw Bank 1998 Incentive Stock Option Plan***

10.3	Waccamaw Bank 1998 Nonstatutory Stock Option Plan***

21	Subsidiaries****

23.1	Consent of Larrowe & Company, P.L.C. (Filed herewith)

23.2	Consent of Gaeta & Eveson (Included in Exhibit 5.1)

24.1	Power of Attorney (Filed herewith)

*	Incorporated by reference from Exhibits 3(i) and 3(ii) to Registrant’s Current Report on Form 8-K12g3, as filed with the Commission on July 1, 2001.
**	Incorporated by reference from Exhibit 4.1 to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2001, as filed with the Commission on March 29, 2002.
***	Incorporated by reference from Exhibits 10.2, 10.3 and 10.4 to Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 2000, as filed with the FDIC.
****	Incorporated by reference from Registrant’s Annual Report on Form 10-K as filed with the Commission on March 30, 2006.

ITEM 17.	UNDERTAKINGS

(a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b) The Registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the amount of unsubscribed securities to be reoffered, and the terms of any subsequent reoffering thereof. If any public offering by the registrant is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whiteville, State of North Carolina, on June 30, 2006.

WACCAMAW BANKSHARES, INC.

By:	/s/ JAMES G. GRAHAM
James G. Graham
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated.

/s/ JAMES G. GRAHAM
James G. Graham Director, President and Chief Executive Officer

/s/ DAVID A. GODWIN
David A. Godwin Vice President and Chief Financial Officer (principal financial officer and principal accounting officer)

M.B. “Bo” Biggs Director

Dr. Maudie M. Davis Director

/s/ E. AUTRY DAWSY, SR.*
E. Autry Dawsy, Sr. Director

C. Monroe Enzor, III Director

/s/ JAMES E. HILL, JR.*
James E. Hill, Jr. Director

/s/ ALAN W. THOMPSON*
Alan W. Thompson Director

/s/ R. DALE WARD*
R. Dale Ward Director

J. Densil Worthington Director

*	/s/ JAMES G. GRAHAM
By James G. Graham Attorney-in-Fact